UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Paramount Global
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2025 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT

Paramount

Message To Our Stockholders

Dear Stockholder:	June 2, 2025

You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Paramount Global (“we,” “us,” “our,” “Paramount” or the “Company”), which is scheduled to be held by live webcast at 9:00 a.m., Eastern Daylight Time, on Wednesday, July 2, 2025. Holders of Paramount Class A Common Stock are being asked to vote on the matters listed in the attached Notice of 2025 Annual Meeting of Stockholders.
The Annual Meeting webcast may be attended by company stockholders and others by visiting the following website at the designated time: www.virtualshareholdermeeting.com/ PARA2025. Access to the website will begin at 8:45 a.m., Eastern Daylight Time, on July 2nd, and we encourage stockholders and other attendees to access the Annual Meeting website prior to the meeting start time.
To be admitted to the Annual Meeting webcast at the website provided above, holders of Paramount Class A Common Stock and Paramount Class B Common Stock should enter the 16-digit control number found on their proxy card or voting instruction card, as applicable. Any others may attend the meeting as a guest by following the instructions provided on the Annual Meeting website.
As always, we encourage holders of Class A Common Stock to submit their proxy and vote their shares prior to the Annual Meeting. Class A stockholders may vote in advance of the meeting by telephone or through the Internet by following the instructions in the attached 2025 Proxy Statement, or by returning a proxy card or voting instruction card if they received a printed copy of the proxy materials. Holders of Class A Common Stock may also vote during the Annual Meeting by following the instructions on the Annual Meeting website once they enter the meeting.
Holders of Class A Common Stock and Class B Common Stock may submit questions in advance of the meeting, from 9:00 a.m., Eastern Daylight Time, on June 23, 2025 until 5:00 p.m., Eastern Daylight Time, on June 27, 2025, by visiting www.proxyvote.com, entering their 16-digit control number and following the instructions. Holders of Class A Common Stock and Class B Common Stock may also submit questions during the meeting and will find instructions for doing so on the Annual Meeting website once they enter the meeting.
National Amusements, Inc., which as of May 5, 2025 beneficially owned shares of our Class A Common Stock representing approximately 77.4% of the voting power of Paramount’s common stock, has advised us that it intends to vote all of its shares of our Class A Common Stock in accordance with the recommendations of the Board of Directors on each of the items to be voted on in the attached Notice. Therefore, the determination of the voting items in accordance with the Board’s recommendations is assured.
If you have elected to receive printed copies of our proxy statements, annual reports and other materials relating to the Annual Meeting and want to elect to receive these documents electronically next year instead of by mail, please go to http://enroll.icsdelivery.com/para and follow the instructions to enroll. We highly recommend that you consider electronic delivery of these documents as it helps to lower our costs and reduce the amount of paper mailed to your home.
We appreciate your interest in and support of Paramount and look forward to your participation at the Annual Meeting.
Sincerely,
George Cheeks, Chris McCarthy and Brian Robbins
Co-Chief Executive Officers

Key Strategic and
Operational Highlights:
•
Direct-to-consumer profitability improved $1.2 billion in 2024, reflecting two consecutive quarters of profitability and driven by an impressive year at Paramount+, where we added 10 million new subscribers to reach 77.5 million as of year-end, and delivered a 33% increase in revenue. Paramount+ achieved the position as the number four global streaming service. Pluto TV continues to be a global leader in free advertising-supported streaming television (FAST) and grew 8% in hours watched for the year.
•
Paramount Pictures had five number one films at the domestic box office – Mean Girls, Bob Marley: One Love, IF, Smile 2 and Sonic the Hedgehog 3.
•
CBS finished the 2023-2024 season as America’s number one broadcast network in primetime for the 16th consecutive season, with eight of the top 10 broadcast series and the three most watched new broadcast series. CBS’s fall 2024 primetime slate featured seven of the top 10 broadcast series.
•
Our cable portfolio provided four of the top five entertainment series among adults 18 to 34, with Yellowstone on Paramount Network once again becoming the number one entertainment series on cable. Nickelodeon delivered the number one series among kids six to 11 in SpongeBob. The Daily Show on Comedy Central was the number one cable entertainment series in late night and continued to grow across streaming, linear and social platforms.

Notice of 2025 Annual Meeting of Stockholders

To Paramount Global Stockholders:
The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Paramount Global (“we,” “us,” “our,” “Paramount” or the “Company”) will be held by live webcast at the date, time and website noted below. The close of business on May 5, 2025 has been fixed as the record date for determining the holders of shares of Paramount Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
The principal business of the Annual Meeting will be the consideration of the following matters:

1	The election of the seven nominated directors identified in the accompanying 2025 Proxy Statement;
2
The amendment and restatement of the Company’s Amended and Restated Long-Term Incentive Plan, primarily to increase the number of shares of our Class B Common Stock authorized for issuance under the plan;

3	The amendment and restatement of the Company’s 2015 Equity Plan for Outside Directors, primarily to extend the plan’s term;
4
A stockholder proposal, if properly presented at the Annual Meeting, requesting that the Company issue a report detailing the potential risks associated with omitting “viewpoint” and “ideology” from our equal employment opportunity policy; and

5	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For a period of at least 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours by emailing Investor Relations at investorrelations@paramount.com. In addition, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during the meeting by following the instructions on the Annual Meeting website once they enter the meeting.
By order of the Board of Directors,
Caryn K. Groce
Executive Vice President, Acting General Counsel and Secretary
June 2, 2025

Meeting Information Date and time: Wednesday, July 2, 2025 at 9:00 a.m. EDT Website: www.virtualshareholdermeeting.com/ PARA2025 Record date: Monday, May 5, 2025

PARAMOUNT GLOBAL

Potential Payments Upon Termination and Certain Other Events	62
Pay Ratio	67
Pay Versus Performance	69
EQUITY COMPENSATION PLAN INFORMATION	73
ITEM 2 AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN, PRIMARILY TO INCREASE THE NUMBER OF SHARES OF OUR CLASS B COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN	74
ITEM 3 AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2015 EQUITY PLAN FOR OUTSIDE DIRECTORS, PRIMARILY TO EXTEND THE PLAN’S TERM	82
ITEM 4 STOCKHOLDER PROPOSAL, IF PROPERLY PRESENTED AT THE ANNUAL MEETING, REQUESTING THAT THE COMPANY ISSUE A REPORT DETAILING THE POTENTIAL RISKS ASSOCIATED WITH OMITTING “VIEWPOINT” AND “IDEOLOGY” FROM OUR WRITTEN EEO POLICY	86
OTHER MATTERS	88
2026 ANNUAL MEETING OF STOCKHOLDERS	88
ANNEX A—AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN	A-1
ANNEX B—AMENDED AND RESTATED EQUITY PLAN FOR OUTSIDE DIRECTORS	B-1

PARAMOUNT GLOBAL

Paramount Global
2025 Proxy Statement

Proxy Statement Highlights
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting.
2025 Annual Meeting of Stockholders
The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Paramount Global (“we,” “us,” “our,” “Paramount” or the “Company”) will be held by live webcast at the date, time and website noted below.

Date and time: Wednesday, July 2, 2025 at 9:00 a.m. EDT	Website: www.virtualshareholdermeeting.com/PARA2025	Record date: May 5, 2025

how to vote
If you are a stockholder of record, you may vote during the Annual Meeting by following the instructions on the Annual Meeting website once you enter the meeting, or by proxy using any of the following methods:

By Internet: At www.proxyvote.com	By mail: If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the proxy card or voting instruction card by mail.
By telephone: Call toll-free 1-800-690-6903

Votes submitted by Internet or phone must be received by 11:59 p.m., Eastern Daylight Time, on July 1, 2025. Votes submitted by mail must be received prior to the Annual Meeting. Please see “Voting and Solicitation of Proxies” for detailed voting instructions.
voting matters and board recommendations

Item	Description	Board Vote Recommendation	Page Reference (for more detail)
1	The election of the seven nominated directors identified in this proxy statement	FOR each of the director nominees	22
2	The amendment and restatement of the Company’s Amended and Restated Long-Term Incentive Plan, primarily to increase the number of shares of our Class B Common Stock authorized for issuance under the plan	FOR	74
3	The amendment and restatement of the Company’s 2015 Equity Plan for Outside Directors, primarily to extend the plan’s term	FOR	82
4	A stockholder proposal, if properly presented at the Annual Meeting, requesting that the Company issue a report detailing the potential risks associated with omitting “viewpoint” and “ideology” from our equal employment opportunity policy (“EEO Policy”)	AGAINST	86

2025 PROXY STATEMENT 1

Proxy Statement Highlights
HOW TO SUBMIT QUESTIONS
Holders of Class A Common Stock and Class B Common Stock may submit questions in advance of the Annual Meeting, from 9:00 a.m., Eastern Daylight Time, on June 23, 2025 until 5:00 p.m., Eastern Daylight Time, on June 27, 2025, by visiting www.proxyvote.com, entering their 16-digit control number and following the instructions. Holders of Class A Common Stock and Class B Common Stock may also submit questions during the meeting and will find instructions for doing so on the Annual Meeting website once they enter the meeting.
board and governance highlights
Board of Directors: Nominees for Election
Our seven director nominees (four of whom are current members of our Board of Directors (the “Board of Directors” or “Board”)), as a group, have extensive and diverse leadership and subject matter experience and knowledge that is important to us. Our nominees include six independent directors.

Name	Age	Director Since	Career Highlights	Independent Director	Standing Committee Memberships
Shari E. Redstone†	71	1994	Chairperson, Chief Executive Officer and President of National Amusements, Inc. and Co-Founder and Managing Partner of Advancit Capital
Mary Boies	74	N/A	Counsel to Boies Schiller Flexner LLP		N/A
Barbara M. Byrne	70	2018	Former Vice Chairman, Investment Banking at Barclays PLC		AC*; CC; NG
Linda M. Griego	77	2007	President and Chief Executive Officer of Griego Enterprises, Inc.		AC; CC; NG
Charles E. Ryan	58	N/A	Founder and General Partner of Almaz Capital		N/A
Susan Schuman	66	2018	Vice Chair of kyu Collective, CEO of kyu Consulting Group and Chair and Co-Founder of SYPartners LLC		AC; CC; NG*
Roanne Sragow Licht	74	N/A	Former Justice, Adjunct Professor at Boston University and Roger Williams University		N/A

AC = Audit Committee	* = Committee Chair
CC = Compensation Committee	† = Non-Executive Chair of the Board
NG = Nominating and Governance Committee

2 PARAMOUNT GLOBAL

Proxy Statement Highlights
EXECUTIVE COMPENSATION HIGHLIGHTS
Compensation Philosophy and Objectives
We designed our executive compensation programs to motivate and reward business success and to increase shareholder value, based on the following core objectives:

Pay for Performance Ensure plans provide reward levels that reflect variances between actual and desired performance results.	Flexible Enable management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution.
Market Competitive Consider compensation programs of our peers in order to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to shareholders.
Focused on Shareholder Value
Align executives’ interests with shareholder
interests, with particular emphasis on creating
incentives that reward executives for consistently
increasing the value of Paramount.

Pay for Performance
We believe that those executives with significant responsibility and a greater ability to influence our results should have a significant portion of their total compensation tied directly to business results, and we have continued to shift our executive compensation packages to further emphasize performance-based compensation that is aligned with our business and operational strategy. Accordingly, a high percentage of our named executive officers (“NEOs”) and other senior executives’ total target compensation is “at risk” — meaning that we do not intend for them to receive targeted pay amounts if performance does not meet expectations.
Consistent with this philosophy, our performance-based compensation programs provide for the opportunity to reward NEOs and other senior executives for contributing to annual financial and operational performance (through annual incentive programs) and stock price appreciation (through long-term equity incentives). The only fixed component of pay is annual base salary. Annual cash incentive awards and long-term equity incentive awards are subject to Company performance and/or stock price performance.
On average, approximately 81% of the total target compensation for the Co-Chief Executive Officers (each, a “Co-CEO” and, collectively, the “Co-CEOs”) as of December 31, 2024 was at risk and thus strongly linked to our financial performance results and stock price performance. Similarly, on average, approximately 80% of the total target compensation as of December 31, 2024 for the other NEOs employed as of that date was at risk.

2025 PROXY STATEMENT 3

Voting and Solicitation of Proxies
Solicitation of Proxies
A proxy is being solicited by our Board of Directors for use at the Annual Meeting. The close of business on May 5, 2025 is the record date for determining the record holders of our Class A Common Stock, par value $0.001 per share, entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Holders of our non-voting Class B Common Stock, par value $0.001 per share, are not entitled to vote at the Annual Meeting or any adjournment or postponement thereof.
As of May 5, 2025, we had outstanding 40,702,683 shares of our Class A Common Stock, with each of such shares entitled to one vote, and 633,455,085 shares of our non-voting Class B Common Stock (together with our Class A Common Stock, our “Common Stock”).
Submission of Proxies
Each of Christopher D. McCarthy, our Co-CEO and President and Chief Executive Officer of Showtime/MTV Entertainment Studios and Paramount Media Networks, and Caryn K. Groce, our Executive Vice President, Acting General Counsel and Secretary (the “proxy holders”), individually and with the power to appoint his or her substitute, has been designated by our Board of Directors to vote the shares represented by proxy at the Annual Meeting. They will vote the shares represented by each valid and timely received proxy in accordance with the stockholder’s instructions, or if no instructions are specified, in accordance with the recommendations of the Board as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.
Holders of record of our Class A Common Stock as of May 5, 2025 may submit a proxy in the following ways:
•
By Internet: Holders of record may access www.proxyvote.com and follow the online instructions. The Internet proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on July 1, 2025. You will need the control number from your proxy card when you access the website.

•
By Telephone: Holders of record living in the United States or Canada may use any touch-tone telephone to call 1-800-690-6903 and follow the recorded instructions. The telephone proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on July 1, 2025. You will need the control number from your proxy card when you call.

•
By Mail: Holders of record who received a printed copy of the proxy materials may complete, sign and date the proxy card and return it in the envelope provided, so that it is received prior to the Annual Meeting.

“Beneficial holders” (as defined below) will receive voting materials, including instructions on how to vote, directly from their broker or other nominee as the holder of record.
Shares Held in our 401(k) Plan. Voting instructions relating to shares of our Class A Common Stock held in our 401(k) plan must be received no later than 11:59 p.m., Eastern Daylight Time, on June 27, 2025, so that the trustee of the plan (who votes the shares on behalf of the plan participants) has adequate time to tabulate the voting instructions. Shares held in the 401(k) plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the plan that are timely voted.
Voting Other than by Proxy. While we encourage holders of our Class A Common Stock to vote by proxy, holders of our Class A Common Stock (other than shares held in the 401(k) plan) also have the option of voting their shares during the Annual Meeting by following the instructions on the Annual Meeting website once they enter the meeting. Some holders of our Class A Common Stock hold their shares in “street name” through a broker or other nominee and are therefore known as “beneficial holders.” Beneficial holders should follow the voting instructions provided to them by their broker or other nominee in order to vote during the Annual Meeting.
Revocation of Proxies
A proxy may be revoked before the voting deadline (i) by sending written notice to Proxy Services, P.O. Box 9111, Farmingdale, NY 11735-9543, (ii) by timely submission (including telephonic or Internet submission as described above) of a proxy bearing a later date than the proxy being revoked or (iii) by voting during the Annual Meeting. Revocations made by telephone or through the Internet must be received by 11:59 p.m., Eastern Daylight Time, on July 1, 2025. Beneficial holders should follow the voting instructions provided to them by their broker or other nominee in order to revoke their proxy or change their vote.

4 PARAMOUNT GLOBAL

Voting and Solicitation of Proxies
Shares Held in our 401(k) Plan. Voting instructions relating to shares of our Class A Common Stock held in our 401(k) plan may be revoked prior to 11:59 p.m., Eastern Daylight Time, on June 27, 2025, by timely submission (including telephonic or Internet submission as described above) of revocation or of voting instructions bearing a later date than the voting instructions being revoked to Proxy Services, P.O. Box 9111, Farmingdale, NY 11735-9543.
Quorum
Under our Amended and Restated Bylaws, the holders of a majority of the aggregate voting power of our Class A Common Stock outstanding on the record date, present in person or represented by proxy at the Annual Meeting, will constitute a quorum. Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum.
Matters to be Considered at the Annual Meeting
The principal business of the Annual Meeting will be the consideration of the following matters:
1.	The election of the seven nominated directors identified in this proxy statement;
2.
The amendment and restatement of the Company’s Amended and Restated Long-Term Incentive Plan, primarily to increase the number of shares of our Class B Common Stock authorized for issuance under the plan;

3.	The amendment and restatement of the Company’s 2015 Equity Plan for Outside Directors, primarily to extend the plan’s term; and
4.
A stockholder proposal, if properly presented at the Annual Meeting, requesting that the Company issue a report detailing the potential risks associated with omitting “viewpoint” and “ideology” from our EEO Policy.

The Board recommends a vote FOR each of the directors nominated pursuant to matter 1, FOR matters 2 and 3, and AGAINST matter 4.
The affirmative vote of the holders of a majority of the aggregate voting power of our Class A Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting is required to elect each of the nominated directors and to determine each of the remaining voting items. An abstention with respect to any voting item will have the effect of a vote against such item.
Under the listing rules of the Nasdaq stock market (“Nasdaq”), a broker or other nominee holding shares of our Class A Common Stock on behalf of a beneficial holder may not be permitted to exercise voting discretion with respect to some matters to be acted upon at stockholders’ meetings. Therefore, if a beneficial holder does not give the broker or nominee specific voting instructions, the holder’s shares may not be voted on those matters and a broker non-vote will occur. Under the Nasdaq listing rules, brokers or nominees may not vote on Items 1, 2, 3 and 4 if they do not receive instructions from the beneficial holder of the shares held in street name. A broker non-vote is not treated as a vote on, and will therefore have no effect on the voting results for, Items 1, 2, 3 and 4.
As of May 5, 2025, National Amusements, Inc. (“National Amusements”) beneficially owned, directly and indirectly through a wholly-owned subsidiary, approximately 77.4% of our outstanding Class A Common Stock and approximately 9.4% of our outstanding Class A Common Stock and Class B Common Stock on a combined basis. Shari Redstone, Chairperson, Chief Executive Officer and President of National Amusements, is our non-executive Board Chair. National Amusements has advised us that it intends to vote all of its shares of our Class A Common Stock in accordance with the recommendations of the Board on all of the voting items. Such action by National Amusements will be sufficient to constitute a quorum and to determine the outcomes of each of the voting items in accordance with the Board’s recommendations.
HOW TO SUBMIT QUESTIONS
Holders of Class A Common Stock and Class B Common Stock may submit questions in advance of the Annual Meeting, from 9:00 a.m., Eastern Daylight Time, on June 23, 2025 until 5:00 p.m., Eastern Daylight Time, on June 27, 2025 by visiting www.proxyvote.com, entering their 16-digit control number and following the instructions. Holders of Class A Common Stock and Class B Common Stock may also submit questions during the meeting and will find instructions for doing so on the Annual Meeting website once they enter the meeting.

2025 PROXY STATEMENT 5

Voting and Solicitation of Proxies
Cost of Proxy Solicitation and Inspector of Election
We will pay the cost of the solicitation of proxies, including the preparation, printing and mailing of the proxy materials. We will furnish copies of the proxy materials to banks, brokers, fiduciaries and custodians that hold shares on behalf of beneficial holders so that they may forward the materials to the beneficial holders.
American Election Services, LLC will serve as the independent inspector of election for the Annual Meeting.
Mailing Address
Our mailing address is 1515 Broadway, New York, NY 10036.

6 PARAMOUNT GLOBAL

Corporate Governance
Our corporate governance practices are established and reviewed by our Board. The Board, with assistance from its Nominating and Governance Committee, regularly assesses our governance practices in light of legal and regulatory requirements, input from our stakeholders and governance best practices. In several areas, our practices go beyond the requirements of the Nasdaq listing rules. For example, despite being a “controlled company” (i.e., a company of which more than 50% of the voting power is held by an individual or another company), we have a majority of independent directors on our Board and entirely independent Board committees, including an independent Compensation Committee and an independent Nominating and Governance Committee, although not required for controlled companies under the Nasdaq listing rules. Our Audit Committee is also entirely independent.
Our principal governance documents are as follows:
•	Corporate Governance Guidelines
•	Board Committee Charters:
•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating and Governance Committee Charter
•	Global Business Conduct Statement
•	Supplemental Code of Ethics for Senior Financial Officers
These documents are available on the “Investors—Governance” page of our website at ir.paramount.com, and copies of these documents may be requested, without charge, by writing to Investor Relations, Paramount Global, 1515 Broadway, New York, New York 10036. We encourage our stockholders to read these documents, as we believe they illustrate our commitment to good governance practices. Certain key provisions of these documents are summarized below.
CORPORATE GOVERNANCE GUIDELINES
Our Corporate Governance Guidelines (the “Guidelines”) set forth our corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board, director qualifications and the roles of the Board Committees. The Guidelines are periodically reviewed and updated as needed. The Guidelines provide, among other things, that:
•
A majority of the members of the Board must be independent of the Company, as independence is determined under the Nasdaq listing rules, by the Securities and Exchange Commission (the “SEC”) and under the additional standards set forth in the Guidelines;

•	Each of our Committees must be comprised entirely of independent directors;
•	Separate executive sessions of the non-management directors and independent directors must be held a minimum number of times each year;
•
The Board, acting on the recommendation of the Nominating and Governance Committee, will determine whether a director candidate’s service on more than three other public company boards of directors is consistent with service on our Board;

•	Director compensation will be established in light of the policies set forth in the Guidelines;
•
Within three years of joining the Board, directors are expected to own shares of our Common Stock having a market value of at least five times the annual cash retainer paid to them, in accordance with the Guidelines;

•	Director tenure and retirement will be considered on a case-by-case basis depending on factors such as the director’s age, experience, qualifications, performance and history of service on the Board;
•	Each of the Board and its Committees will hold an annual self-evaluation to assess its effectiveness; and
•
The Compensation Committee and the Nominating and Governance Committee will together review, at least annually, management succession planning and report to the non-management directors on these reviews.

2025 PROXY STATEMENT 7

Corporate Governance
GLOBAL BUSINESS CONDUCT STATEMENT
Our Global Business Conduct Statement (“BCS”) sets forth our standards for ethical conduct required of all of our directors and employees. The BCS is available on the “Investors—Governance” page of our website at ir.paramount.com and on our intranet sites. As part of our compliance and ethics program, we distribute the BCS to our employees and directors and administer an online BCS training program. Directors and full-time employees are required to certify as to their compliance with the BCS and, on an ongoing basis, disclose any potential conflicts of interest. The BCS addresses, among other things, topics such as:
•	Compliance with laws, rules and regulations;
•	Conflicts of interest, including the disclosure of potential conflicts to the Company;
•	Confidentiality, insider information and trading, and fair disclosure;
•	Financial accounting and improper payments;
•	Our commitment to providing a discrimination- and harassment-free workplace environment;
•	Fair dealing and relations with competitors, customers and suppliers;
•	Workplace health and safety; and
•	Political contributions and payments.
The BCS outlines numerous avenues for employees to report potential violations of the BCS or other matters of concern, whether anonymously or with attribution. These avenues include domestic and international telephone hotlines and an affiliated website, as well as providing for direct submission of reports to our compliance officers and lawyers. The BCS also provides that we prohibit retaliation against anyone who makes a good faith report of a potential violation of the BCS.
Waivers of the BCS for our executive officers or directors, if any, are disclosed on our website at ir.paramount.com or by Form 8-K filed with the SEC.
SUPPLEMENTAL CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
The Supplemental Code of Ethics is applicable to our Co-Chief Executive Officers, our Chief Financial Officer and our Chief Accounting Officer. The Supplemental Code of Ethics addresses matters specific to those senior financial positions in the Company, including responsibility for the disclosures made in our filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within the Company. The senior financial officers are also required to comply with the BCS.
Amendments to or waivers of the Supplemental Code of Ethics for these officers will be disclosed on our website at ir.paramount.com or by Form 8-K filed with the SEC.
INSIDER TRADING POLICY
Our Board has adopted an Insider Trading Policy governing the purchase, sale and other dispositions of our securities by our directors, officers and employees, as well as by the Company. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and with the exchange listing standards applicable to us. The Insider Trading Policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2024, originally filed with the SEC on February 26, 2025 (the “Initial Form 10-K”).

8 PARAMOUNT GLOBAL

Our Board of Directors
Our Board of Directors is currently comprised of five members, each serving until the Annual Meeting to be held on July 2, 2025 or until her successor is duly elected and qualified: Barbara M. Byrne, Linda M. Griego, Judith A. McHale, Shari E. Redstone and Susan Schuman.
Meetings of the Board
During 2024, the Board held 20 meetings, and each of our directors attended at least 75% of the meetings of the Board and Board Committees on which such director served.
In addition to Board and Committee meetings, directors are expected to attend the Annual Meeting and all of our directors attended our 2024 Annual Meeting of Stockholders.
In accordance with the Guidelines and, with respect to the independent director sessions, the Nasdaq listing rules, the non-management directors, when applicable, meet separately without directors who are Company employees, and the independent directors meet separately without directors who are not independent as determined by the Board – in each case, at least two times each year and at such other times as they deem appropriate. The independent Chair of the Nominating and Governance Committee presides at meetings of the independent directors.
Director Independence
Despite being a “controlled company” (i.e., a company of which more than 50% of the voting power is held by an individual or another company), we have a majority of independent directors on our Board and entirely independent Board committees, including an independent Compensation Committee and an independent Nominating and Governance Committee, although not required for controlled companies under the Nasdaq listing rules.
Our Guidelines provide that a majority of our directors must be independent of the Company, as “independence” is defined in the Nasdaq listing rules, by the SEC and under the additional standards set forth in the Guidelines. The Nasdaq listing rules set forth six “bright-line” tests that require a finding that a director is not independent if the director fails any of the tests. A Paramount director will not be independent if any of the following relationships exist:
•	The director is, or has been within the last three years, an employee of Paramount;
•	A family member of the director is, or has been within the last three years, an executive officer of Paramount;
•
The director has received, or a family member of the director has received, during any consecutive 12-month period within the last three years, more than $120,000 in compensation from Paramount, other than compensation for Board or Committee service, compensation paid to a family member of the director who is an employee (other than an executive officer) of Paramount, or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•
The director is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on Paramount’s audit at any time during any of the past three years;

•
The director is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of Paramount have served on the compensation committee of such other entity; or

•
The director is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which Paramount made, or from which Paramount received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in Paramount’s securities or payments under non-discretionary charitable contribution matching programs.

For this purpose, “family member” means the director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.
In addition, the Nasdaq listing rules provide that a director is not independent unless the Board affirmatively determines that the director has no relationship that would impair his or her independence, which we refer to as a “material relationship.”

2025 PROXY STATEMENT 9

Our Board of Directors
The Guidelines set forth categorical standards to assist the Board in determining what constitutes a “material relationship” with the Company. The Guidelines are available on the “Investors—Governance” page of our website at ir.paramount.com. Generally, under these categorical standards, the following relationships are deemed not to be material:
•
The types of relationships identified by the Nasdaq listing rules’ “bright-line” tests, if they occurred more than five years ago (the Board will review any such relationship if it occurred more than three but fewer than five years ago);

•
A relationship whereby the director has received, or a family member of the director has received for service as an executive officer, $120,000 or less in direct compensation from us during any 12-month period within the last three years, absent other circumstances; and

•	A relationship where the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:
(i)
a company that made payments to, or received payments from, us for property or services in an amount that, in each of the last three fiscal years, is less than 2% of such company’s annual consolidated gross revenues;

(ii)	a company that is either indebted to us or a creditor of ours in an amount that is less than 2% of such company’s total consolidated assets; and
(iii)	a tax-exempt organization that received contributions from us in the prior fiscal year in an amount less than the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues.
For relationships that exceed the thresholds in (ii) and (iii) described above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who are independent. In addition, the Guidelines state that, generally, the types of relationships not addressed by the Nasdaq listing rules or described in the Guidelines will not, by themselves, cause an otherwise independent director to be considered not independent. However, the Board may determine that a director is not independent for any reason it deems appropriate.
In April and May 2025, the Nominating and Governance Committee reviewed the independence of our current directors and of our director nominees who are not currently members of our Board, respectively, to determine its recommendation regarding which of them meet the independence standards outlined above. The Board, based on its review and the recommendation of the Nominating and Governance Committee, determined that four of our five current directors – Mses. Byrne, Griego, McHale and Schuman – and each of our director nominees who are not currently Board members – Mses. Boies and Sragow Licht and Mr. Ryan – are independent. The current director who was not determined to be independent is Ms. Redstone.
During its review, in determining that the directors and director nominees named above are independent, the Board considered (1) that we have, in the ordinary course of business, during the past three years, sold products and services to, and/or purchased products and services from, companies that employ the directors, director nominees and/or their family members and (2) the equity interests of the directors, director nominees and their family members. The Board determined that none of these transactions and interests constitutes a material relationship with Paramount.
Board Leadership Structure
Our Board of Directors is currently comprised of the following:
•	A non-executive Chair of the Board; and
•	Four other directors, all of whom are independent.
In addition to having a majority independent Board, the Audit, Compensation and Nominating and Governance Committees are composed entirely of independent directors. In support of the independent oversight of management, the non-management directors, when applicable, and, separately, the independent directors routinely hold executive sessions without management present, and Board members have regular access to management across the Company between meetings.

10 PARAMOUNT GLOBAL

Our Board of Directors
Our Non-Executive Chair of the Board, Shari E. Redstone, presides at all meetings of the Board. Under the Guidelines, her responsibilities also include, together with the Co-CEOs and the independent Chair of the Nominating and Governance Committee, developing and approving agendas for Board meetings. The Board believes that Ms. Redstone’s role appropriately reflects both her breadth of experience in the entertainment industry and her ownership position in and role at National Amusements.
Board Risk Oversight

Audit Committee	Compensation Committee	Nominating and Governance Committee

The Audit Committee is responsible for reviewing our processes and policies with respect to risk assessment, risk management and risk acceptance and receives reports from our Chief Audit Executive on the Company’s strategic risk management program. The Committee regularly discusses risks as they relate to its review of our financial statements, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements, and the performance of the internal audit function, among other responsibilities set forth in the Committee’s charter.
PricewaterhouseCoopers LLP, our independent auditor, attends Committee meetings and participates in these discussions. The Audit Committee receives regular reports:
•
from our Chief Financial Officer and the Chief Accounting Officer on the integrity of internal control over financial reporting;

The Compensation Committee adopts and periodically assesses the Company’s compensation philosophy, strategy and principles, and monitors risks associated with the design and administration of our performance-based and other compensation programs, to promote an environment that does not encourage unnecessary and excessive risk-taking by our employees. The Committee also reviews risks related to human capital resources, including pay equity, management succession planning (in conjunction with the Nominating and Governance Committee) and the depth of our senior management. ClearBridge Compensation Group LLC, the Committee’s independent compensation consultant, attends Committee meetings and participates in these discussions.

The Nominating and Governance Committee is responsible for the review of the following risk management processes at the Company: business continuity planning, disaster recovery, crisis management, management succession planning (in conjunction with the Compensation Committee), significant issues impacting our culture and reputation, the Company’s handling of sustainability matters and policies and practices regarding our political expenditures and contributions. The Committee also oversees risk as it relates to monitoring developments in law and practice with respect to our corporate governance processes and in reviewing related person transactions.

2025 PROXY STATEMENT 11

Our Board of Directors

•
from our Chief Technology Officer and our Chief Information Security Officer on our information security program and the management of cybersecurity risk;
•
from our Chief Audit Executive on internal audit activities and our internal audit plan for the upcoming fiscal year, the scope of which is to determine the adequacy and function of our risk management, control and governance processes;
•
from our General Counsel on employee investigations and our insurance program; and
•
from our Chief Compliance Officer on compliance activities.

For additional information on the Committees’ functions, see “Board Committees.”
Each of these Committees reports regularly to the Board on these risk-related matters, among other items within its purview.
On a regular basis, the Board engages in discussions (which include both internal and external experts) that assist the Board and management in preparing and implementing strategic initiatives. The Board receives regular reports from management that include matters affecting our risk profile, including operations reports from the Co-CEOs and from division heads, all of which include strategic and operational risks; reports from the Chief Financial Officer on financial results and projections, credit and liquidity risks and investor relations matters; and reports from the General Counsel on legal and regulatory risk and material litigation.
Outside of formal meetings, Board members have regular access to executives, including the Co-CEOs, the Chief Financial Officer, the Chief Accounting Officer, the General Counsel and the Chief People Officer. The Committee and management reports and real-time management access collectively provide the Board with integrated insight on our management of risks.
INFORMATION SECURITY AND CYBERSECURITY
The Audit Committee oversees our processes and policies with respect to information security and cybersecurity and, as described above, receives regular reports from the Chief Technology Officer and Chief Information Security Officer. We also maintain a Cyber Liability insurance program. Additional information about our information security program and the management of cybersecurity risk is available in the Initial Form 10-K.

12 PARAMOUNT GLOBAL

Our Board of Directors
Board Committees
The following chart sets forth the current membership of each standing Board Committee. The Board reviews and determines the membership of the Committees at least annually.

Committee	Members
Audit Committee	Barbara M. Byrne, Chair Linda M. Griego Judith A. McHale Susan Schuman
Compensation Committee	Judith A. McHale, Chair Barbara M. Byrne Linda M. Griego Susan Schuman
Nominating and Governance Committee	Susan Schuman, Chair Barbara M. Byrne Linda M. Griego Judith A. McHale

During 2024, the Audit Committee held six meetings, the Compensation Committee held 11 meetings and the Nominating and Governance Committee held four meetings. Information about these Committees, including their respective roles and responsibilities and charters, is set forth below.
Audit Committee
Our Audit Committee is comprised of Mses. Byrne, Griego, McHale and Schuman. Ms. Byrne is the Chair of the Audit Committee. The Audit Committee Charter provides that the Audit Committee will be comprised of at least three members, except that the Audit Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors. The Committee must have at least one “audit committee financial expert” and one member who is “financially sophisticated” (each as described below), and all Committee members must be able to read and understand fundamental financial statements. The Committee holds at least five regular meetings each year, and it meets separately throughout the year with the independent auditor, our Chief Financial Officer, our Chief Accounting Officer, our General Counsel, our Chief Compliance Officer and our Chief Audit Executive.
The Audit Committee has the power to delegate its authority and duties to subcommittees or individual members of the Committee, as well as to retain outside advisors, in its sole discretion. The Committee has the sole authority to retain and terminate any such advisors and to review and approve such advisors’ fees and other retention terms.
The Audit Committee is responsible for the following, among other things:
•	Reviewing our processes and policies with respect to risk assessment, risk management and risk acceptance;
•
The appointment, retention, termination, compensation and oversight of our independent auditor, including reviewing with the independent auditor and management the scope of the audit plan and audit fees;

•	Reviewing our financial statements and related disclosures, including with respect to internal control over financial reporting;
•	Oversight of our internal audit function;
•	Oversight of our process and policies with respect to information security and cybersecurity; and
•	Oversight of our compliance with legal and regulatory requirements.
Audit Committee Financial Experts. The Board has determined that each of Mses. Byrne, McHale and Schuman is “financially sophisticated” under Nasdaq rules, qualifies as an “audit committee financial expert” as defined in the regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and qualifies as “independent” for Audit Committee purposes pursuant to Nasdaq listing rules.

2025 PROXY STATEMENT 13

Our Board of Directors
Compensation Committee
Our Compensation Committee is comprised of Mses. Byrne, Griego, McHale and Schuman. Ms. McHale is the Chair of the Compensation Committee.
The Compensation Committee Charter provides that the Compensation Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors and also “non-employee directors” pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee holds at least four regular meetings each year, and it regularly meets separately at these meetings with its independent compensation consultant and our Chief People Officer.
The Compensation Committee has the power to delegate its authority and duties to subcommittees or individual members of the Committee, as well as to retain a compensation consultant and other outside advisors, as it deems appropriate and in accordance with applicable laws and regulations. The Committee has the sole authority to retain and terminate any such advisors and to review and approve such advisors’ fees and other retention terms.
The Compensation Committee is responsible for the following, among other things:
•	Adopting and periodically reviewing our compensation philosophy, strategy and principles regarding the design and administration of our compensation programs;
•
Reviewing and approving the total compensation packages and the material terms of any new employment, consulting, supplemental retirement and severance arrangements for our executive officers and other senior executives identified by the Committee at least annually after consultation with members of management (collectively, the “specified employees”);

•	Overseeing the administration of our incentive compensation plans and equity-based compensation plans;
•	Reviewing key management succession planning (in conjunction with the Nominating and Governance Committee) as contemplated by the Guidelines;
•	Overseeing an annual risk assessment of our compensation programs; and
•	Overseeing the administration of our clawback policy for senior executives.
Consideration and Determination of Executive Compensation. The Compensation Committee reviews all components of the specified employees’ compensation, including base salary, annual and long-term incentives and other compensatory arrangements. In approving compensation for the specified employees, the Committee considers the input and recommendations of the Co-CEOs, the Chief People Officer and any other executive officers to whom those executives report. As described below, the Compensation Committee also considers the input from its independent compensation consultant in making decisions on compensation matters.
The Compensation Committee reviews and approves goals and objectives relevant to the compensation of the Co-CEOs and, together with the Nominating and Governance Committee, annually evaluates the performance of our Co-CEOs in light of those goals and objectives. When applicable, the Committee considers the input of the non-management directors and reports to the non-management directors the results of the evaluation. The Compensation Committee sets the compensation of our Co-CEOs, taking this evaluation into account, and reports to the Board on this process.
As authorized by its Charter, the Compensation Committee has delegated to the Company’s Chief Executive Officer(s) limited authority to grant long-term incentive awards under our long-term incentive plan to executives who are not specified employees, in connection with their hiring, promotion or contract renewal and to modify certain terms of outstanding equity grants in some post-termination scenarios, as discussed in the “Compensation Discussion and Analysis” section. Any use of this delegated authority is reported to the Committee at its next regularly scheduled meeting.
Our processes and procedures for the consideration of executive compensation and the role of our executive officers in determining or recommending the amount or form of executive compensation are more fully described in the “Compensation Discussion and Analysis” section.
The Compensation Committee currently retains independent compensation consulting firm ClearBridge Compensation Group LLC (“ClearBridge”) to provide expert compensation advice to the Committee in its review of senior executive and other employee compensation. The Committee has the sole authority to retain and terminate the independent compensation consultant and to review and approve the firm’s fees and other retention terms. The Committee maintains

14 PARAMOUNT GLOBAL

Our Board of Directors
a policy requiring that its independent compensation consultant not provide services to the Company other than (i) its services to the Committee and (ii) its services to the Company with respect to the evaluation of non-employee director compensation. ClearBridge did not provide any other services to the Company in 2024. In furtherance of the Committee’s review of our senior executive compensation, the independent consultant examines the compensation practices at companies with which we compete for senior executive talent, including those companies engaged in similar business activities and other publicly-traded U.S. companies, and provides other analysis, as more fully described in the “Compensation Discussion and Analysis” section. In April 2025, the Compensation Committee assessed the independence of ClearBridge and determined that the firm’s work for the Committee did not raise any conflicts of interest.
Nominating and Governance Committee
The Nominating and Governance Committee is comprised of Mses. Byrne, Griego, McHale and Schuman. Ms. Schuman is the Chair of the Nominating and Governance Committee.
The Nominating and Governance Committee’s Charter provides that the Nominating and Governance Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors. The Committee holds at least three regular meetings each year.
The Nominating and Governance Committee has the power to delegate its authority and duties to subcommittees or individual members of the Committee, as well as to retain outside advisors, in its sole discretion. The Committee has the sole authority to retain and terminate any such advisors and to review and approve such advisors’ fees and other retention terms.
The Nominating and Governance Committee is responsible for the following, among other things:
•	Identifying and recommending to the Board nominees for election to the Board and reviewing the composition of the Board as part of this process;
•	Overseeing all aspects of our corporate governance initiatives, including regular assessments of our principal governance documents;
•	Establishing criteria and processes for the annual self-evaluations of the Board and its Committees;
•	Making recommendations to the Board on director compensation matters;
•	Monitoring developments in the law and practice of corporate governance;
•	Developing and recommending items for Board meeting agendas;
•	Reviewing key management succession planning (in conjunction with the Compensation Committee) as contemplated by the Guidelines;
•	Reviewing transactions between us and related persons;
•	Overseeing and monitoring significant issues impacting our culture and reputation, as well as our handling of sustainability matters;
•	Periodically reviewing our policies and practices regarding political expenditures and contributions; and
•	Reviewing the following additional risk management processes and policies at the Company: business continuity planning, disaster recovery and crisis management.
Consideration and Determination of Director Compensation. The Nominating and Governance Committee annually reviews and recommends for the Board’s consideration the form and amount of compensation for “Outside Directors,” who are directors who are not employees of us or any of our subsidiaries. Only Outside Directors are eligible to receive compensation for serving on the Board, as more fully described in “Director Compensation.” In accordance with the Guidelines and its Charter, the Committee is guided by three principles in its review of Outside Director compensation: Outside Directors should be fairly compensated for the services they provide to us, taking into account, among other things, the size and complexity of our business and compensation paid to directors of comparable companies; Outside Directors’ interests should be aligned with the interests of stockholders; and Outside Directors’ compensation should be easy for stockholders to understand. Final director compensation determinations are made by the Board.

2025 PROXY STATEMENT 15

Our Board of Directors
2025 Director Nomination Process. In connection with the 2025 director nomination process, the Nominating and Governance Committee reviewed the current composition of the Board in light of the considerations set forth in its Charter and our Guidelines related to Board composition, which include a multitude of factors such as independence, diversity, age, skills, experience, availability of service to Paramount, tenure of incumbent directors on the Board and the Board’s anticipated needs. In addition, the Committee considered input received from the Board members on the directors’ qualifications and any special circumstances that the Committee deemed to be important in its determination. After taking these considerations into account, the Committee determined to recommend to the Board that each of the director nominees set forth in “Item 1 — Election of Directors” be nominated to stand for election at the 2025 Annual Meeting. A non-management director and stockholder of the Company introduced each of Mses. Boies and Sragow Licht and Mr. Ryan to the Nominating and Governance Committee, which recommended Mses. Boies and Sragow Licht and Mr. Ryan to the Board for nomination.
Stockholder Recommendations for Director. The Nominating and Governance Committee will consider candidates for director recommended by our stockholders. All recommendations by stockholders for potential director candidates must include written materials with respect to the potential candidate and be sent to Caryn K. Groce, Executive Vice President, Acting General Counsel and Secretary, Paramount Global, 1515 Broadway, New York, NY 10036. Our Guidelines and Nominating and Governance Committee Charter set forth certain criteria for director qualifications and Board composition that stockholders should consider when making a recommendation. These criteria include an expectation that directors have substantial accomplishments in their professional backgrounds, are able to make independent, analytical inquiries, and exhibit practical wisdom and mature judgment. Our directors should also possess the highest personal and professional ethics, integrity and values and be committed to promoting the long-term interests of our stockholders. Director candidates recommended by stockholders who meet the director qualifications, which are described more fully in our Guidelines and Nominating and Governance Committee Charter, will be considered by the Chair of the Committee, who will present the information on the candidate to the entire Committee. Director candidates recommended by stockholders will be considered by the Committee in the same manner as any other candidate.
Stockholder Outreach
Our management, including through its investor relations team, conducts stockholder outreach throughout the year to inform our management and Board about the issues that matter most to stockholders. The stockholder outreach efforts include in-person and virtual meetings between management and individual and group investors and management presentations at investor and industry conferences, including question-and-answer sessions. Our investor relations group also responds to retail investor email and telephone inquiries, providing access to our representatives and a forum for providing feedback. The investor relations team, certain NEOs and/or other members of management and operating executives meet with our largest investors throughout the year, and management reports to the Board regularly on stockholder engagement efforts.
Communications with Directors
Stockholders and other parties interested in contacting our non-management directors may send an email to nonmanagementdirectors@paramount.com or write to Paramount Global, 1515 Broadway, New York, NY 10036, Attention: Non-Management Directors – 52nd Floor. The non-management directors’ contact information is also available on the “Investors—Shareholder Services, Investor FAQs” page of our website at ir.paramount.com. Communications sent to the non-management directors are screened by the Corporate Secretary’s office and reported to the non-management directors as appropriate. The non-management directors have approved the process for handling communications received in this manner.
Stockholders should also use the email and mailing address for the non-management directors to send communications to the Board. The process for handling stockholder communications to the Board received in this manner has been approved by the independent directors of the Board. Correspondence relating to accounting or auditing matters will be handled in accordance with procedures established by the Audit Committee for such matters.

16 PARAMOUNT GLOBAL

Our Board of Directors
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee during fiscal year 2024 was, or has ever been, an officer or employee of the Company, and, during fiscal year 2024, no executive officer of the Company served on the board and/or compensation committee of any company that employed as an executive officer any member of our Board and/or Compensation Committee.

2025 PROXY STATEMENT 17

Security Ownership of Certain Beneficial Owners and Management
The table below sets forth as of February 15, 2025, unless otherwise indicated, information concerning the beneficial ownership of our Class A and Class B Common Stock by (i) each current director and director nominee, (ii) each NEO and (iii) our current directors and executive officers as a group. Each person has sole voting and investment power over the shares reported, except as noted. Also set forth below is information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Class A Common Stock (the only class of our Common Stock with voting rights). As of February 15, 2025, there were 40,702,683 shares of our Class A Common Stock outstanding and 630,007,633 shares of our Class B Common Stock outstanding. Information set forth below for Mr. Bakish and Ms. D’Alimonte is as of April 30, 2024 and June 28, 2024, respectively, the last day they served in their roles as executive officers.

	Beneficial Ownership of Equity Securities
Name	Title of Security	Number of Shares	Percent of Class
Robert M. Bakish	Class A Common	0	0
	Class B Common	2,147,309(1)(2)(3)(4)	*
Mary Boies	Class A Common	0	0
	Class B Common	0	0
Barbara M. Byrne	Class A Common	0	0
	Class B Common	42,307(5)	*
George A. Cheeks	Class A Common	0	0
	Class B Common	488,876	*
Naveen Chopra	Class A Common	0	0
	Class B Common	258,690	*
Christa A. D’Alimonte	Class A Common	0	0
	Class B Common	325,689(1)	*
Linda M. Griego	Class A Common	0	0
	Class B Common	65,420(5)	*
Chris McCarthy	Class A Common	0	0
	Class B Common	496,927(1)	*
Judith A. McHale	Class A Common	3,017(5)	*
	Class B Common	46,372(5)	*
Nancy Phillips	Class A Common	0	0
	Class B Common	92,535	*
Shari E. Redstone(6)	Class A Common	54,032(5)	*
	Class B Common	684,670(4)(5)	*
Brian Robbins	Class A Common	0	0
	Class B Common	488,451(1)(4)	*
Charles E. Ryan	Class A Common	0	0
	Class B Common	0	0
Susan Schuman	Class A Common	0	0
	Class B Common	34,066(5)	*
Roanne Sragow Licht	Class A Common	0	0
	Class B Common	0	0
Current directors and executive officers as a group (12 persons)	Class A Common	57,049(5)	*
	Class B Common	2,831,143(1)(2)(3)(4)(5)	*

18 PARAMOUNT GLOBAL

Security Ownership of Certain Beneficial Owners and Management

	Beneficial Ownership of Equity Securities
Name	Title of Security	Number of Shares	Percent of Class
National Amusements(7) 846 University Avenue Norwood, MA 02062	Class A Common	31,500,087	77.4%
	Class B Common	32,012,190	5.1%
Mario J. Gabelli et al.(8) GAMCO Investors, Inc. (“GBL”) One Corporate Center Rye, NY 10580-1435	Class A Common	4,768,277	11.7%

*	Represents less than 1% of the outstanding shares of the class.
(1)
Includes the following shares of Class B Common Stock that the indicated person had the right to acquire on or within 60 days from February 15, 2025, or in the case of Mr. Bakish, April 30, 2024, and Ms. D’Alimonte, June 28, 2024, (a) through the exercise of stock options: Bakish, 1,185,395; D’Alimonte, 77,802; McCarthy, 16,688; Robbins, 46,146; and our current directors and executive officers as a group, 94,055; and (b) in the case of Ms. D’Alimonte, shares underlying equity awards for which vesting was accelerated in connection with her termination.

(2)	Includes the following shares of Class B Common Stock held through our 401(k) plan: Bakish, 3,101; and our current directors and executive officers as a group, 832.
(3)
Includes the following Class B Common Stock phantom units credited pursuant to, as applicable, our supplemental 401(k) plans or bonus deferral plans: Bakish, 43,571; our current directors and executive officers as a group, 807. Pursuant to the governing plans, the phantom common stock units are payable in cash following termination of service as an employee.

(4)
Includes the following shares of Class B Common Stock (a) owned by family members: Bakish, 167; and (b) held in family trusts, as to which the indicated person has sole voting and investment power: Redstone, 17,050; Robbins, 182; and our current directors and executive officers as a group, 17,232.

(5)
Includes (a) the following Class A Common Stock phantom units and Class B Common Stock phantom units credited pursuant to the Director Deferred Compensation Plans (as defined above): McHale, 3,017 Class A and 3,513 Class B; Redstone, 54,032 Class A and 65,770 Class B; and our current directors and executive officers as a group, 57,049 Class A and 69,283 Class B; and (b) the following shares of Class B Common Stock underlying vested restricted share units (“RSUs”) for which settlement has been deferred: Byrne, 17,713; Griego, 49,123; McHale, 10,872; Redstone, 178,713; Schuman, 34,066; and our current directors and executive officers as a group, 290,487. Pursuant to the governing plans, the phantom common stock units are payable in cash and the RSUs are payable in shares of Class B Common Stock following termination of service as a director.

(6)
Ms. Redstone is a stockholder of National Amusements and has a minority indirect beneficial interest in the Company’s Class A Common Stock and Class B Common Stock owned by National Amusements (and its wholly-owned subsidiaries).

(7)
These shares are owned by National Amusements and two wholly-owned subsidiaries. National Amusements is controlled by the Sumner M. Redstone National Amusements Part B General Trust (the “General Trust”), which owns 80% of the voting interest of National Amusements. NA Administration, LLC is the corporate trustee of the General Trust and is governed by a seven-member board of directors, which acts by majority vote (subject to certain exceptions), including with respect to the National Amusements shares held by the General Trust. Ms. Redstone is one of the seven directors of NA Administration, LLC and is one of two directors who are beneficiaries of the General Trust. No member of our management or other member of our Board of Directors is a trustee of NA Administration, LLC.

Based on information received from National Amusements, National Amusements has pledged to its lenders a portion of shares of our Class A Common Stock and Class B Common Stock owned directly or indirectly by National Amusements. As of February 15, 2025, the aggregate number of shares pledged by National Amusements to its lenders or otherwise encumbered represented approximately 3.5% of the total outstanding shares of our Class A Common Stock and Class B Common Stock on a combined basis. In addition, as of February 15, 2025, the amount of our Class A Common Stock that National Amusements directly or indirectly owned and that was not pledged by National Amusements to its lenders or otherwise encumbered represented approximately 53.67% of the total outstanding shares of our Class A Common Stock.
If the pending transactions pursuant to the definitive transaction agreement, dated July 7, 2024, among the Company, Skydance Media, LLC (“Skydance”) and certain other parties thereto (the “Transaction Agreement”), which remain subject to regulatory and other customary approvals (the “Transactions”) are consummated, in addition to constituting a change in control of Paramount, certain affiliates of existing investors of Skydance will acquire 100% of the equity interests of National Amusements and thereby collectively own and control 100% of National Amusements.
(8)
The information concerning Mario J. Gabelli et al. is based upon a Schedule 13D/A filed with the SEC on December 30, 2024. In addition to Mr. Gabelli, each of the following entities that Mr. Gabelli directly or indirectly controls, or for which he acts as chief investment officer, is a reporting person, with the following beneficial ownership of the reported shares as of December 12, 2024, on the Schedule 13D/A: Gabelli Funds, LLC (“Gabelli Funds”), 1,832,441; GAMCO Asset Management Inc. (“GAMCO”),

2025 PROXY STATEMENT 19

Security Ownership of Certain Beneficial Owners and Management
2,511,336; Gabelli & Company Investment Advisers, Inc., 37,950; Gabelli Foundation, Inc. (“Gabelli Foundation”), 94,000; MJG Associates, Inc., 86,200; GGCP, Inc. (“GGCP”), 80,000; and Associated Capital Group, Inc. (“AC”), 86,350. Mr. Gabelli is deemed to beneficially own 40,000 shares as well as the shares owned beneficially by each of the foregoing reporting persons. AC, GBL and GGCP are deemed to beneficially own the shares owned beneficially by each of the foregoing reporting persons other than Mr. Gabelli and the Gabelli Foundation. Each of the reporting persons discloses that it has sole voting and investment power with respect to the shares it beneficially owns, except that: (a) GAMCO does not have the authority to vote --- of the reported shares (no amount was included in the Schedule 13D/A filed with the SEC on December 30, 2024), (b) Gabelli Funds has sole dispositive and voting power with respect to the shares held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each Fund shall respectively vote that Fund’s shares, (c) at any time, the proxy voting committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (d) the power of Mr. Gabelli, AC, GBL and GGCP is indirect with respect to shares beneficially owned directly by other reporting persons.

20 PARAMOUNT GLOBAL

Related Person Transactions
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS
The Board has a written policy whereby the Nominating and Governance Committee reviews and approves, ratifies or takes other actions it deems appropriate with respect to related person transactions, as defined under the rules of the SEC. Under the policy, the Nominating and Governance Committee shall approve only related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. In its review, the Committee considers the importance of the transaction to the Company and the related person; the related person’s relationship with the Company and interest in the transaction; the terms of the transaction, including the dollar amount involved; the impact on a director’s independence if the transaction involves a director; the availability of other sources of comparable products or services; whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; and any other information the Committee deems appropriate.
Any member of the Nominating and Governance Committee who is a related person with respect to a transaction under review may not participate in the review or vote respecting the transaction; however, that person may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.
Under the policy, management is primarily responsible for determining whether a related person has a direct or indirect material interest in a transaction with the Company. The determination will be made after a review of information obtained from the related person and information available from our records. Our legal and controller’s groups are responsible for establishing and maintaining policies and procedures to ensure implementation of the policy across the Company.
TRANSACTIONS WITH NATIONAL AMUSEMENTS
National Amusements licenses films in the ordinary course of business for its motion picture theaters from all major studios, including Paramount Pictures. Payments made to us in connection with these licenses for fiscal year 2024 amounted to approximately $7.2 million and are continuing in fiscal year 2025 as a result of this ongoing relationship. National Amusements also licenses films from a number of unaffiliated companies, and Paramount Pictures expects to continue to license films to National Amusements on similar terms in the future. In addition, National Amusements and Paramount Pictures have had co-op advertising arrangements and occasionally engage in other ordinary course transactions (e.g., movie ticket purchases and various promotional activities) from time to time; Paramount Pictures paid National Amusements approximately $425,000 in connection with these arrangements in fiscal year 2024. We believe that the terms of these transactions between National Amusements and Paramount Pictures were no more or less favorable to Paramount Pictures than transactions between unaffiliated companies and National Amusements.
OTHER TRANSACTION(S)
In November 1995, we entered into an agreement with GAMCO pursuant to which GAMCO manages certain assets for qualified U.S. pension plans sponsored by us. For 2024, we paid GAMCO approximately $216,500 for such investment management services. We believe that the terms of the agreement with GAMCO are no more or less favorable to us than we could have obtained from unrelated parties. Entities that are affiliated with GAMCO collectively own 4,768,277 shares of our Class A Common Stock, according to a Schedule 13D/A filed with the SEC on December 30, 2024 by such entities (the latest filing available), which shares, as of February 15, 2025, represented approximately 11.7% of the outstanding shares of the class.

2025 PROXY STATEMENT 21

Item 1 — Election of Directors
The Board of Directors proposes the election of the seven nominees identified in this proxy statement, four of whom are current members of our Board and were elected at our 2024 Annual Meeting of Stockholders. Each director elected at the Annual Meeting will hold office, in accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, until the next annual meeting or until her successor is duly elected and qualified. The Board’s nominees for election are Mary Boies, Barbara M. Byrne, Linda M. Griego, Charles E. Ryan, Shari E. Redstone, Susan Schuman and Roanne Sragow Licht.
For a description of certain arrangements relating to nominations of directors and the composition of the Board, see “Our Board of Directors — Board Committees — Nominating and Governance Committee.”
If, for any reason, any of the director nominees becomes unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.
Each director nominee for our Board brings a diversity of skills and experiences to his or her service on the Board, as described below.

Director Nominee Age: 74 Director since: N/A Committees: N/A
MARY BOIES
Ms. Boies has served, since 2011, as Counsel to Boies Schiller Flexner LLP, where she specializes in antitrust and corporate commercial litigation. Previously, she was Founder and Managing Partner at Boies & McInnis LLP, and prior to that she served as Vice President at CBS Inc., General Counsel of the U.S. Civil Aeronautics Board, Assistant Director of the Domestic Policy Staff at the White House, and Counsel to the U.S. Senate Committee on Commerce.
Ms. Boies is a member of the Board of Directors of the Stimson Center and a member of the Board of Governors of the Middle East Institute, and currently serves on the governance committees of both organizations. Ms. Boies is also a member of the Council on Foreign Relations, where she served on the Board of Directors from 2010 to 2020 and chaired the nominating and governance committee. She is also the Vice Chair of the Business Executives on National Security. Ms. Boies previously served on the Board of Visitors of the United States Air Force Air University. She was a member of the Board of Directors of MBNA Bank, a public Fortune 200 company, and served on its compensation and governance committees for two years.
Ms. Boies brings to the Board extensive expertise in complex corporate and commercial matters, corporate governance, and board leadership, demonstrated through her service on the boards of numerous corporate and nonprofit organizations.

22 PARAMOUNT GLOBAL

Item 1 — Election of Directors

Current Director and Director Nominee Age: 70 Director since: 2018 Committees: • Audit Committee (Chair) • Compensation Committee • Nominating and Governance Committee
BARBARA M. BYRNE
Ms. Byrne is the former Vice Chairman, Investment Banking at Barclays PLC. Ms. Byrne has served as a director of LanzaTech NZ, Inc. since 2023 and of Carta, Inc. and PowerSchool Holdings, Inc. since 2021. Ms. Byrne previously served as a director of Hennessy Capital Investment Corp. V and Slam Corp. Ms. Byrne also serves as a Lifetime Member of the Council of Foreign Relations, a Trustee of the Institute of International Education, a member of the Investment Committee of Catalyst and a member of the Audit Committee Leadership Network.
During her more than 40 years of financial services experience, Ms. Byrne served as team leader for some of Barclays’ most important multinational corporate clients and was the primary architect of several of Barclays’ marquee transactions. Widely recognized as a leading investment banker and strategic advisor, she is a member of various industry councils and participates as a forum leader on strategic issues and trends facing the financial services sector and global markets. Ms. Byrne has also gained deep experience in audit committee effectiveness and leadership, expertise in risk oversight, and thought leadership in finance through her participation on the boards and investment committees of various non-profit organizations. With this experience, Ms. Byrne brings to the Board important business and financial expertise in its deliberations on complex transactions, risk management, strategy and other financial matters.

Current Director and Director Nominee Age: 77 Director since: 2007 Committees: • Audit Committee • Compensation Committee • Nominating and Governance Committee
LINDA M. GRIEGO
Ms. Griego has served, for almost four decades, as President and Chief Executive Officer of Griego Enterprises, Inc., a business management company. For more than 20 years, she oversaw the operations of Engine Co. No. 28, a prominent restaurant in downtown Los Angeles that she founded in 1988. From 1990 to 2000, Ms. Griego held a number of government-related appointments, including Deputy Mayor of the City of Los Angeles, President and Chief Executive Officer of the Los Angeles Community Development Bank, and President and Chief Executive Officer of Rebuild LA, the agency created to jump-start inner-city economic development following the 1992 Los Angeles riots. She served on the LA County Economic & Resiliency Task Force charged with economic recovery efforts related to the COVID-19 pandemic. Over the past two decades, she has also served on a number of government commissions and boards of directors of nonprofit organizations, including current service on the boards of the MLK Health and Wellness Community Development Corporation and the LA Exposition Park Foundation. Ms. Griego served as a director of the American Funds/Capital Group, AECOM, City National Bank and Granite Construction. She also served as a Los Angeles director of the San Francisco Federal Reserve Bank.
With the breadth of her leadership experience as a businesswoman, in the public sector through her multiple government appointments and extensive community-based participation in Los Angeles, an area where we have a significant presence, and on multiple not-for-profit boards, Ms. Griego provides the Board with financial and business acumen, as well as public policy expertise as it relates to business practices. Ms. Griego is also an experienced director, including through service on other audit, compensation and organization, and nominating and governance committees, with demonstrated expertise in the application of sound corporate governance principles.

2025 PROXY STATEMENT 23

Item 1 — Election of Directors

Current Non-Executive Chair and Director Nominee Age: 71 Director since: 1994 Committees: • None
SHARI E. REDSTONE
Ms. Redstone has been a member of our Board since January 1994 and served on the Viacom board from January 2006 to December 2019. She has served as Non-Executive Chair of our Board since December 2019 and prior to that served as Non-Executive Vice Chair of the Board beginning in June 2005 and Non-Executive Vice Chair of the Viacom board beginning in January 2006.
Ms. Redstone is Co-Founder and Managing Partner of Advancit Capital, an investment firm launched in 2011 that focuses on early stage companies at the intersection of media, entertainment and technology, with investments in over 75 companies. Ms. Redstone has been President of National Amusements since 2000 and Chief Executive Officer since 2020. She also serves on the National Amusements board as its Chairperson. Ms. Redstone serves on the Board of Trustees for the Paley Center for Media and is actively involved in charitable, civic and educational organizations. She is a member of the Board of Trustees of the Dana Farber Cancer Institute. She earned a BS from Tufts University, and a JD and a Masters in Tax Law from Boston University. She practiced corporate law, estate planning and criminal law in the Boston area before joining National Amusements.
Ms. Redstone brings to our Board her extensive experience in and understanding of the entertainment industry, broad experience and talent managing a large business, extensive legal experience and her experience as President of National Amusements, including as one of its significant stockholders.

Director Nominee Age: 62 Director since: N/A Committees: N/A
CHARLES E. RYAN
Mr. Ryan is a Co-Founder and General Partner at Almaz Capital, an international venture capital firm based in Silicon Valley, which facilitates the global expansion of promising startups. Mr. Ryan has served as a director of Nebius Group N.V. since 2011, where he serves on the audit committee, ClickHouse since 2021 and PGI since 2005. He is a member of the Advisory Panel at Harvard Global Advisory Council and Capital Group International.
Mr. Ryan co-founded United Financial Group (UFG) in 1994, and served as its Chairman and CEO until 2006. From 2006 to 2008, Mr. Ryan served as Chief Country Officer and Chief Executive Officer of Deutsche Bank Group in Russia, following Deutsche Bank’s acquisition of UFG’s investment banking business. From 2008 to 2022, he served as Chairman of UFG Asset Management, which was founded as part of UFG in 1996 and had remained independent from the UFG acquisition by Deutsche Bank. From 2008 to 2010, Mr. Ryan also worked as a consultant for Deutsche Bank.
In 2013, Mr. Ryan co-founded Liberty Energy Trust and Liberty Infrastructure Trust (Conshohocken, USA), which provides innovative solutions for financing and managing energy related and infrastructure projects in Pennsylvania and Eastern United States.
Mr. Ryan actively supports civic and cultural institutions, contributing his time and resources to the World Affairs Council of Philadelphia, Temple University, the Philadelphia Orchestra and the Kimmel Center.
With nearly three decades of experience in global finance, Mr. Ryan brings to the Board high-level expertise and a deep knowledge of financial matters, complex transactions involving large, multinational corporations and international markets.

24 PARAMOUNT GLOBAL

Item 1 — Election of Directors

Current Director and Director Nominee Age: 66 Director since: 2018 Committees: • Audit Committee • Compensation Committee • Nominating and Governance Committee (Chair)
SUSAN SCHUMAN
Ms. Schuman is Vice Chair of kyu Collective, CEO of kyu Consulting Group and Chair and Co-Founder of SYPartners LLC, a consultancy firm that partners with chief executive officers and their leadership teams undergoing business and cultural transformation. Ms. Schuman serves on the boards of Management Leadership for Tomorrow and NewLab. She is also on the advisory boards of IDEO, Godfrey Datich Partners, Lexington, Public Digital and Atolye, and previously served on the board of Wheels Up Partners LLC.
Over the past 20 years, Ms. Schuman has built and led SYPartners, working with executives at many high-profile companies and organizations. This experience in advising on business, organization and cultural transformation, including new value creation strategies, positions Ms. Schuman as a skilled advisor to the Board on the strategic and transformational direction of the Company. Ms. Schuman’s service on other public company board committees contributes to her broad understanding of public company governance.

Director Nominee Age: 74 Director since: N/A Committees: N/A
HON. ROANNE SRAGOW LICHT
Judge Sragow Licht served as a judge for more than three decades, including as an Associate Justice of the District Court of the Trial Court for the Commonwealth of Massachusetts, the First Justice of the Cambridge District Court, and the Regional Administrative Judge for Essex and Middlesex County Courts. Judge Sragow Licht is also an Adjunct Professor at Boston University Law School and at Roger Williams University, as well as a Special Advisor in the Middlesex County District Attorney’s Office. She served on the Board of Directors of the Anti-Defamation League New England for thirty years, currently serves on the board of the New England Institute of Technology, and is a member of Legal Services Corporation Leaders Council, a national coalition that fights for the rights of low-income people.
Throughout her career, Judge Sragow Licht has actively contributed to community-focused legal initiatives, including by establishing court sessions designed to offer critical support to people struggling with poverty, homelessness and mental illness, working with the Massachusetts Attorney General’s Office on drug policy reform and advocacy for victims of violent crime and previously serving as the President of the Massachusetts Judges Conference advocating for the improved administration of justice. She consistently advocated for education within the legal profession and in communities around the world and was a frequent lecturer at The Flaschner Judicial Institute, Boston-area law schools and public and independent high schools.
With her extensive experience in the judiciary, legal and academic fields, Judge Sragow Licht brings to the Board a unique perspective and a capacity to assess complex issues, consider diverse viewpoints, and exercise sound judgment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

2025 PROXY STATEMENT 25

Director Compensation
OUTSIDE DIRECTOR COMPENSATION DURING 2024
The following table sets forth information concerning the compensation of each individual who served as an “Outside Director” (a director who is not an employee of us or any of our subsidiaries) during 2024:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Barbara M. Byrne	314,000	198,227	–	25,000	537,227
Linda M. Griego	308,000	198,227	–	20,850	527,077
Robert N. Klieger	50,000	–	39	–	50,039
Judith A. McHale	334,000	198,227	11	12,500	544,738
Dawn Ostroff	150,000	–	–	7,500	157,500
Charles E. Phillips, Jr.	266,000	198,227	13,782	–	478,009
Shari E. Redstone, Chair	300,000	198,227	160	25,000	523,387
Susan Schuman	318,000	198,227	–	–	516,227
Nicole Seligman	208,000	–	–	25,000	233,000
Frederick O. Terrell	226,000	–	20	–	226,020

(1)
Reflects cash amounts earned by Outside Directors in 2024 for (i) the annual Board retainer, (ii) the Chair retainer and (iii) committee Chair retainers and meeting attendance fees for standing and ad hoc committee meetings, as applicable. These amounts include retainers deferred by Mr. Klieger and Ms. Redstone under the Director Deferred Compensation Plans (as defined below).

(2)
Amounts reflect the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 of the annual grant on June 4, 2024 of RSUs to each Outside Director on that date under the 2015 Equity Plan for Outside Directors. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2024, see Note 14 “Stock-Based Compensation” to the audited 2024 consolidated financial statements on pages II-78 to II-80 in the Initial Form 10-K. Messrs. Klieger and Terrell and Mses. Ostroff and Seligman ceased to be Outside Directors on June 4, 2024, prior to the annual grant. Mr. Phillips ceased to be an Outside Director on October 31, 2024, and the grant reflected was unvested at the time of his departure and was forfeited.

The aggregate number of unvested RSUs outstanding as of December 31, 2024 for each Outside Director on that date was 16,195. There were no option awards outstanding as of December 31, 2024 for the Outside Directors.
(3)
Interest accrues on cash in deferred accounts under the Director Deferred Compensation Plans at the prime rate in effect at Citibank, N.A. at the beginning of each calendar quarter. For 2024, the prime rate represented an interest rate that was more than 120% of the long-term applicable federal rate published by the Internal Revenue Service and therefore is deemed to be preferential for purposes of this table. Accordingly, amounts in the table reflect the amount of interest accrued for each Outside Director in 2024 that exceeded the amount of interest that would have been accrued at 120% of the long-term applicable federal rate published by the Internal Revenue Service. Mses. Byrne, Griego, Ostroff, Schuman and Seligman did not have any deferred cash amounts during 2024.

(4)
Amounts reflect the aggregate value of all matching contributions made by us on behalf of the director for 2024 under our Matching Gifts Program for Directors. Under the program in effect for 2024, we matched donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $25,000 for each fiscal year.

26 PARAMOUNT GLOBAL

Director Compensation
DESCRIPTION OF DIRECTOR COMPENSATION
Consideration and Determination of Director Compensation
Outside Directors receive compensation for their service on the Board and are eligible to participate in the director plans described below. Only Outside Directors are eligible to receive compensation for serving on the Board.
The Nominating and Governance Committee annually reviews and recommends for the Board’s consideration the form and amount of compensation for Outside Directors. In accordance with the Guidelines and the Committee’s Charter, the Committee is guided by three principles in its review of Outside Director compensation: Outside Directors should be fairly compensated for the services they provide to us, taking into account, among other things, the size and complexity of our business and compensation paid to directors of comparable companies; Outside Directors’ interests should be aligned with the interests of stockholders; and Outside Directors’ compensation should be easy for stockholders to understand. Final director compensation determinations are made by the Board.
Cash Compensation
We pay the following cash compensation to Outside Directors:
•
The Non-Executive Chair of the Board receives an annual Board retainer of $300,000 and all other Outside Directors receive an annual Board retainer of $100,000, in each case payable in equal installments quarterly in advance;

•
The Chairs of the Audit, Compensation and Nominating and Governance Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those Committees receive a per meeting attendance fee of $2,000; and

•	The Chairs and members of any ad hoc committees of the Board that may exist from time to time will be paid as determined by the Board.
Deferred Compensation Plan
We maintain deferred compensation plans for Outside Directors (the “Director Deferred Compensation Plans”). Under the Director Deferred Compensation Plans, Outside Directors may elect to defer their Board and Committee chair retainers and Committee meeting fees. Deferred amounts are credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director’s prior election. Amounts credited to an income account bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account are deemed invested in phantom units for shares of our Class A Common Stock and Class B Common Stock on the first day of the calendar quarter following the quarter in which the amounts are credited, with the number of shares calculated based on the closing market prices on that first day. Until the amounts credited to the stock unit account are converted into phantom units, these credited amounts bear interest at the prime rate in effect at the beginning of the relevant calendar quarter.
Upon a director’s leaving the Board, the amounts deferred under the Director Deferred Compensation Plans are paid in cash in a lump sum or in three or five annual installments, based on the director’s prior elections, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the Board or January 15th of the following year. The value of a stock unit account is determined by reference to the average of the respective closing market prices of our Class A Common Stock and Class B Common Stock on Nasdaq on each trading date during the four-week period ending five business days prior to the initial payment date. Amounts paid in installments accrue interest until the final installment is paid.
Equity Compensation
We maintain the 2015 Equity Plan for Outside Directors (the “Director Equity Plan”). Under the Director Equity Plan, Outside Directors receive:
•
an annual grant of RSUs on the date of the annual meeting of the Company’s stockholders (the “Meeting Date”) for the applicable year with a grant date value of $200,000 (the “Annual Grant Value”) based on the average closing price of a share of our Class B Common Stock (“Share”) for the 20-trading day period immediately preceding and including the grant date, which generally vests on the earlier of (x) the first anniversary of the grant date and (y) the Meeting Date for the year following the grant date; and

2025 PROXY STATEMENT 27

Director Compensation
•
in the case of Outside Directors joining following the date of the annual RSU grant, but more than one month before the next Meeting Date, a pro-rated RSU grant made five business days following the date the Outside Director joined the Board. The number of RSUs underlying a pro-rated grant are determined by multiplying the months between the date the Outside Director joined the Board and the next Meeting Date (rounding up to the nearest whole month) by one-twelfth of the Annual Grant Value and then dividing by the average closing price of a Share for the 20-trading day period immediately preceding and including the grant date. Pro-rated RSU grants generally vest on the same date as the immediately preceding annual RSU grant to Outside Directors.

RSUs are payable to Outside Directors in shares of Class B Common Stock upon vesting unless the Outside Director elects to defer settlement of the RSUs to a future date. Outside Directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its Class B Common Stock. Dividend equivalents will accrue on the RSUs (including deferred RSUs) until the RSUs are settled (and will be forfeited if the RSUs are forfeited).
Matching Gifts Program for Directors
All directors are eligible to participate in our Matching Gifts Program for Directors. Under the program, we match donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $25,000 for each fiscal year. The purpose of the program is to recognize the interest of the Company and its directors in supporting eligible organizations.
Director Stock Ownership Requirement
Under the Guidelines, directors are expected to own shares of Paramount stock worth five times the standard annual Board retainer (or $500,000) within three years of becoming a director. Class A Common Stock phantom units and Class B Common Stock phantom units credited pursuant to the Director Deferred Compensation Plans, and vested RSUs for which settlement has been deferred under the Director Equity Plan and the Viacom Inc. 2011 RSU Plan for Outside Directors, count toward the requirement; unvested RSUs are counted at 50%. The Nominating and Governance Committee monitors compliance with these guidelines by receiving an annual progress report from senior management. During 2024, senior management reported to the Committee that all directors subject to the guidelines met the guidelines as applied to each of them at that time.
Other
Expenses: Directors are reimbursed for expenses incurred in attending Board, committee and stockholder meetings and certain Company events (including travel and lodging) in accordance with the Company’s Board travel policies, and administrative expenses that may be approved by the Board from time to time.
Director Attendance at Certain Other Events: Paramount believes it is in its best interest for directors to participate in certain Company and other events, including to meet with management, customers, talent and others important to our business, and that such participation is, therefore, integrally and directly related to the performance of the directors’ duties. The Board has established a policy on director attendance at these events. Under the policy, tickets to these events are allocated to directors and we reimburse directors for travel and related expenses in accordance with our travel policies. Occasionally, a director’s partner or other guest may accompany him or her to events at our invitation or request. To the extent attendance at and/or travel to these events constitutes a reportable perquisite involving an incremental cost to us, we disclose it in the “All Other Compensation” column of the “Outside Director Compensation During 2024” table.

28 PARAMOUNT GLOBAL

Report of the Audit Committee
The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such information by reference.
The Audit Committee Charter states that the purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audit of our consolidated financial statements. The Audit Committee also assists the Board of Directors’ oversight of:
•	The quality and integrity of our consolidated financial statements and related disclosures;
•	The evaluation of the effectiveness of our internal control over financial reporting and risk management;
•	Our compliance with legal and regulatory requirements;
•	The independent auditor’s qualifications and independence; and
•	The performance of our internal audit function and independent auditor.
Under the Audit Committee Charter, the Audit Committee’s authorities and duties include:
•
Direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Audit Committee, and the sole authority to pre-approve all services provided by the independent auditor;

•	Reviewing and discussing our annual audited financial statements, quarterly financial statements and earnings releases with management and the independent auditor;
•	Reviewing the organization, responsibilities, audit plan and results of the internal audit function;
•	Reviewing with management and the independent auditor the effectiveness of our internal control over financial reporting and disclosure controls and procedures;
•	Reviewing with management material legal matters and the effectiveness of our procedures to ensure compliance with legal and regulatory requirements; and
•	Overseeing our compliance program and receiving periodic reports from the Chief Compliance Officer.
The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including our critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.
The full text of the Audit Committee Charter is available on the “Investors—Governance” page of our website at ir.paramount.com. The Audit Committee assesses the adequacy of its Charter at least annually, or more frequently as the Committee may determine.
Management is responsible for the preparation of our consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles. The independent auditor also expresses an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee monitors and oversees these processes.
As part of its oversight role, the Audit Committee has reviewed and discussed with management and our independent auditor, PricewaterhouseCoopers LLP (“PwC”), the audited consolidated financial statements and our disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” included in the Initial Form 10-K and matters relating to the effectiveness of our internal control over financial reporting as of December 31, 2024.
The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with PwC the firm’s independence from the Company.

2025 PROXY STATEMENT 29

Report of the Audit Committee
Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Initial Form 10-K.
Audit Committee
Barbara M. Byrne, Chair
Linda M. Griego
Judith A. McHale
Susan Schuman

30 PARAMOUNT GLOBAL

Independent Registered Public Accounting Firm
GENERAL
Under our Audit Committee Charter, the committee is directly responsible for and has sole power and authority over the appointment, retention, direction, termination, compensation and oversight of the work of the Company’s independent auditor. PwC was our independent auditor for fiscal year 2024 and has served as our or our predecessor’s independent auditor since 1970. In light of the Transactions, the Audit Committee has not yet formally engaged our independent auditor for fiscal year 2025. Accordingly, we are not submitting a proposal for stockholder ratification of such engagement. The Audit Committee has pre-approved PwC’s preliminary work for fiscal year 2025, and PwC has begun that work. Representatives of PwC are expected to be present at the Annual Meeting and available to respond to questions, and may make a statement if they wish to do so.
FEES FOR SERVICES PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table sets forth fees for professional services rendered by PwC to the Company and its subsidiaries for each of the years ended December 31, 2024 and 2023.

	2024	2023
Audit Fees(1)	$20,608,951	$24,255,630
Audit-Related Fees(2)	863,182	1,034,552
Tax Fees(3)	5,787,419	8,316,230
All Other Fees(4)	207,377	730,250
Total	$27,466,929	$34,336,662

(1)
Audit fees principally related to the integrated audit of our financial statements, statutory audits and services provided in connection with our debt and equity offerings, comfort letters and SEC filings. In 2023, these fees also included audits of carve-out financial statements.

(2)
Audit-related fees principally related to system pre-implementation reviews, technical accounting advice, financial due diligence, agreed-upon procedures and compliance, and domestic and foreign employee benefit plan audits.

(3)	Tax fees principally related to tax compliance and consulting.
(4)	All other fees principally related to research projects, license fees for the use of PwC reference materials and publications, access to various online tools and other permissible consulting services.
AUDIT COMMITTEE PRE-APPROVAL OF SERVICES PROVIDED BY PWC
All audit and non-audit services provided to us by PwC for 2024 were pre-approved by the full Audit Committee. Under the Audit Committee’s pre-approval policies and procedures in effect during 2024, the Chair of the Audit Committee was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000. The Audit Committee receives regular reports on the engagements approved by the Chair of the Audit Committee pursuant to this delegation, if any. For 2025, the Audit Committee has adopted the same pre-approval policies and procedures that were in effect for 2024.

2025 PROXY STATEMENT 31

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and objectives and the decisions of the Compensation Committee of our Board (“Compensation Committee” or, in this CD&A, the “Committee”) regarding the 2024 compensation of our named executive officers (also referred to as “NEOs”) included in the compensation tables that appear after this CD&A.
EXECUTIVE SUMMARY
Our Named Executive Officers
The following seven current and former executive officers are our NEOs for 2024:

NAMED EXECUTIVE OFFICERS EMPLOYED AS OF DECEMBER 31, 2024 AND CURRENTLY (“2024 FYE NEOs”)
Name	Position
Chris McCarthy	Office of the Chief Executive Officer (and principal executive officer), since May 1, 2024, and President and Chief Executive Officer of Showtime/MTV Entertainment Studios and Paramount Media Networks
Naveen Chopra	Executive Vice President, Chief Financial Officer (principal financial officer)
George Cheeks	Office of the Chief Executive Officer, since May 1, 2024, and President and Chief Executive Officer of CBS
Nancy Phillips	Executive Vice President, Chief People Officer
Brian Robbins	Office of the Chief Executive Officer, since May 1, 2024, and President and Chief Executive Officer of Paramount Pictures and Nickelodeon
FORMER EXECUTIVE OFFICERS
Robert M. Bakish	Former President and Chief Executive Officer (principal executive officer), through April 30, 2024
Christa A. D’Alimonte	Former Executive Vice President, General Counsel and Secretary, through June 28, 2024

Our Compensation Committee
The Compensation Committee is made up entirely of independent directors and is currently composed of Barbara M. Byrne, Linda M. Griego, Judith A. McHale (Chair) and Susan Schuman. During 2024, Nicole Seligman, who was also an independent director, served on the Committee until her departure from the Board effective June 4, 2024.
The Committee directs and periodically reviews our compensation philosophy, strategy and principles, and oversees the administration of our cash-based and equity-based incentive plans. The Committee also reviews and sets our compensation arrangements with our executive officers, including our NEOs, and other senior executives identified by the Committee at least annually after consultation with members of management (collectively, the “specified employees”). The Committee considers and approves goals and objectives relevant to the compensation of the President and Chief Executive Officer and/or Co-Chief Executive Officers (as applicable, our “Chief Executive Officer(s)”) and, together with the Nominating and Governance Committee, annually evaluates the performance of our Chief Executive Officer(s) in light of those goals and objectives. When applicable, the Committee considers the input of the non-management directors and reports to the non-management directors the results of the evaluation. The Compensation Committee sets the compensation of our Chief Executive Officer(s), taking this evaluation into account, and reports to the Board on this process.
For 2024, the Committee reviewed and approved all elements of compensation for each specified employee, including base salary, short-and long-term incentives, severance arrangements and benefit programs, to ensure that they adhere to our core compensation philosophy and objectives, and approved any salary increases, annual incentive payouts, long-term incentive award determinations and various other compensation actions.
Recent Compensation Committee Highlights
As further described elsewhere in this Proxy Statement, during 2024 the Committee continued to strengthen our pay-for-performance linkage.

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•
2024 Annual Incentive Plan Design: Given the Committee’s assessment that the 2023 Short-Term Incentive Plan (“2023 STIP”) design was generally successful in driving and rewarding desired behaviors, for the 2024 Short-Term Incentive Plan (“2024 STIP”) design the Committee determined to continue with generally the same performance metrics, payout curves and risk mitigation concepts that comprised the 2023 STIP design, including that all quantitative performance goals (i.e., 80% of the plan funding measures) in the 2024 STIP be based on financial metrics. In order to incentivize achieving profitability of our direct-to-consumer (“DTC”) streaming services on an accelerated basis while improving our overall financial performance and the efficiency and profitability of our operations, the Committee determined to give equal weighting to each quantitative metric in the 2024 STIP design. See pages 41 to 45.

•
2024 LTIP Design: For 2024 awards under the Company’s long-term incentive plan (the “LTIP”), the Committee determined to continue granting LTIP awards to NEOs in a combination of restricted share units subject only to time-based vesting conditions (“TRSUs”) and performance share units subject to time- and performance-based vesting conditions (“PSUs”), with such awards generally having the same terms and delivered in the same proportions as the LTIP awards for 2023. In order to set meaningful, achievable target performance levels while rewarding over-performance, the Committee adjusted the PSU payout scales to reduce the payout range. See pages 46 to 48.

•
Increasing Variable, At-Risk Pay: The Committee recognizes the importance of having long-term performance incentives as a meaningful portion of our NEOs’ total long-term incentive compensation. On average, approximately 81% of the total target compensation for Messrs. McCarthy, Cheeks and Robbins (each a “Co-CEO” and, collectively, the “Co-CEOs”) as of December 31, 2024 was at risk and thus strongly linked to our financial performance results and stock price performance. Similarly, on average, approximately 80% of the total target compensation for the other 2024 FYE NEOs as of December 31, 2024 was at risk. In addition, in connection with Ms. Phillips’ employment agreement amendment in 2024, the Committee maintained its approach of increasing the variable, at-risk pay and long-term incentive components of NEO total target compensation over fixed cash components and delivered approximately 92% of the increase to Ms. Phillips’ total direct compensation in variable, at-risk pay. See below and page 39.

•
Enhanced Risk Mitigation: To further discourage imprudent risk taking and avoid undue emphasis on any one metric or goal, for 2024 awards, the Committee followed its practice of avoiding the duplication of metrics in the Company’s annual incentive plan and long-term incentive plan designs. The Committee maintained risk mitigation concepts in the 2024 STIP design to incentivize achievement of DTC streaming profitability and continued growth while continuing to meet our financial expectations and avoiding unnecessary risk taking. Additionally, the Committee continues to maintain robust executive stock ownership guidelines and a clawback policy. See pages 41 to 48.

Pay for Performance
We believe that those executives with significant responsibility and a greater ability to influence our results should have a significant portion of their total compensation tied directly to business results, and we have continued to shift our executive compensation packages to further emphasize performance-based compensation that is aligned with our business and operational strategy. Accordingly, a high percentage of our NEOs’ and other senior executives’ total target compensation is “at risk” — meaning that we do not intend for them to receive targeted pay amounts if performance does not meet expectations.
Consistent with this philosophy, our performance-based compensation programs provide for the opportunity to reward NEOs and other senior executives for contributing to annual financial and operational performance (through annual incentive programs) and stock price appreciation (through long-term equity incentives). The only fixed component of pay is annual base salary. Annual cash incentive awards and long-term equity incentive awards are subject to Company performance and/or stock price performance.
On average, approximately 81% of the total target compensation for the Co-CEOs as of December 31, 2024 was at risk and thus strongly linked to our financial performance results and stock price performance. Similarly, on average, approximately 80% of the total target compensation for the other 2024 FYE NEOs as of December 31, 2024 was at risk. In selecting the financial performance metrics and goals for the performance-based compensation programs each year, the Committee considers our annual operating budget for the upcoming year, as approved by the Board. Our budgeting process reflects aggressive goal setting and considers the expected performance of the media industry for that year, as determined by media industry analysts. The Committee believes that this goal-setting process results in challenging, yet realistic, financial and operational goals that, if achieved, will lead to a successful return of value for shareholders.
For 2024, the Committee determined that it was appropriate to continue utilizing the same financial metrics as used in 2023 when setting quantitative performance goals that reflect our core pay-for-performance philosophy: budgeted

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Compensation Discussion and Analysis
adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA”), Free Cash Flow (“FCF”), DTC Adjusted Operating Income Before Depreciation and Amortization (“DTC OIBDA”) and DTC Revenue. See “—2024 Compensation—2024 Compensation Elements—Annual Incentive Awards” for additional discussion of these goals.
COMPENSATION PHILOSOPHY AND OBJECTIVES
Introduction
We designed our executive compensation programs to motivate and reward business success and increases in shareholder value, based on the following core objectives:

Pay for Performance Ensure plans provide reward levels that reflect variances between actual and desired performance results.	Flexible Enable management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution.
Market Competitive Consider compensation programs of our peers to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to shareholders.
Focused on Shareholder Value
Align executives’ interests with shareholder
interests, with particular emphasis on creating
incentives that reward executives for consistently
increasing the value of Paramount.

In determining our compensation policies and decisions for 2024, we considered the results of the previous shareholder advisory votes held on the compensation of our NEOs, and as a result, continued to base our compensation programs on the above-listed core objectives.
Risk Oversight
The Compensation Committee has oversight over the design and administration of our compensation programs, including to ensure that such programs do not promote an environment that encourages unnecessary and excessive risk taking by our employees. Based on management’s assessment and input from the Committee’s independent compensation consultant, the Committee does not believe that our employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.
Our Compensation Strategies
We use a mix of cash and equity incentives. The Committee believes that both cash and equity incentives are important to an effective compensation structure. Annual cash incentives reward executives for short-term financial and operating results that serve as a foundation for creating long-term value, while equity incentives motivate executives to execute long-term financial and strategic objectives to increase shareholder value through stock price performance.
We consider multiple factors when structuring compensation packages. In deciding the amount of cash and equity incentives that our NEOs and other senior executives receive, the Committee does not use rigid guidelines to determine the mix of compensation elements (i.e., short-term versus long-term compensation and cash versus non-cash compensation) for each senior executive. The Committee considers a multitude of factors, including the executive’s total target compensation, the amount of compensation that is delivered in fixed versus variable, at-risk elements, external and internal market data, our succession planning and retention needs, the scope of the executive’s role and the executive’s performance and length of time in the role.
We choose performance metrics and establish performance goals that are intended to further our long-term strategic objectives. The Committee believes that a significant portion of our executives’ compensation should be subject to the achievement of performance goals that are objectively measurable and that represent aggressive performance standards that are reasonably attainable, and that any performance goals are based on easily understood metrics intended to drive

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shareholder value creation. Each year, the Committee selects the financial performance metrics and goals for the performance-based compensation programs and, to avoid distorted performance goals, approves adjustments to the calculation of those goals, which adjustments generally are pre-approved. Each year, the Committee also establishes qualitative factors and weightings for the annual incentive plan, with multiple pre-established objectives for the Committee to assess when evaluating management’s performance. The Committee believes this process results in performance goals that are challenging, yet realistic, and that will not encourage senior executives to engage in overly risky business activities to achieve unattainable goals or overcome lower results caused by unforeseen events.
Elements of Our Executive Compensation Program
The table below outlines the key elements of the compensation arrangements with our NEOs and other senior executives, and describes their purpose, key characteristics and, if applicable, the type of performance measured and how we deliver the compensation.
Total Target Compensation:

Compensation Element	Purpose	Fixed or At Risk	Performance Measured	Cash or Equity
Base Salary	• Provide competitive compensation to attract and retain executive talent • Provide secure base of guaranteed cash for services rendered	Fixed	Individual	Cash
Annual Incentive Awards	• Incentivize, and reward for, achievement of a combination of challenging annual financial and operational performance goals and individual contributions	At Risk	Corporate and Individual	Cash
Long-Term Incentives	• Align interests between executives and shareholders by linking realizable pay to stock price performance • Retain talent and build executive ownership	At Risk	Corporate	Equity

The table below sets forth the total target compensation packages for our 2024 FYE NEOs as of December 31, 2024. For Messrs. McCarthy, Cheeks and Robbins, amounts reflect their total target compensation packages in their dual roles as Co-CEOs and business unit heads.

NEO	Base Salary	Target Bonus	Target LTI Award	Total Target Compensation
Chris McCarthy	$2,750,000	$6,187,500*	$5,000,000	$13,937,500
Naveen Chopra	$1,400,000	$2,450,000	$4,150,000	$8,000,000
George Cheeks	$2,750,000	$7,837,500*	$5,000,000	$15,587,500
Nancy Phillips	$1,000,000	$1,200,000*	$1,800,000	$4,000,000
Brian Robbins	$2,750,000	$6,187,500*	$5,100,000	$14,037,500

*	Does not reflect pro-ration of Target Bonus opportunity applicable only for 2024.

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Compensation Discussion and Analysis
Other Forms of Compensation:

Compensation Element	Purpose
Health and Welfare, Retirement and Deferred Compensation Plans	• Promote employee health and well-being, and financial security for retirement • Provide competitive benefits to attract and retain executive talent
Perquisites and Other Personal Benefits	• Provide business-related benefits • Assist in attracting and retaining executive talent
Post-Termination Arrangements
•
Attract and retain executive talent in a competitive market by providing temporary income following an involuntary termination of employment
•
Provide continuity of management
•
Compensate executives for restrictive covenants and other obligations following a termination without “cause” or a resignation for “good reason”

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WHAT WE DO AND DON’T DO
We design our executive compensation programs to create long-term shareholder value, align pay and performance and avoid excessive risk taking

Generally include a relative market-based performance metric (i.e., relative total shareholder return (or “rTSR”)) in our long-term incentive program

Maintain robust stock ownership guidelines for officers and directors

Cap payouts under our annual incentive program and performance-based equity awards through maximum payouts

Vary performance metrics and measurement periods in our compensation programs to mitigate excessive risk-taking

Structure overall target compensation so that a substantial majority of our NEOs’ annual compensation is at risk

Conduct a robust annual risk assessment of our compensation programs, policies and practices

We incorporate best practices in our compensation programs

Clawback Policy: In addition to maintaining a clawback policy as required by the Exchange Act Rule 10D-1 and Nasdaq listing standards (which we apply beyond executive officers to other senior executives of the Company), provide for forfeiture, repayment or adjustment of incentive compensation in the event of a financial restatement without regard to misconduct in our NEOs’ employment agreements

Anti-Hedging Policy: Prohibit our employees from hedging our securities

Anti-Pledging Policy: Prohibit our executive officers, Section 16 officers, including our NEOs, and all other employees who report to our Co-CEOs (in their capacities as Co-CEOs) from pledging our securities or holding our securities in a margin account

Re-evaluate our peer group on an annual basis

Retain an independent compensation consultant

Engage with shareholders

No Tax Gross-Ups – We do not provide excise tax gross-ups in the event of a change in control in our executive employment agreements

No payment of dividends or dividend equivalents on unvested equity awards

No repricing of underwater stock options

Role of Compensation Consultants
The Committee retains an independent compensation consultant to advise the Committee in its review of senior executive compensation. For 2024, ClearBridge served as the Committee’s independent compensation consultant. The Committee has the sole authority to retain and terminate the independent compensation consultant and to review and approve the firm’s fees and other retention terms. The Committee maintains a policy requiring that its independent compensation consultant not provide services to the Company other than its services to the Committee and its services to the Company with respect to the evaluation of non-executive director compensation. ClearBridge did not provide any such services in 2024, and in April 2025, the Compensation Committee assessed the independence of ClearBridge and determined that the firm’s work for the Committee did not raise any conflicts of interest.

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Compensation Discussion and Analysis
PEER GROUP COMPOSITION
2024 Peer Group
In reviewing senior executive compensation, the Committee considers data regarding the competitive market for comparable senior executive talent. The Committee reviews the peer group to be used for considering NEO and other senior executive compensation packages with ClearBridge annually. The Committee seeks to include companies with which we compete for executive and creative talent and with a business of similar scope and/or complexity. The Committee also seeks to ensure that the number of companies in the peer group is sufficient to provide a degree of continuity year-over-year to avoid statistical distortion.
Following the Committee’s annual review of the compensation peer group in 2024, the Committee determined to replace DISH Network Corp. with EchoStar Corporation, due to EchoStar Corporation’s acquisition of DISH Network Corp. at the end of 2023 and the similarities in size and business of the combined company to our other peers.

2024 Peer Group
Altice USA, Inc.	Liberty Global plc
Charter Communications, Inc.	Lions Gate Entertainment Corp.
Comcast Corporation	Netflix, Inc.
EchoStar Corporation	The Walt Disney Company
Fox Corporation	Warner Bros. Discovery, Inc.

The Committee concluded that utilizing data from this peer group would allow it to appropriately evaluate our NEO compensation to attract, retain and compensate talented executives, while preserving sufficient year-over-year continuity of our peer group. The Committee used the publicly reported NEO compensation data from companies in this group as reference points in assessing the compensation levels for our NEOs. Consistent with its past practice and overall compensation philosophy, the Committee does not target a benchmark level of compensation and intends to continue to refrain from doing so. The Committee will also maintain its practice of considering the scope of each NEO’s responsibility and his or her length of time in the role, in addition to other factors.
2025 Peer Group
In connection with its annual review of the Company’s compensation peer group, the Committee found that the established peer group, above, continued to reflect appropriate comparison companies for 2025 compensation arrangements.
2024 COMPENSATION
Changes in NEOs’ Compensation Arrangements in 2024
During 2024, the Committee balanced strengthening our pay-for-performance linkage (as further described elsewhere in this Proxy Statement) with retaining and incentivizing our executives during a year of transition.
Mr. Bakish
Mr. Bakish stepped down from his position as President and Chief Executive Officer of Paramount effective April 30, 2024 and, on April 29, 2024, we entered into a transition services agreement and general release of claims with Mr. Bakish (the “transition agreement”) pursuant to which he served as a non-executive Senior Advisor to the Company until his employment terminated on October 31, 2024. As discussed below in the section entitled “Potential Payments Upon Termination and Certain Other Events,” in connection with his termination, Mr. Bakish has received, and will continue to receive, severance compensation and benefits in accordance with a termination without “cause” under the terms of his previously disclosed employment agreement and transition agreement.

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Office of the Chief Executive Officer
On April 29, 2024, the Board established the Office of the Chief Executive Officer (“Office of the CEO”), effective May 1, 2024, consisting of Messrs. McCarthy, Cheeks and Robbins, and designated Mr. McCarthy as interim principal executive officer for purposes of the rules and regulations of the SEC.
On June 4, 2024, in respect of their service in the Office of the CEO, the Committee:
•
designated each Co-CEO as a participant in the Paramount Global Executive Change in Control Severance Protection Plan (the “CIC Plan”), pursuant to which each Co-CEO’s severance multiple under the CIC Plan is two and benefit continuation period is 24 months; and

•
increased each Co-CEO’s annual cash bonus opportunity under the Company’s annual short-term incentive plan (“STIP”) by 100% of the applicable Co-CEO’s annual base salary (the “Incremental STIP Opportunity”), which, for 2024, would apply only to the period between May 1, 2024 and December 31, 2024.

On October 8, 2024, to ensure consistent leadership and continuity in the Office of the CEO, including in light of the Transactions, the Committee approved:
•
a special LTIP grant to each Co-CEO of TRSUs having a grant date value of $3 million, which TRSUs were generally scheduled to vest in equal annual installments on the first three anniversaries of the date of grant; and

•
entry into an employment agreement amendment with each Co-CEO, which (i) modified the applicable Co-CEO’s Incremental STIP Opportunity so that it would continue to apply for the duration of such Co-CEO’s employment, without regard to continued service in the Office of the CEO and (ii) clarified that the assignment to the applicable Co-CEO of duties or responsibilities substantially inconsistent with the executive’s position or duties as Co-CEO, or a material reduction in such position or duties, would entitle such Co-CEO to resign for “good reason.” See “Potential Payments upon Termination and Certain Other Events” for further description of the Co-CEOs’ employment agreements and severance protections.

As a result of the Committee’s focus on strengthening our pay-for-performance linkage, 100% of the incremental compensation opportunities awarded to Messrs. McCarthy, Cheeks and Robbins in their roles as Co-CEOs in 2024 were delivered in variable, at-risk pay and long-term incentives. Further, due to the dual roles of the Co-CEOs/business unit heads, the Company did not incur replacement costs in the form of additional fixed cash compensation.
Ms. Phillips
On June 7, 2024, the Company entered into an employment agreement amendment with Ms. Phillips, providing for the following compensation changes:
•	an increase in her annual base salary to $1 million and an increase in her annual target cash bonus opportunity to 120% of her annual base salary, in each case effective June 4, 2024; and
•	an increase in the target value of her annual grant of equity compensation to $1.8 million, beginning with annual grants for 2025.
In keeping with the Committee’s pay-for-performance philosophy and to further align our NEOs’ interests with those of our shareholders, more than 90% of the incremental compensation opportunities reflected in Ms. Phillips’ amendment will be delivered in variable, at-risk pay, which further increases the percentage of her total target compensation delivered in variable, at-risk pay and long-term incentives.
In connection with the increase in the target value of Ms. Phillips’ annual grants of equity compensation under the LTIP, in June 2024, the Committee awarded Ms. Phillips a pro-rated equity award consisting of TRSUs with a grant date value of $350,000, which were generally scheduled to vest in one-third installments on each of June 12, 2025, June 12, 2026, and June 4, 2027 (which is the last day of the term of her employment agreement).

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Compensation Discussion and Analysis
Ms. D’Alimonte
On June 18, 2024, we entered into a release agreement with Ms. D’Alimonte and her employment ceased on June 28, 2024. As discussed below in the section entitled “Potential Payments Upon Termination and Certain Other Events,” in connection with her termination, Ms. D’Alimonte has received, and will continue to receive, severance compensation and benefits in accordance with a termination without “cause” under the terms of her previously disclosed employment agreement.
Transaction Award Program
Recognizing the unique retention and incentivization challenges the Transactions could present, as well as the significant amount of work required to successfully complete the Transactions, the Committee approved a cash-based transaction award program (the “Transaction Award Program”) intended to increase the likelihood of the successful operation of Paramount prior to completion of the Transactions and promote the retention and continued focus of certain key employees, including Ms. Phillips, through such completion. Awards under the Transaction Award Program are payable on closing of the Transactions (the “Closing”), and a participant remains eligible to receive payment of the participant’s transaction award upon Closing in the event of, in each case prior to the Closing, the participant’s termination of employment without “cause,” or due to death or disability or resignation for “good reason,” if applicable under the participant’s employment agreement. Ms. Phillips has been allocated a $1 million transaction award opportunity, representing 100% of her base salary as of November 15, 2024.
280G Mitigation Measures
Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) disallows a company’s deduction for certain payments that are contingent on a change in control and exceed certain limits (“excess parachute payments”), and Section 4999 of the Code imposes on the recipients of excess parachute payments an excise tax (“excise tax”) on such payments.
None of our executives are entitled to a tax gross-up in connection with any excise tax that would be imposed on payments made that are considered to be in connection with the Transactions. In the event that any such payments would be subject to an excise tax, amounts payable under the applicable arrangement will be reduced to the level at which the excise tax will not apply, if such reduction would result in a greater after-tax amount to the executive.
The Company engaged a “Big Four” accounting firm (the “280G Firm”) to conduct an analysis on the potential tax impact of Sections 280G and 4999 of the Code (the “280G Impact”) on the Company and certain of the Company’s employees and service providers, including the 2024 FYE NEOs, in connection with the change in control contemplated by the Transactions. Based on the 280G Firm’s preliminary analysis, payments to each of our 2024 FYE NEOs may, absent any mitigating measures, be subject to the excise tax in connection with the Transactions.
The Committee considered actions to mitigate or eliminate the 280G Impact on our 2024 FYE NEOs and the Company and approved the following measures (the “280G Mitigation Measures”), subject to the repayment conditions outlined below:
•
for each Co-CEO, the immediate vesting and settlement in shares of the Company’s Class B Common Stock of all outstanding (i) TRSUs scheduled to vest in 2025, 2026 and 2027 and (ii) PSUs comprising the applicable Co-CEO’s target awards with performance periods ending in 2026 and 2027, for which performance-based vesting conditions would otherwise be deemed achieved at target performance for purposes of the conversion of the PSUs pursuant to the Transaction Agreement;

•	for the other 2024 FYE NEOs, the immediate vesting and settlement in shares of the Company’s Class B Common Stock of all outstanding TRSUs scheduled to vest in 2025; and
•
for all 2024 FYE NEOs, payment in December 2024 of a preliminary 2024 STIP bonus of 100% of such 2024 FYE NEO’s target 2024 STIP payout percentage, representing a portion of the 2024 STIP bonus amount otherwise expected to be paid in early 2025 based on the Company’s forecasted financial performance as of December 9, 2024 (the “Accelerated STIP Amount”).

In the event that a 2024 FYE NEO voluntarily resigns or the 2024 FYE NEO’s employment is terminated for “cause,” as defined in the applicable 2024 FYE NEO’s employment agreement (each, a “disqualifying termination”), in each case prior

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to the previously scheduled vesting date for any tranche of TRSUs or PSUs that was accelerated to mitigate the 280G Impact, such 2024 FYE NEO must repay to the Company, within 30 calendar days following the date of such 2024 FYE NEO’s termination of employment, the after-tax amount attributable to any such tranche of TRSUs or PSUs, as applicable.
The Accelerated STIP Amount was subject to recoupment, on an after-tax basis, in the event that a 2024 FYE NEO incurred a disqualifying termination prior to December 31, 2024. In addition, any amount by which the Accelerated STIP Amount exceeded the final 2024 STIP bonus earned by a 2024 FYE NEO, as determined by the Committee based on actual full year performance, was subject to repayment, also on an after-tax basis. The final 2024 STIP bonus earned by each 2024 FYE NEO exceeded the applicable executive’s Accelerated STIP Amount, and the incremental 2024 STIP bonus amount due to each 2024 FYE NEO was paid on February 24, 2025.
2024 Compensation Elements
The Committee’s decisions with respect to 2024 compensation are discussed below.
Base Salary
In reviewing proposals for changes to base salary for NEOs, the Committee considers the following:
•	Appropriate competitive compensation data for the position;
•	Individual performance;
•	Base salary level for the executive in relation to the executive’s total target compensation;
•	Base salary level as it relates to the allocation of fixed versus at risk compensation;
•	Input and recommendations of our Chief Executive Officer(s) (for NEOs other than the Chief Executive Officer(s));
•	The level of the annual merit increase budget across the Company as a whole; and
•	Existing contractual obligations, if any.
Annual Incentive Awards
We use annual cash bonuses to reward achievement of financial performance and individual strategic and operational objectives. In establishing the 2024 STIP, the following process was utilized:
Approve the 2024 STIP Design. At the beginning of 2024, the Committee approved the framework under which individual bonus amounts for NEOs (and all other bonus-eligible employees) would be determined under the 2024 STIP, which consists of two steps.
•
Step 1: At or shortly following the end of 2024, the Committee assesses the degree of achievement against the quantitative and qualitative performance goals previously set for 2024, which provides a preliminary bonus funding percentage for each NEO. For the quantitative performance goals, bonus amounts are assessed in relation to pre-established threshold, target and maximum goals. For the qualitative performance goals, bonus amounts are holistically assessed in relation to the degree of achievement against the pre-established objectives.

•
Step 2: After consideration of (i) the Committee’s evaluation, together with the Company’s Nominating and Governance Committee, of the performance of each Co-CEO and (ii) the Co-CEOs’ recommendation for all NEOs other than the Co-CEOs, the Committee determines each NEO’s “individual multiplier” based on the Committee’s assessment of each NEO’s individual performance for 2024. Each NEO’s respective individual multiplier is applied to such NEO’s preliminary bonus amount to determine such NEO’s final bonus payout. Through the individual multiplier, the Committee may modify the final payout up or down within a range of 0% of target to 200% of target.

This two-step approach reflects the Committee’s view that Company-wide quantitative and qualitative performance, in combination with individual performance, should be the factors used in determining bonuses for the NEOs. To avoid undue risk taking, the Committee determined that the final 2024 STIP payout for any NEO may not exceed 200% of the NEO’s target bonus amount.
Set the 2024 STIP Performance Goals. At the beginning of 2024, the Committee also established the quantitative performance goals applicable to the 2024 STIP, which were not certain of achievement at the time they were set, and the

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qualitative performance factors for the year. The goals were developed to promote achievement of DTC streaming profitability on an accelerated basis, while achieving our Company-wide bottom-line financial goals and continuing to progress on our strategic, workforce and culture development initiatives.
In setting the 2024 STIP quantitative performance goals, the Committee sought to establish performance goals that were meaningful, challenging and designed to motivate collaborative performance, without encouraging senior executives to engage in excessively risky business activities to achieve unattainable goals or overcome lower results caused by unforeseen events. The Committee determined to base 2024 STIP bonus amounts on the following structure:
•
80% based on the degree of achievement of pre-established quantitative performance goals (i.e., collectively, the quantitative performance factor, calculated using weighted average of the payout percentage set for the applicable achievement level). The threshold, target and maximum goals associated with each metric are established annually so that they remain rigorous and in line with our strategic plan. The target established for each metric was set as follows: Adjusted OIBDA, $3.1 billion; FCF, $250 million; DTC OIBDA, $(837) million; and DTC Revenue, $7.8 billion.

The following chart explains the Committee’s rationale in selecting Adjusted OIBDA, FCF, DTC OIBDA and DTC Revenue as the applicable quantitative performance metrics, and the manner in which each such metric is calculated:

Performance Metric	Why Chosen	How Calculated
Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA) Weighting: 20%	An important indicator of our operational strength and performance, as it measures efficiency and profitability and incentivizes management to better control expenses	Using our 2024 budget for Adjusted OIBDA and then adjusting for items, if any, approved by the Committee that would otherwise distort the calculation of the performance goal
Free Cash Flow (FCF) Weighting: 20%	Provides a clear view of our ability to generate cash (and thus profits), which allows us to pursue opportunities that enhance shareholder value	Using our 2024 budget for FCF and then adjusting for items, if any, approved by the Committee that would otherwise distort the calculation of the performance goal
DTC OIBDA Weighting: 20%	An important indicator of the operational strength and performance of our Direct-to-Consumer segment, as it measures efficiency and profitability
Using our 2024 budget for DTC OIBDA–i.e., Adjusted OIBDA for our Direct-to-Consumer segment–and then adjusting for items, if any, approved by the Committee that would otherwise distort the calculation of the performance goal

DTC Revenue Weighting: 20%	An important driver of our valuation and a key indicator of the future profitability of our DTC business	Using our 2024 budget for our Direct-to-Consumer segment revenue and then adjusting for items, if any, approved by the Committee that would otherwise distort the calculation of the performance goal

•	20% based on the Committee’s assessment of management’s qualitative performance as a whole with regard to the following factors:
○
Execution of our 2024 strategy (10%), including how well we: executed in evolving the Company into a leading global, multi-platform, premium content company; capitalized on opportunities to manage costs and improve business operations; produced high quality content across the Company’s business operations; drove the growth and profitability of our DTC streaming services, including through high engagement levels; and continued to streamline our asset portfolio; and

○
Workforce Culture and Development (10%), including how well we: leveraged the Company’s mission, values and strategy to continue building a high-performing and inclusive culture that is a competitive advantage for us; continued growing people leader capability across the Company; developed “bench strength” throughout the organization by identifying and developing high potential future leaders; focused on meaningful engagement of our workforce and driving accountability for team action planning; and, on a holistic basis, made progress on our goals of equal opportunity and inclusivity in our work place.

In all cases, the maximum amount of 2024 STIP funding on a Company-wide basis was capped at 200% of the 2024 STIP pool at target.
Risk mitigation concepts were maintained as part of the 2024 STIP design to strike the appropriate balance in management’s focus on our bottom-line financial goals and our DTC streaming growth strategy. Adjusted OIBDA, FCF

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Compensation Discussion and Analysis
and DTC OIBDA achievement were each subject to maximum payouts of 200% of target to incentivize a shift in efforts towards driving streaming profitability. DTC Revenue achievement was subject to a maximum payout of 300% for achievement of maximum performance, provided that if threshold performance for any of the other quantitative metrics was not met, the DTC Revenue metric would be capped at a maximum payout percentage of 150%. The Committee determined that this limitation on the DTC Revenue metric payout was appropriate to ensure that our bottom-line financial goals continued to remain a priority for management.
Determine Actual Bonus Payments. At or shortly following the end of 2024, in accordance with the framework described above, the Adjusted OIBDA, FCF, DTC OIBDA and DTC Revenue results were calculated by starting with our 2024 results for each metric and then adjusting for items approved by the Committee that would otherwise have distorted the calculation of the performance goals. The Committee determined to adjust our quantitative performance results to account for the impact of foreign currency rate fluctuations and the unbudgeted impact of licensing revenue allocations between our TV Media and DTC segments, each of which were pre-approved adjustments under the 2024 STIP design. Further, the Committee approved an adjustment to exclude the expense of the 280G Mitigation Measures from the calculation of percentage achievement for Adjusted OIBDA and FCF, as well as a downward adjustment to Adjusted OIBDA and DTC OIBDA achievement to remove the impact of certain cost initiatives that were implemented during 2024. Performance results, including such adjustments, were as follows: with respect to Adjusted OIBDA, $3.18 billion, with respect to FCF, $560 million, with respect to DTC OIBDA, $(413) million and with respect to DTC Revenue, $7.82 billion.

	Adjusted Quantitative Performance Results (80%)
(in millions)	Adjusted OIBDA* (20%)	Free Cash Flow (20%)	DTC OIBDA* (20%)	DTC Revenue (20%)
Unadjusted Result	$3,215	$489	$(488)	$7,632
Adjustment	$(35)	$71	$75	$184
Adjusted Result	$3,180	$560	$(413)	$7,816

*
The unadjusted result for each of Adjusted OIBDA and DTC OIBDA was adjusted to exclude the amount of the 2024 STIP expense that exceeded the budgeted amount as a result of the percentage of achievement against the performance goals.

In accordance with step one of the two-step STIP process discussed above, in February 2025, the Committee evaluated our adjusted performance for 2024 against the pre-established quantitative performance goals. Adjusted OIBDA, FCF and DTC Revenue results were determined to be achieved above target, resulting in a payout between target and maximum for each such factor. DTC OIBDA results were determined to be achieved above maximum achievement, but the payout was capped at 200%.
The Committee then evaluated our qualitative performance after receiving the Co-CEOs’ overall assessment of performance against the Company’s 2024 qualitative performance goals, which included the following highlights:
•
We continued driving the evolution of Paramount into a leading global, multi-platform, premium content company, in addition to the significant amount of work that we completed across the company to successfully negotiate the Transactions.

•	We increased Paramount+ revenue by 33% and added 10 million new subscribers to reach 77.5 million as of year-end, fueled by our strong content slate.
•	We continued to deliver number one hit series across broadcast and cable.
•	Paramount Pictures had five number one films at the domestic box office — Mean Girls, Bob Marley: One Love, IF, Smile 2 and Sonic the Hedgehog 3.
•
We continued to focus on franchise growth and management, capitalizing on our rich library and intellectual property and executing across theatrical, series and streaming, to cultivate active fan bases and build audiences over time.

•
We successfully negotiated and renewed longstanding agreements with key distribution and affiliate partners — with Charter, Nexstar and Scripps, among others — including station affiliate compensation deals across many markets.

•
We strengthened the balance sheet, including generating net operating cash flow of $752 million — a significant improvement from 2023 — and optimizing our asset mix through our continued divestiture of non-core assets, including the sale of our equity interest in Viacom18, which resulted in an attractive financial return.

•	We achieved $500 million in annual run-rate cost savings.

2025 PROXY STATEMENT 43

Compensation Discussion and Analysis
Based on its quantitative and qualitative assessments, the Committee determined the preliminary bonus funding percentage for 2024 to be 136.7% of target.
In accordance with step two of the two-step STIP process discussed above, the Committee then modified the 136.7% preliminary bonus funding percentage for each 2024 FYE NEO based on the Committee’s assessment of each 2024 FYE NEO’s individual performance after consideration of management’s recommendation. Mr. Bakish and Ms. D’Alimonte received bonus amounts based on target performance in accordance with their separation terms and this step two of the two-step STIP process was not applied to them (see “Potential Payments upon Termination and Certain Other Events” for further information on their separation terms). When making its 2024 bonus determinations, the Committee considered the input and recommendations of the Co-CEOs with respect to 2024 FYE NEOs other than the Co-CEOs. With respect to the Co-CEOs, the Committee took into account their respective performance evaluations conducted by the Committee, together with the Nominating and Governance Committee, after the close of the year. The Committee’s determination of the 2024 FYE NEOs’ annual incentive amounts, as set forth in the Summary Compensation Table for 2024 following this CD&A, took into account each NEO’s contributions toward the qualitative performance factors described above, as well as a variety of factors it deemed appropriate, with no pre-determined emphasis on any individual factor. The Committee also considered each 2024 FYE NEO’s target bonus amount for 2024, which amounts are based on competitive practice and are included in the table below. The differences in the target bonus amounts set forth in the 2024 FYE NEOs’ agreements partly reflect the level of relative impact of each of their positions on our performance.
Because of our 2024 FYE NEOs’ performance, we continued to deliver on our strategic objectives. In addition to the accomplishments and other considerations discussed earlier in this CD&A, the Committee considered the following accomplishments of our NEOs:
•
The Co-CEOs provided strategic leadership and management for our Company as we navigated a rapidly evolving industry landscape and the Transactions, in addition to their continued work as business unit heads. They and their senior executive teams:

○
Carried out the disciplined execution of our ongoing restructuring and transformation initiatives, continued to streamline our asset portfolio and explored new opportunities to increase revenues and reduce costs, creating value for our shareholders and other stakeholders;

○	Executed strategic amendments to our revolving credit facility and standby letter of credit facility to reflect the ownership structure after giving effect to the Transactions;
○	Led our efforts to develop and engage a high-performing workforce and foster a welcoming and supportive culture; and
○	Drove financial performance and amplified our world-class content across our three segments:
■
Direct-to-Consumer: DTC profitability improved by a total of $1.2 billion in 2024, reflecting two consecutive quarters of profitability and driven by an impressive year at Paramount+, where we added 10 million new subscribers to reach 77.5 million as of year-end, and delivered a 33% increase in revenue. Paramount+ achieved the position as the number four global streaming service. Pluto TV continues to be a global leader in FAST and grew 8% in hours watched for the year.

■
TV Media: CBS finished the 2023-2024 season as America’s number one broadcast network in primetime for the16th consecutive season, with eight of the top 10 broadcast series and the three most watched new broadcast series with Tracker, Elsbeth and NCIS: Sydney. CBS’s fall 2024 primetime slate featured seven of the top 10 broadcast series, including Tracker, the most watched series, Matlock, the number one new series, and Georgie & Mandy’s First Marriage, the number one new comedy, and the NFL delivered three of the top four regular season games, averaging over 19 million viewers. CBS News had four programs at number one in their respective categories — 60 Minutes, CBS News Sunday Morning, Face the Nation and 48 Hours — and for the year, grew total minutes watched on our streaming platforms by nearly 60%. Yellowstone on Paramount Network once again became the number one entertainment series on cable, premiering with 18 million viewers. Internationally, Yellowstone was number one in starts and engagement on Paramount+. Nickelodeon’s tremendous popularity continued with kids and preschoolers, including SpongeBob SquarePants, the number one series among kids six to 11. The Daily Show on Comedy

44 PARAMOUNT GLOBAL

Compensation Discussion and Analysis
Central was the number one cable entertainment series in late night and continued to grow across streaming, linear and social platforms. MTV Video Music Awards had its biggest audience in four years, and The Challenge was the number one competition show on cable and delivered the highest season premiere share in franchise history.
■
Filmed Entertainment: In addition to debuting number one at the domestic box office, Sonic the Hedgehog 3 was the highest-grossing film in the franchise and is expected to be one of the studio’s 10 most profitable releases of the last decade. Smile 2 debuted number one at both the domestic and the global box office. Gladiator II has generated more than $460 million globally. The studio slate also drove viewing on our linear and streaming platforms and contributed to other revenue streams, such as consumer products.

•	Mr. Chopra and Ms. Phillips were key members of the executive team.
○
Mr. Chopra participated in and advised the senior management team and provided leadership of our finance, accounting, tax, treasury, investor relations, strategy and corporate development, technology and facilities and real estate functions. Mr. Chopra was instrumental to the successful negotiation of the Transactions and in the execution of our DTC streaming strategy that reached its first quarter of profitability during 2024. Mr. Chopra also oversaw numerous initiatives to drive efficiencies and manage costs, and he continues to be a strong advocate and voice in our values-driven corporate culture.

○
Ms. Phillips participated in and advised the senior management team and led our people strategy and operations. Ms. Phillips provided leadership of our human resources and security functions, including our talent acquisition, people development, people operations and total rewards strategies. In 2024, she supported implementation of the Office of the CEO, was instrumental to the successful negotiation of the Transactions and enabled ongoing business transformation efforts. Ms. Phillips’ leadership regarding the Company’s succession planning initiatives helped the Company navigate leadership and organizational changes. Ms. Phillips also continued working to reinforce the Company’s high-performing, high-development organizational culture that will serve as a competitive advantage for us.

Based on the foregoing, the Committee approved the specific annual incentive amounts set forth in the table below and in the Summary Compensation Table for 2024 under the “Non-Equity Incentive” column for each of the above 2024 FYE NEOs.

NEO	Target Award	Preliminary Bonus Funding Percentage	Preliminary Award	Individual Multiplier	Final Award
Chris McCarthy*	$ 5,278,347	136.7%	$ 7,215,500	120%	$8,658,600
Naveen Chopra	$ 2,450,000	136.7%	$ 3,349,150	105%	$3,516,608
George Cheeks*	$ 6,928,347	136.7%	$ 9,471,050	120%	$11,365,260
Nancy Phillips**	$ 1,083,538	136.7%	$ 1,481,196	118%	$1,747,811
Brian Robbins*	$ 5,278,347	136.7%	$ 7,215,500	120%	$8,658,600

*	The portion of the executive’s target annual incentive comprised of the Incremental STIP Opportunity was pro-rated for 2024 based on the period that the executive served in the Office of the CEO.
**	Ms. Phillips’ target annual incentive was pro-rated for 2024 to reflect her increased annual target cash bonus opportunity under her amended employment agreement, effective June 4, 2024.
2025 Bonus Program
For the 2025 STIP, the Committee determined to continue its practice of basing the level of STIP funding on a mix of quantitative and qualitative performance, with quantitative performance weighted at 80% and qualitative performance weighted at 20%. The Committee determined to continue using the same four quantitative metrics (Adjusted OIBDA, FCF, DTC OIBDA and DTC Revenue) and the same two qualitative metrics (Strategy & Execution and Workforce Culture and Development) for the 2025 STIP performance goals. In considering the impact of the Transactions, the Committee determined that it would be appropriate and consistent with the Company’s objectives to set the funding and payment of bonuses to STIP eligible employees at target levels for the portion of 2025 ending on the Closing date in the event that the Transactions were consummated during 2025.

2025 PROXY STATEMENT 45

Compensation Discussion and Analysis
Long-Term Incentive Program
Long-Term Incentive Program
The LTIP is designed as a “pay-for-performance” vehicle to encourage executives to make decisions that will create and sustain long-term value for shareholders. It is also a vehicle used to retain talent and build executive ownership. Through our total compensation design, a significant portion of the total compensation opportunity for the NEOs is directly linked to stock price performance, with the goal of creating alignment with our shareholders. Eligibility to participate in the LTIP is generally limited to executives who have management responsibility.
The type and mix of equity-based vehicles used to deliver value varies primarily by an executive’s level in the organization and our business needs. The Committee considers the following objectives in determining the appropriate type and mix of equity-based vehicles:
•
Increased accountability for senior executives (Performance-Based Equity Awards): Motivate senior executives to focus on our performance through the achievement of pre-established financial goals over a designated period.

•
Retention of talent and alignment with shareholder interests in both up and down markets (Time-Based Equity Awards): Provide real retention value in the form of awards that are earned over a specified vesting period, with the value of awards tied to the value of our stock price.

The Committee discusses with management and ultimately approves the values, mix, and type of annual grants for senior executives, subject to the terms of an executive’s employment agreement. In determining the value, mix, and type of awards, the Committee takes into consideration the above objectives and the competitive assessment of total compensation reviewed by the independent compensation consultant and reviews the LTIP with its independent compensation consultant and senior management.
2024 LTIP Awards
As previously disclosed, the Committee approved 2024 LTIP awards on February 21, 2024, with grants to be made effective on March 1, 2024, to eligible employees, including NEOs, in the form of TRSUs and PSUs. For 2024, the Committee determined to continue granting PSUs and TRSUs to our NEOs in the same proportions as for 2023, i.e., 50% PSUs and 50% TRSUs for Mr. Bakish, our President and Chief Executive Officer at the time of the annual grants, and 35% PSUs and 65% TRSUs for all other NEOs. The price used for determining the number of TRSUs to be granted to each NEO was the average closing price for the 20-trading day period immediately preceding and including the March 1, 2024 grant date. For PSUs, a Monte Carlo valuation model was used to determine the number of PSUs to be granted to each NEO.
As part of its comprehensive annual review of our compensation programs, the Committee looks for opportunities to further align our compensation program with our pay-for-performance philosophy and to remain competitive within our industry and the broader labor market. For 2024 LTIP awards, the Committee determined that ratable vesting of TRSUs on the first three anniversaries of the date of grant remained appropriate and within market practice. The Committee found that relative total shareholder return against companies in a PSU comparator group that generally face the same macroeconomic and industry challenges faced by the Company (“PSU Comparator Group”) continued to be the appropriate performance criteria for the PSUs. For the 2024 PSU Comparator Group, the Committee determined to replace DISH Network Corp. with EchoStar Corporation, due to the acquisition of DISH Network Corp. by EchoStar Corporation, and replace World Wrestling Entertainment, Inc with TKO Group Holdings, Inc., the combined entity following the merger between World Wrestling Entertainment, Inc and Zuffa, LLC. The companies comprising the 2024 PSU Comparator Group are set forth below.

2024 PSU Comparator Group
Alphabet Inc. (GOOGL)	iHeartMedia, Inc.	Sirius XM Holdings Inc.
Altice USA, Inc.	IMAX Corporation	Snap Inc.
AMC Networks Inc.	Liberty Global plc (LBTY.K)	Spotify Technology S.A.
Cable One, Inc.	Lions Gate Entertainment Corp. (LGF.A)	TEGNA Inc.
Charter Communications, Inc.	Meta Platforms, Inc.	The E.W. Scripps Company
CineMark Holdings, Inc.	Netflix, Inc.	The Interpublic Group of
Clear Channel Outdoor Holdings, Inc.	Nexstar Media Group, Inc.	Companies, Inc.
Comcast Corporation	Omnicom Group Inc.	The Trade Desk, Inc.

46 PARAMOUNT GLOBAL

Compensation Discussion and Analysis

2024 PSU Comparator Group
EchoStar Corporation	Pinterest, Inc.	The Walt Disney Company
Fox Corporation (FOXA)	Roku, Inc.	TKO Group Holdings, Inc.
Gray Television, Inc. (GTN)	Sinclair Broadcast Group, Inc.	Warner Bros. Discovery, Inc.

The 2024 PSUs are subject to a single three-year performance period commencing on March 1, 2024 and ending on February 28, 2027. The Committee determined to set the payout scales for 2024 with a threshold payout percentage of 80% of target for threshold performance and a maximum payout percentage of 120% of target for maximum performance. The number of shares of Paramount Class B Common Stock to be delivered following the performance period for the 2024 PSUs is as follows:

Achievement of rTSR*	Percentage of Target Shares Earned*
Less than the 25th Percentile	Award Forfeited
25th Percentile	80% of Target Award
50th Percentile	100% of Target Award
75th Percentile or greater	120% of Target Award

*	Linear interpolation between points of rTSR achievement
Dividend equivalents accrue on the shares underlying the PSUs and equal the value of regular cash dividends paid on the shares of our Class B Common Stock. Dividend equivalents are paid in cash, less applicable withholdings, when the PSUs vest. If the PSUs do not vest, then the dividend equivalents accrued on those PSUs are forfeited.
Performance Results for 2021 PSUs having a Performance Period ending November 30, 2024
As previously disclosed in our proxy statement filed in 2022, the Compensation Committee granted, effective November 30, 2020, PSU awards for 2021 comprised of three tranches of PSUs (the “2021 PSUs”), each with a distinct performance period beginning on December 1, 2020 and ending on each of the 2nd, 3rd and 4th anniversaries of the grant date, respectively. The 2021 PSUs vest based on rTSR achievement against the companies in the S&P 500 index, and the number of shares earned with respect to a performance period is determined based on preset payout scales. The rTSR achievement for the 2021 PSU tranche having a four-year performance period ending on November 30, 2024 was determined to be below the 25th percentile (i.e., below threshold), resulting in forfeiture of the associated tranche. As previously disclosed in our proxy statements filed in 2023 and 2024, respectively, the first and second tranches of the 2021 PSUs were also forfeited, in 2022 and 2023, respectively. These forfeitures of all 2021 PSU tranches demonstrate our pay-for-performance philosophy as no shares were earned for below-threshold rTSR performance.
2025 LTIP Awards
In determining the mix and type of awards to be granted for 2025, the Committee considered the complexities in establishing, and measuring performance against, a meaningful performance goal to be achieved following a transformative event such as the Transactions. As a result, the 2025 LTIP awards were granted 100% in the form of TRSUs, which generally vest in equal installments on the first three anniversaries of March 1, 2025 (which maintains annual March 1st vesting dates consistent with TRSU awards granted in 2023 and 2024). The number of TRSUs to be granted to each NEO was the average closing price for the 20-trading day period immediately preceding and including the February 3, 2025 grant date.
Equity Award Grant Date Procedures
The grant date for equity awards is the date on which the Committee approves awards under the LTIP or, if so determined by the Committee, a future grant date, or a date specified in an employment agreement. The Committee may approve an award that will have a future grant date, with the exercise price of any stock option not to be less than the closing price of a share of our Class B Common Stock on the date of grant. We do not grant equity awards in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on equity grant dates. We provide communications regarding individual grant awards, including the terms and conditions, to recipients as soon as administratively feasible.

2025 PROXY STATEMENT 47

Compensation Discussion and Analysis
Delegation of Authority with Respect to LTIP Awards
The Committee has delegated to our Chief Executive Officer(s) limited authority with respect to executives who are not, and are not reasonably expected to become, specified employees, (i) to grant long-term incentive awards under our long-term incentive plan to such executives in connection with their hiring, promotion, or contract renewal or for any other reason and (ii) to modify certain terms of outstanding equity grants in some post-termination circumstances. The Committee delegated this authority in order for the Company’s Chief Executive Officer(s) to have the ability to (i) act in a timely manner in a competitive environment in connection with the hiring of new executives or the compensation of an existing executive being given a significant increase in responsibility and (ii) maintain flexibility to manage compensation in post-termination circumstances when mutually beneficial to us and the executive. The Committee’s delegation specifies the circumstances in which the authority may be used and limits the amount that may be awarded to an individual, the total amount that may be awarded in a given period, and, in certain circumstances, the aggregate incremental expense we may incur as a result of modifications to the terms of outstanding equity grants. The delegation also requires that the Chief Executive Officer(s) report to the Committee periodically on the exercise of this delegated authority.
STOCK OWNERSHIP GUIDELINES
In order to further align the NEOs’ and other senior executives’ interests with those of our shareholders, we have established stock ownership guidelines. The guidelines provide that, within five years of the year in which a senior executive first becomes subject to the guidelines, the NEOs and certain other senior executives are expected to acquire and establish holdings in our stock equal in value to a multiple of their cash base (base salary less mandatory deferrals, if applicable), depending on their positions as follows

Senior Executive	Ownership Guideline Multiple
Chief Executive Officer	6x cash base
Other Senior Executives	1x to 3x cash base

All types of equity holdings, with the exception of stock options, are included in determining ownership. The Committee monitors compliance with these guidelines by receiving an annual progress report from senior management. In 2024, senior management reported to the Committee that all NEOs subject to the guidelines met the guidelines as applied to each of them at that time. The Committee continues to periodically monitor compliance with the guidelines.
ANTI-HEDGING AND ANTI-PLEDGING POLICIES
We believe that engaging in short-term speculation in Paramount securities or personally profiting from a decline in our stock price would be, or may appear to be, inconsistent with the interests of our shareholders and the long-term value of the Company. Therefore, all employees, including our NEOs, are prohibited from (i) engaging in “short” sales of Company securities that they beneficially own and from buying or selling beneficial ownership of any Company-based derivative securities (such as “puts” and “calls”) that would result in receiving any gain or benefit if the price of the security declines, and (ii) entering into any derivative transactions with respect to beneficial ownership of Company securities (including unvested equity compensation), including any short sale, forward, equity swap, option or collar that is based on our stock price.
We prohibit our executive officers, Section 16 officers, including our NEOs, and any other employees who report directly to our Co-CEOs (in their capacities as Co-CEOs) from holding our securities in a margin account or pledging our securities (including using our securities as collateral for a loan). Our pledging policy applies to all shares held by persons subject to the policy, regardless of how such shares were obtained, and cannot be waived by pre-clearance.
CLAWBACK POLICY
We have a clawback policy that covers current and former executive officers in accordance with the requirements of Exchange Act Rule 10D-1 and NASDAQ listing standards, and also covers other senior executives on the Company’s senior leadership team.

48 PARAMOUNT GLOBAL

Compensation Discussion and Analysis
OTHER BENEFITS AND PROGRAMS
Retirement and Deferred Compensation Plans
We provide active, eligible employees with the opportunity to build financial resources for retirement through our broad-based tax-qualified defined benefit and/or defined contribution plans. In addition, eligible executives participate in our nonqualified defined benefit and/or deferred compensation plans. In some instances, participants in these qualified and nonqualified plans may also have frozen benefits in other qualified and nonqualified plans. Information regarding the retirement and deferred compensation plans applicable to our NEOs is set forth in the narrative after the Pension Benefits in 2024 table and the Nonqualified Deferred Compensation in 2024 table.
All Other Compensation
We provide other compensation to participating employees by making employer contributions in 401(k) and excess 401(k) plans and by providing company-paid life insurance. Compensation paid to the NEOs in relation to these programs is included in the “All Other Compensation” column of the Summary Compensation Table for 2024.
In certain instances, we provide executives with additional benefits that we believe are reasonable and typical for executives in similar industries and help us to attract and retain these executives. Among these benefits are transportation-related benefits, which we believe provide security, travel flexibility and efficiencies that result in a more productive use of the executive’s time, given the demands of his or her position. Information regarding the benefits described in this paragraph is included in footnote five to the “All Other Compensation” column of the Summary Compensation Table for 2024.
Post-Termination Arrangements
Each of the NEOs is entitled to post-termination payments and benefits upon the occurrence of a termination without “cause” or a resignation for “good reason” and upon death or disability, as set forth in their respective employment agreements and, if applicable, the CIC Plan.
The terms of these payments and benefits, and the estimated potential payments that would be made to each NEO if his or her employment terminated as of the 2024 year-end for the applicable reasons noted above are described under “Potential Payments upon Termination and Certain Other Events.” In assessing post-termination payments and benefits in connection with senior executive employment arrangements, the Committee considers competitive practice with respect to comparable executives at peer companies as well as prevailing practice and trends with respect to other public companies that are relevant in terms of size and complexity. The objective of these payments and benefits is to recruit and retain talent in a competitive market and, as applicable, compensate executives for restrictive covenants and other obligations following a termination without “cause” or a resignation for “good reason.”
Employment Contracts
All of the 2024 FYE NEOs have employment contracts with us, as the Committee has considered it to be in our best interests to secure the employment of each of these executives. The terms and provisions of these contracts are more fully described in the narrative section after the Summary Compensation Table for 2024.
TAX CONSIDERATIONS
Section 162(m) of the Code (“Section 162(m)”) limits our ability to deduct compensation paid to our NEOs for U.S. federal income tax purposes, generally to $1 million per year. Further, once any of our employees is considered a “covered employee” under Section 162(m) of the Code, that person will remain a “covered employee” so long as the person receives compensation from us. The Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of Paramount and our shareholders, even if not fully deductible. The Committee also considers the impact of Section 280G in making compensation decisions, including its historic use of “net-best” provisions in compensation arrangements with executive officers. See “—2024 Compensation—Changes in NEOs’ Compensation Arrangements in 2024—280G Mitigation Measures” for additional discussion on Section 280G considerations.

2025 PROXY STATEMENT 49

Compensation Committee Report
The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such information by reference.
The Compensation Committee of the Board of Directors of Paramount Global has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement. Based on this review and these discussions, the Compensation Committee has recommended to the Paramount Global Board of Directors that the CD&A be included in this proxy statement.
Members of the Compensation Committee
Barbara M. Byrne
Linda M. Griego
Judith A. McHale, Chair
Susan Schuman

50 PARAMOUNT GLOBAL

Executive Compensation
SUMMARY COMPENSATION TABLE FOR 2024
The following table sets forth information concerning total compensation for our NEOs for fiscal years 2024, 2023 and 2022, as applicable. For Messrs. McCarthy, Cheeks and Robbins, amounts reflect their total compensation in their dual roles as Co-CEOs and business unit heads.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and NQDC Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Chris McCarthy(6) Office of the CEO, President and Chief Executive Officer of Showtime/MTV Entertainment Studios and Paramount Media Networks	2024	2,750,000	8,044,141	8,658,600	0	30,498	19,483,239
Naveen Chopra EVP, Chief Financial Officer	2024	1,400,000	3,840,335	3,516,608	—	23,240	8,780,183
	2023	1,400,000	3,993,209	2,600,456	—	22,447	8,016,112
	2022	1,400,000	2,999,976	2,088,975	—	21,582	6,510,533
George Cheeks(6) Office of the CEO, President and Chief Executive Officer of CBS	2024	2,750,000	8,006,829	11,365,260	18,117	14,240	22,154,446
Nancy Phillips EVP, Chief People Officer	2024	968,238	1,460,456	1,747,811	—	27,886	4,204,391
	2023	925,000	1,154,650	986,050	—	27,596	3,093,296
	2022	885,336	1,200,004	920,144	—	27,553	3,033,037
Brian Robbins(6) Office of the CEO, President and Chief Executive Officer of Paramount Pictures and Nickelodeon	2024	2,750,000	8,137,565	8,658,600	—	62,059	19,608,224
Robert M. Bakish Former President and Chief Executive Officer; Director	2024	2,611,154	15,081,642	10,364,885	19,362	58,884,455	86,961,498
	2023	3,100,000	15,535,109	12,400,000	121,824	100,196	31,257,129
	2022	3,100,000	15,999,979	12,871,200	—	74,827	32,046,006
Christa A. D’Alimonte Former EVP, General Counsel and Secretary	2024	675,000	2,498,541	1,687,500	—	4,058,582	8,919,623
	2023	1,350,000	2,597,998	1,798,875	—	26,121	5,772,994
	2022	1,328,461	2,700,007	1,678,641	—	25,299	5,732,408

(1)
Amounts reflect salary earned by each NEO for the applicable year, including salary deferred under qualified and nonqualified arrangements, as applicable. See the Nonqualified Deferred Compensation in 2024 table for further information on amounts deferred under nonqualified deferred compensation arrangements. Mr. Bakish’s and Ms. D’Alimonte’s 2024 amounts reflect salary earned through the date of their respective separations from the Company. Ms. Phillips’ 2024 amount is a blended amount that reflects a base salary increase effective June 4, 2024.

(2)
Amounts reflect the aggregate grant date fair values for TRSUs and PSUs determined in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2024, see Note 14 “Stock-Based Compensation” to the audited 2024 consolidated financial statements on pages II-78 to II-80 in our Initial Form 10-K. For Messrs. McCarthy, Cheeks and Robbins, amounts also reflect the incremental fair value as determined under accounting rules related to PSUs granted in 2023 and 2024 for which vesting and settlement were accelerated in order to mitigate the 280G Impact, see “Compensation Discussion and Analysis—2024 Compensation—Changes in NEOs’ Compensation Arrangements in 2024—280G Mitigation Measures.”

2025 PROXY STATEMENT 51

Executive Compensation
(3)
Amounts represent compensation earned by the applicable NEO under our annual performance-based incentive program. Ms. Phillips’ 2024 bonus amount was pro-rated to account for her increase in target annual cash bonus opportunity effective June 4, 2024. The 2024 bonus amounts for Messrs. McCarthy, Cheeks and Robbins are blended amounts that reflect certain months of the applicable executive’s prior target annual cash bonus opportunity and the remainder as increased by the Incremental STIP Opportunity. Mr. Bakish’s 2024 bonus amount represents the payout of a pro-rated target bonus in accordance with the terms of his transition agreement described below under “Potential Payments Upon Termination and Certain Other Events.” Ms. D’Alimonte’s 2024 bonus amount represents the payout of a target annual bonus in accordance with the terms of her employment agreement described below under “Potential Payments Upon Termination and Certain Other Events.”

(4)
Amounts reflect changes in pension value only. None of our nonqualified deferred compensation plans for executives provide for above-market interest or preferential earnings. The change in pension value was negative for Mr. McCarthy in 2024 ($(2,811.67)).

(5)	The following table describes each component of the “All Other Compensation” column for 2024:

Named Executive Officer	Company Contribution to 401(k) Plans ($)(a)	Company Contribution to Excess 401(k) Plan ($)(b)	Company Contribution to Profit Sharing Plan ($)(c)	Company Paid Life Insurance ($)(d)	Separation/ Additional Payments ($)(e)	Perquisites and Other Personal Benefits ($)(f)	Total ($)
Chris McCarthy	10,577	12,133	4,125	3,663	—	—	30,498
Naveen Chopra	17,250	—	4,125	1,865	—	—	23,240
George Cheeks	10,577	—	—	3,663	—	—	14,240
Nancy Phillips	16,429	6,000	4,125	1,332	—	—	27,886
Brian Robbins	17,250	—	4,125	6,660	—	34,024	62,059
Robert M. Bakish	10,292	—	4,125	5,550	58,825,273	39,215	58,884,455
Christa A. D’Alimonte	5,750	13,475	4,125	915	4,034,317	—	4,058,582

(a)	Represents Company matching contributions made for 2024 under our 401(k) plan.
(b)	Represents Company matching contributions made for 2024 under our excess 401(k) plan.
(c)	Represents Company profit sharing contributions made for 2024 under our 401(k) plan.
(d)	Represents premiums paid by us in 2024 for life insurance coverage.
(e)
Represents amounts paid or accrued during 2024 in connection with the separations of Mr. Bakish and Ms. D’Alimonte, other than the amounts reported in the “Non-Equity Incentive Plan Compensation” column, which are described in footnote (3) to this Summary Compensation Table for 2024. Amounts attributable to continued medical, dental or life insurance coverage for future years that are subject to forfeiture upon the applicable executive becoming eligible for coverage from another employer are not reflected.

(f)	Represents amounts attributed to the personal use of a car and driver and/or personal use of car service, all provided for business-related security reasons.
(6)
Messrs. Cheeks, McCarthy and Robbins each earned compensation of approximately $6 million in connection with their roles as members of the Office of the CEO, which amount is comprised of approximately $3 million in incremental bonus compensation (included in the “Non-Equity Incentive Plan Compensation” column total) and a $3 million special TRSU award granted on October 8, 2024 (included in the “Stock Awards” column total and as further discussed in footnote (2) to the Grants of Plan-Based Awards During 2024 table).

Employment Agreements with NEOs
During 2024, all NEOs had employment agreements that set forth the terms and conditions of their employment. The material terms of each of these agreements that are necessary to an understanding of the information provided in the Summary Compensation Table for 2024 are provided below. See “Potential Payments Upon Termination and Certain Other Events” for a discussion of the severance payments and benefits for the NEOs in connection with a termination of their employment and, under “Compensation Discussion and Analysis,” the sections entitled “Annual Incentive Awards” and “Long-Term Incentive Program” for discussions of the terms of the annual cash incentive awards and long-term equity incentive awards.

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Pursuant to the FYE 2024 NEOs’ and, to a limited extent, Mr. Bakish’s participation in the CIC Plan, certain of the termination payments and benefits described below may be enhanced if such termination occurs (i) following the Company’s entry into a definitive agreement, the consummation of which would be a Change in Control (as defined in the CIC Plan), and (ii) within the six months preceding or two years following such Change in Control. See “Potential Payments Upon Termination and Certain Other Events.”
Chris McCarthy
On January 1, 2023, we entered into an employment agreement with Mr. McCarthy with a contract term through March 31, 2027, which provides for an annual base salary of $2.75 million, to be reviewed annually by the Compensation Committee and increased at the discretion of the Compensation Committee. Pursuant to his employment agreement, Mr. McCarthy is eligible to receive annual grants of equity compensation with an aggregate target grant date value of $5 million. On June 7, 2024, Mr. McCarthy and the Company entered into an amendment to his employment agreement that increased his annual target cash bonus opportunity from 125% to 225% of his annual base salary to reflect the Incremental STIP Opportunity, provided that such increase would be effective May 1, 2024 and continue for the period of time he served as a member of the Office of the CEO. On October 8, 2024, Mr. McCarthy and the Company entered into a second amendment to his employment agreement that modified the Incremental STIP Opportunity such that it would continue to apply for the duration of his employment, without regard to continued service in the Office of the CEO, and clarified that the assignment to him of duties or responsibilities substantially inconsistent with his position or duties as Co-CEO, or a material reduction in such position or duties, would entitle him to resign for “good reason.”
Mr. McCarthy’s employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The employment agreement also provides for severance payments and benefits in the event that Mr. McCarthy’s employment is terminated by us without “cause” or by him with “good reason,” or, in certain circumstances, following non-extension of his employment agreement.
Naveen Chopra
On June 30, 2020, we entered into an employment agreement with Mr. Chopra, pursuant to which he became our Executive Vice President, Chief Financial Officer, effective August 10, 2020, as well as a letter agreement setting forth additional terms of Mr. Chopra’s compensation. The employment agreement had a three-year term and provided for an annual base salary of $1.4 million, to be reviewed annually by the Compensation Committee and increased at the discretion of the Compensation Committee, and an annual target bonus of 150% of his annual salary. With respect to 2020, the employment agreement provided for Mr. Chopra to receive a guaranteed minimum annual bonus, subject to pro-ration based on Mr. Chopra’s start date. Mr. Chopra was eligible to receive annual grants of equity compensation with an aggregate target value of $3 million, beginning with the annual grant made for 2022. Pursuant to a letter agreement entered into in connection with Mr. Chopra’s employment agreement (the “Chopra Letter Agreement”), Mr. Chopra received two grants of equity compensation on August 24, 2020 with grant date values of $3 million and $4.5 million, which vested over four years and were in lieu of a fiscal 2021 long-term equity incentive award and in consideration of forfeited compensation from his former employer, respectively. Pursuant to the Chopra Letter Agreement and as further consideration for forfeited compensation from his former employer, Mr. Chopra received a one-time sign-on cash bonus of $2 million, which was subject to repayment in the event of certain terminations of Mr. Chopra’s employment prior to August 10, 2022. On June 28, 2023, Mr. Chopra and the Company entered into a new employment agreement extending the term of his employment through June 20, 2026 and, effective March 1, 2023, increasing his target annual cash bonus under the STIP to 175% of his annual base salary and the aggregate target grant date value of his annual equity compensation to $4.15 million.
Mr. Chopra’s employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The employment agreement also provides for severance payments and benefits in the event that Mr. Chopra’s employment is terminated by us without “cause” or by him with “good reason,” or, in certain circumstances, following non-extension of his employment agreement.
George Cheeks
On September 1, 2023, we entered into an employment agreement with Mr. Cheeks with a contract term through December 31, 2027, which provides for an annual base salary of $2.75 million, to be reviewed annually by the

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Compensation Committee and increased at the discretion of the Compensation Committee. Pursuant to his employment agreement, Mr. Cheeks is eligible to receive annual grants of equity compensation with an aggregate target grant date value of $5 million. On June 7, 2024, Mr. Cheeks and the Company entered into an amendment to his employment agreement that increased his annual target cash bonus opportunity from 185% to 285% of his annual base salary to reflect the Incremental STIP Opportunity, provided that such increase would be effective May 1, 2024 and continue for the period of time he served as a member of the Office of the CEO. On October 8, 2024, Mr. Cheeks and the Company entered into a second amendment to his employment agreement that modified the Incremental STIP Opportunity such that it would continue to apply for the duration of his employment, without regard to continued service in the Office of the CEO, and clarified that the assignment to him of duties or responsibilities substantially inconsistent with his position or duties as Co-CEO, or a material reduction in such position or duties, would entitle him to resign for “good reason.”
Mr. Cheeks’ employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The employment agreement also provides for severance payments and benefits in the event that Mr. Cheeks’ employment is terminated by us without “cause” or by him with “good reason,” or, in certain circumstances, following non-extension of his employment agreement.
Nancy Phillips
On December 2, 2019, Viacom entered into an employment agreement with Ms. Phillips, pursuant to which, upon the closing of the merger of Viacom with and into CBS Corporation on December 4, 2019 (the “ViacomCBS Merger”), she became our Executive Vice President, Chief People Officer. Ms. Phillips’ agreement had a three-year term and provided for an annual base salary of $750,000, to be reviewed annually by the Compensation Committee and increased at the discretion of the Compensation Committee, and an annual target cash bonus opportunity of 100% of her annual salary. Ms. Phillips was eligible to receive annual grants of equity compensation with an aggregate target grant date value of $1 million, beginning with the annual grant made for 2021. Pursuant to a letter agreement entered into in connection with Ms. Phillips’ employment agreement (the “Phillips Letter Agreement”), she received a one-time grant of TRSUs on December 16, 2019, with a value of $1.75 million, in connection with commencement of her employment. This one-time grant vested over four years in equal annual installments. Also on December 16, 2019, pursuant to the Phillips Letter Agreement, Ms. Phillips received her 2020 LTIP grant in the form of TRSUs with a value of $1.25 million, which was 125% of the annual long-term equity incentive target provided for in Ms. Phillips’ employment agreement at that time. This grant also vested over four years in equal annual installments. Ms. Phillips’ base salary was increased to $787,500, effective January 1, 2021, and, beginning with 2022, the aggregate target grant date value of annual equity compensation for which she is eligible increased to $1.2 million. On April 12, 2022, Ms. Phillips and the Company entered into a new employment agreement extending the term of her employment through June 30, 2025 and increasing her base salary to $925,000, effective April 11, 2022. On June 7, 2024, Ms. Phillips and the Company entered into an amendment to her employment agreement extending the term of her employment through June 4, 2027 increasing her base salary to $1,000,000 and her target annual cash bonus under the STIP to 120% of her annual base salary, in each case effective June 4, 2024, and increasing the aggregate target grant date value of her annual equity compensation to $1.8 million, beginning with the annual grants for 2025.
Ms. Phillips’ employment agreement contains certain restrictive covenants, including non-solicitation covenants, noncompetition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The agreement also provides for severance payments and benefits in the event that her employment is terminated by us without “cause” or by her with “good reason,” or, in certain circumstances, following non-extension of her employment agreement.
Brian Robbins
On December 15, 2023, we entered into an employment agreement with Mr. Robbins with a contract term through December 14, 2027, which provides for an annual base salary of $2.75 million, to be reviewed annually by the Compensation Committee and increased at the discretion of the Compensation Committee. Pursuant to his employment agreement, Mr. Robbins is eligible to receive annual grants of equity compensation with an aggregate target grant date value of $5.1 million. On June 7, 2024, Mr. Robbins and the Company entered into an amendment to his employment agreement that increased his annual target cash bonus opportunity from 125% to 225% of his annual base salary to reflect the Incremental STIP Opportunity, provided that such increase would be effective May 1, 2024 and continue for the period of time he served as a member of the Office of the CEO. On October 8, 2024, Mr. Robbins and the Company

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Executive Compensation
entered into a second amendment to his employment agreement that modified the Incremental STIP Opportunity such that it would continue to apply for the duration of his employment, without regard to continued service in the Office of the CEO, and clarified that the assignment to him of duties or responsibilities substantially inconsistent with his position or duties as Co-CEO, or a material reduction in such position or duties, would entitle him to resign for “good reason.”
Mr. Robbins’ employment agreement contains certain restrictive covenants, including non-solicitation covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The employment agreement also provides for severance payments and benefits in the event that Mr. Robbins’ employment is terminated by us without “cause” or by him with “good reason,” or, in certain circumstances, following non-extension of his employment agreement.
Robert M. Bakish
On August 13, 2019, Viacom entered into an employment agreement with Mr. Bakish, pursuant to which, upon the closing of the ViacomCBS Merger, he became our President and Chief Executive Officer. Mr. Bakish’s agreement provided for a four-year term that, beginning December 4, 2022, automatically extended for an additional year on each anniversary of December 4, 2019 unless either party gave a non-renewal notice at least 120 days before the applicable anniversary. At the time of his termination, his contract term was through December 4, 2025. The agreement provided for an annual base salary of $3.1 million and an annual target cash bonus opportunity of $12.4 million. Mr. Bakish was eligible to receive annual grants of equity compensation with an aggregate target value of $16 million. Pursuant to a letter agreement entered into in connection with Mr. Bakish’s employment agreement, he received a one-time grant of TRSUs with a grant date value of $5 million, that vested in equal installments on each of the first four anniversaries of December 4, 2019. On April 29, 2024, Mr. Bakish and the Company entered into the transition agreement, pursuant to which he transitioned from his role as President and Chief Executive Officer of Paramount to an advisory role on April 30, 2024 and continued to receive his annual base salary until he separated from the Company on October 31, 2024. Pursuant to the transition agreement, Mr. Bakish has received, and will continue to receive, the severance payments and benefits associated with an involuntary termination under his employment agreement.
Mr. Bakish remains subject to the restrictive covenants in his employment agreement, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information.
Christa A. D’Alimonte
On August 13, 2019, Viacom entered into an employment agreement with Ms. D’Alimonte, pursuant to which, upon the closing of the ViacomCBS Merger, she became our Executive Vice President, General Counsel and Secretary. Ms. D’Alimonte’s agreement had a three- year term and provided for an annual base salary of $1.25 million, to be reviewed annually by the Compensation Committee and increased at the discretion of the Compensation Committee, and an annual target cash bonus opportunity of 125% of her annual base salary. Ms. D’Alimonte was eligible to receive annual grants of equity compensation with an aggregate target value of $2,187,500. On March 11, 2022, Ms. D’Alimonte and the Company entered into a new employment agreement extending the term of her employment through June 30, 2025, increasing her base salary to $1.35 million, effective March 15, 2022, and, beginning with 2022, increasing the aggregate target grant date value of her annual equity compensation to $2.7 million.
On June 18, 2024, Ms. D’Alimonte entered into a release agreement with the Company and she separated from the Company on June 28, 2024. In connection with her separation, she has received, and will continue to receive, the severance payments and benefits associated with an involuntary termination under her employment agreement.
Ms. D’Alimonte remains subject to the restrictive covenants in her employment agreement, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information.

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Executive Compensation
GRANTS OF PLAN-BASED AWARDS DURING 2024
The following table sets forth information concerning grants of awards under our incentive programs to the NEOs in 2024. No option awards were granted to NEOs in 2024.

Name	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Chris McCarthy	3/1/2024	2/21/2024	—	—	—	126,126	157,657	189,189	—	1,794,137
	3/1/2024	2/21/2024	—	—	—	—	—	—	262,732	2,876,915
	10/8/2024	9/25/2024	—	—	—	—	—	—	285,714	2,999,997
	12/20/2024	12/20/2024	—	—	—	—	—	—	54,466	373,092
			1,319,587	5,278,347	10,556,694	—	—	—	—	—
Naveen Chopra	3/1/2024	2/21/2024	—	—	—	104,684	130,855	157,026	—	1,452,491
	3/1/2024	2/21/2024	—	—	—	—	—	—	218,068	2,387,845
			612,500	2,450,000	4,900,000	—	—	—	—	—
George Cheeks	3/1/2024	2/21/2024	—	—	—	126,126	157,657	189,189	—	1,794,137
	3/1/2024	2/21/2024	—	—	—	—	—	—	262,732	2,876,915
	10/8/2024	9/25/2024	—	—	—	—	—	—	285,714	2,999,997
	12/20/2024	12/20/2024	—	—	—	—	—	—	49,019	335,780
			1,732,087	6,928,347	13,856,694	—	—	—	—	—
Nancy Phillips	3/1/2024	2/21/2024	—	—	—	30,270	37,837	45,405	—	419,991
	3/1/2024	2/21/2024	—	—	—	—	—	—	63,056	690,463
	6/12/2024	6/4/2024	—	—	—	—	—	—	31,475	350,002
			270,885	1,083,538	2,167,076	—	—	—	—	—
Brian Robbins	3/1/2024	2/21/2024	—	—	—	128,648	160,810	192,972	—	1,830,018
	3/1/2024	2/21/2024	—	—	—	—	—	—	267,987	2,934,458
	10/8/2024	9/25/2024	—	—	—	—	—	—	285,714	2,999,997
	12/20/2024	12/20/2024	—	—	—	—	—	—	54,466	373,092
			1,319,587	5,278,347	10,556,694	—	—	—	—	—
Robert M. Bakish	3/1/2024	2/21/2024	—	—	—	576,576	720,720	864,864	—	7,999,992
	3/1/2024	2/21/2024	—	—	—	—	—	—	646,726	7,081,650
			3,100,000	12,400,000	24,800,000	—	—	—	—	—
Christa A. D’Alimonte	3/1/2024	2/21/2024	—	—	—	68,108	85,135	102,162	—	944,999
	3/1/2024	2/21/2024	—	—	—	—	—	—	141,876	1,553,542
			421,875	1,687,500	3,375,000	—	—	—	—	—

(1)	The “Committee Action Date” refers to the date on which the Compensation Committee approved the grants reported in the table.
(2)
Amounts reflect the range of potential bonus payments for each NEO from threshold to maximum based on the NEO’s target annual cash bonus opportunity under the 2024 STIP, with threshold, target and maximum payouts amounting to 25%, 100% and 200% of the applicable NEO’s target opportunity, respectively. Ms. Phillips’ amounts reflect pro-ration based on her increase in target annual cash bonus opportunity, effective June 4, 2024, under the amendment to her employment agreement. Amounts for Messrs. McCarthy, Cheeks and Robbins reflect pro-ration of the Incremental STIP Opportunity based on the period they served in the Office of the CEO.

(3)
Amounts reflect the range of PSUs potentially earned by each NEO from threshold to maximum with respect to the PSU component of the 2024 LTIP awards based on the NEO’s target number of PSUs, with threshold, target and maximum payouts amounting to 80%, 100% and 120% of the applicable NEO’s target PSUs, respectively.

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Executive Compensation
(4)
Amounts reflect the TRSU component of the 2024 LTIP awards, as well as (i) for Messrs. McCarthy, Cheeks and Robbins, their respective one-time TRSU grants, shown as granted on October 8, 2024, in connection with their continued service in the Office of the CEO and (ii) for Ms. Phillips, her one-time pro-rated TRSU grant, shown as granted June 12, 2024, in connection with the increase in target value of her annual grants under the LTIP.

(5)
Amounts reflect the fair value on the date of grant, calculated in accordance with FASB ASC Topic 718. With respect to PSUs shown as granted on March 1, 2024 for Messrs. McCarthy, Cheeks and Robbins, amounts shown include such grant date fair value plus the incremental fair value of the acceleration of those PSUs, as discussed in footnote (2) to the Summary Compensation Table for 2024. For awards shown as granted on December 20, 2024, amounts represent the incremental fair value of PSUs granted prior to 2024 that vested in 2024 as a result of the acceleration of those PSUs, as discussed in footnote (2) to the Summary Compensation Table for 2024.

Description of Plan-Based Awards
The Compensation Committee approved 2024 LTIP awards on February 21, 2024, with grants to be made effective March 1, 2024, to eligible employees, including our NEOs. The number of TRSUs awarded for 2024 was determined by dividing the value of the award by the average closing price of a share of our Class B Common Stock over the 20-trading day period immediately preceding and including the grant date, and the target number of PSUs granted was determined using a Monte Carlo valuation model.
For other terms of these awards relating to performance goals and grant dates, see “Compensation Discussion and Analysis—2024 Compensation—2024 Compensation Elements—Long-Term Incentive Programs—2024 LTIP Awards” and “—Equity Award Grant Date Procedures.”
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2024
The following table sets forth the outstanding equity awards held by our NEOs on December 31, 2024, which were comprised of vested and unexercised stock options and unvested TRSUs and PSUs. Market values were calculated using the closing price of our Class B Common Stock on December 31, 2024, the last day of our fiscal year, which was $10.46. Ms. D’Alimonte did not have any outstanding equity awards at fiscal year-end.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options — Exercisable (#)(1)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held that Have Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Chris McCarthy	5/18/2017	2,185	—	57.01	5/18/2025	—	—	—	—
	1/31/2018	2,269	—	56.06	1/31/2026	—	—	—	—
	11/30/2018	12,234	—	51.76	11/30/2026	—	—	—	—
	3/1/2022	—	—	—	—	—	—	27,963	292,493
Naveen Chopra	3/1/2022	—	—	—	—	—	—	27,963	292,493
	3/1/2022	—	—	—	—	15,111	158,061	—	—
	3/1/2023	—	—	—	—	—	—	22,603	236,427
	3/1/2023	—	—	—	—	38,992	407,856	—	—
	3/1/2024	—	—	—	—	—	—	104,684	1,094,995
	3/1/2024	—	—	—	—	145,379	1,520,664	—	—
George Cheeks	3/1/2022	—	—	—	—	—	—	41,944	438,734

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Executive Compensation

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options — Exercisable (#)(1)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held that Have Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Nancy Phillips	3/1/2022	—	—	—	—	—	—	11,185	116,995
	3/1/2022	—	—	—	—	6,045	63,231	—	—
	3/1/2023	—	—	—	—	—	—	6,536	68,367
	3/1/2023	—	—	—	—	11,275	117,937	—	—
	3/1/2024	—	—	—	—	—	—	30,270	316,624
	3/1/2024	—	—	—	—	42,037	439,707	—	—
	6/12/2024	—	—	—	—	20,983	219,482	—	—
Brian Robbins	6/26/2017	12,596	—	58.86	6/26/2025	—	—	—	—
	1/31/2018	9,080	—	56.06	1/31/2026	—	—	—	—
	11/30/2018	24,470	—	51.76	11/30/2026	—	—	—	—
	3/1/2022	—	—	—	—	—	—	46,604	487,478
Robert M. Bakish	1/9/2017	201,234	—	64.31	1/9/2025	—	—	—	—
	11/20/2017	437,775	—	43.90	11/20/2025	—	—	—	—
	11/30/2018	407,832	—	51.76	11/30/2026	—	—	—	—

(1)	Stock options in this column are fully vested.
(2)
Each TRSU award granted prior to 2023 generally vests 1/4 on each of the first four anniversaries of the date of grant. TRSU awards granted in 2023 and 2024 generally vest 1/3 on each of the first three anniversaries of the date of grant.

(3)
Represents the threshold number of outstanding PSUs granted in 2022, 2023 and 2024, as applicable, which are subject to a single three-year performance period ending on February 28, 2025, February 28, 2026 and February 28, 2027, respectively. PSUs are eligible to vest based on achievement of the applicable rTSR goals, on certification following the end of the applicable performance period. PSUs granted on 3/1/2022 were forfeited following the end of the performance period on February 28, 2025 because performance was determined to be below threshold.

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Executive Compensation
OPTION EXERCISES AND STOCK VESTED DURING 2024
The following table sets forth information concerning the vesting of stock awards during 2024 for each of our NEOs. No NEO exercised options during 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Chris McCarthy	957,823	10,018,146
Naveen Chopra	248,734	2,684,250
George Cheeks	991,817	10,407,237
Nancy Phillips	71,465	756,130
Brian Robbins	996,101	10,422,190
Robert M. Bakish	2,542,604	27,817,864
Christa A. D’Alimonte	174,044	1,830,140

(1)
Represents TRSUs and PSUs that vested during 2024. The number of shares acquired and value realized on vesting include shares withheld to satisfy tax withholding obligations. The net shares delivered to each NEO with respect to TRSUs after withholding for applicable taxes were: Mr. McCarthy, 437,457; Mr. Chopra, 129,868; Mr. Cheeks, 453,080; Ms. Phillips, 37,594; Mr. Robbins, 487,454; Mr. Bakish, 1,258,300; and Ms. D’Alimonte, 83,639.

(2)	Represents the number of shares underlying TRSUs and PSUs that vested in 2024, multiplied by the closing price of our Class B Common Stock on the applicable vesting date.
PENSION BENEFITS IN 2024
The following table sets forth information concerning each tax-qualified and nonqualified defined benefit pension plan that provides payments in connection with retirement with respect to the NEOs who participate in any such plan. None of the below plans provided for accrual of benefits during 2024 for the NEOs; however, as shown below, the applicable NEOs had an accumulated benefit under such plans.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Chris McCarthy	Tax-Qualified—The Viacom Pension Plan	7.0	85,613	—
	Nonqualified—The Viacom Excess Pension Plan	4.0	5,214	—
George Cheeks	Tax-Qualified—The Viacom Pension Plan	13.1	248,850	20,575
	Nonqualified—The Viacom Excess Pension Plan	9.6	494,467	40,882
Robert M. Bakish	Tax-Qualified—The Viacom Pension Plan	14.9	447,066	—
	Nonqualified—The Viacom Excess Pension Plan	11.2	954,185	—

(1)
Years of credited service differ from actual years of service based on the date they satisfied age and service requirements under the applicable plan and the date benefit accruals were frozen under such plan (i.e., December 31, 2012 for the Viacom Pension Plan and April 1, 2009 for the Viacom Excess Pension Plan). These differences did not result in any increased benefits to the executives.

(2)
The present value of each of Messrs. McCarthy’s and Bakish’s accumulated benefit on December 31, 2024 in the Viacom Pension Plan and the Viacom Excess Pension Plan was calculated assuming commencement of benefits at age 65, using a discount rate of 6.01% for both plans, and mortality rates in accordance with RPH-2015 mixed collar sex distinct table multiplied by 1.03 and with generational projection of MP-2021 with a 0.75% long-term improvement rate. The modified generational improvement scale adopts all the parameter changes implemented and published by the Society of Actuaries for MP-2019 except for the ultimate improvement rate which under the modified improvement scale is 0.75% instead of 1.00%. The present value of each of Messrs. McCarthy’s and Bakish’s accumulated benefit on December 31, 2024 in the Viacom Pension Plan reflects established assumptions regarding the form of payment elected by participants, specifically that 80% of retirement eligible participants elect lump sums and 20% elect life annuities and that 88% of vested eligible participants elect lump sums and 12% elect life annuities. As it relates to the present value of each of Messrs. McCarthy’s and Bakish’s accumulated benefit on December 31, 2024, the amount shown in the Viacom Excess Pension Plan assumes the grandfathered benefit under Section 409A of the Code

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(“Section 409A”) is payable in the same form of payment as the benefit under the Viacom Pension Plan. The benefit accumulated after the implementation of Section 409A assumes 100% of participants elect life annuities. Mr. Cheeks’ accumulated benefit on December 31, 2024 in the Viacom Pension Plan and the Viacom Excess Pension Plan were valued using an immediate single life factor, as his benefits are currently in pay status.
Description of Pension Benefits
We currently maintain several tax-qualified and nonqualified defined benefit plans as a result of various mergers, acquisitions and divestitures involving the Company and its various businesses, as well as changes implemented by the Company and its predecessors in retirement programs. All of the plans identified below have been frozen with respect to future benefit accruals and closed to new participants. The normal retirement age for all Company-sponsored pension plans is 65.
The Viacom Pension Plan (the “VPP”)
We maintain the Viacom Pension Plan, a tax-qualified defined benefit plan for eligible employees who satisfied age and service requirements (including Messrs. McCarthy, Cheeks and Bakish) prior to the VPP’s closure to new participants and cessation of benefit accruals as of December 31, 2012. Participants are fully vested in their accrued benefit upon the completion of five years of vesting service. We pay the cost of the benefits provided under the VPP. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or a single life annuity, respectively. The VPP also offers a lump-sum distribution option. All optional forms of payment under the VPP are actuarially equivalent to the normal forms of payment. A reduction is applied to the single life annuity benefit if an optional form is elected. If a participant in the VPP has reached age 55 and has 10 or more years of vesting service (as is the case for Mr. Bakish), he or she is eligible for an early retirement benefit. The early retirement reduction ranges between 4% to 6% per year for each year the benefit begins between 65 and 55.
The benefit formula for calculating an age 65 accrued benefit under the VPP is equal to the sum of (i) the employee’s accrued benefit as of December 31, 2009 and (ii) the employee’s accrued benefit from January 1, 2010 through December 31, 2012. The benefit formula for part (i) is a monthly benefit payable in the form of a single life annuity at a normal retirement age of 65, determined by taking 1.25% times final average compensation up to the covered compensation amount, times benefit service (up to a maximum of 30 years), plus 1.75% times final average compensation above the covered compensation amount, times benefit service (up to a maximum of 30 years). The benefit formula for part (ii) is a single-sum benefit payable at a normal retirement age of 65 determined by taking 10% of the employee’s post-2009 accumulated compensation, adjusted annually during employment by a wage inflation factor (based on the annual increase in the Social Security Wage Base), with an annual cap of 4%. Mr. Cheeks’ benefits are currently in pay status in connection with a prior separation from service from a predecessor.
The Viacom Excess Pension Plan (the “VEP”)
We also maintain the VEP, an unfunded nonqualified defined benefit plan, to provide benefits to employees (including Messrs. McCarthy, Cheeks and Bakish) who participate in the VPP and whose annual base salary exceeds the applicable eligible compensation for purposes of the Company’s 401(k) plan ($345,000 for 2024) (the “Annual Limit”). Effective April 1, 2009, further accruals were discontinued under the VEP. The benefits under the VEP are calculated by determining the excess, if any, of (i) the benefits that would be payable under the VPP if the VPP were not subject to the Annual Limit or the limit under Section 415 of the Code and the VPP benefit was determined by including all deferrals under any Company nonqualified deferred compensation plan and (ii) the benefits actually payable under the VPP.
The maximum amount of total compensation earned on or before March 31, 2009 taken into account under the VPP and the VEP together generally is $750,000. The normal and optional forms of payment for the benefit are the same under the VEP as under the VPP; however, a lump sum option is not available for the portion accrued post-2004. We generally do not grant employees extra years of benefit service under the VPP or the VEP for purposes of calculating a pension benefit. If a participant in the VEP has reached age 55 and has 10 or more years of vesting service (as is the case for Mr. Bakish), he or she is considered eligible for an early retirement benefit. The early retirement reduction ranges between 4% to 6% per year for each year the benefit begins between 65 and 55. Unless an election was made prior to January 1, 2009, the benefit will begin at the later of age 55 and six months following the employee’s termination. Mr. Cheeks’ benefits are currently in pay status in connection with a prior separation from service from a predecessor.

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NONQUALIFIED DEFERRED COMPENSATION IN 2024
The following table sets forth information concerning nonqualified deferred compensation for 2024 with respect to the NEOs who participate in any such plan.

Name	Plan Name	Executive Contributions in Last Fiscal Year (1)($)	Registrant Contributions in Last Fiscal Year (2)($)	Aggregate Earnings in Last Fiscal Year (3)($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Chris McCarthy	Deferred Salary Plans	373,635	12,133	355,241	—	3,446,433
	Deferred Bonus Plans	—	—	—	—	—
Nancy Phillips	Deferred Salary Plans	38,278	6,000	21,370	—	295,581
	Deferred Bonus Plans	59,162	—	8,953	—	130,033
Robert M. Bakish	Deferred Salary Plans	—	—	2,693,885	—	19,153,858
	Deferred Bonus Plans	—	—	1,129,456	—	7,959,447
Christa A. D’Alimonte	Deferred Salary Plans	58,596	13,475	182,880	—	1,772,320
	Deferred Bonus Plans	—	—	—	—	—

(1)
Executive contributions pursuant to deferred salary and bonus plans are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns, respectively, in the Summary Compensation Table for 2024.

(2)	Amounts reported are included in the “All Other Compensation” column of the Summary Compensation Table for 2024.
(3)
Amounts reflect earnings on all amounts deferred in 2024 and prior years in nonqualified plans, net of $96, $360 and $192 for Mr. McCarthy and Mses. Phillips and D’Alimonte, respectively, in account fees to the applicable plan’s third-party service provider. No portion of these amounts is included in the Summary Compensation Table for 2024, as none of these plans or arrangements provided for above-market or preferential earnings during 2024, as noted in footnote (4) to the Summary Compensation Table for 2024.

(4)
Includes amounts deferred in prior years (i) in the case of Deferred Salary Plans, under the Viacom Excess 401(k) Plan for Designated Senior Executives (the “Viacom Excess Plan”) and (ii) in the case of Deferred Bonus Plans, under the Viacom Bonus Deferral Plan for Designated Senior Executives (together with the Viacom Excess Plan, the “Legacy Plans”). The Legacy Plans were frozen to new participants and future deferrals as of December 31, 2021. Amounts deferred and any vested matching contributions, as applicable, under the Legacy Plans are distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or installment payments.

Description of Nonqualified Deferred Compensation
Set forth below is information with respect to each plan under which deferrals of compensation are reflected in the table above.
Deferred Salary Plan
We maintain supplemental 401(k) plans, including the Paramount Global Excess 401(k) Plan for Designated Senior Executives (the “Excess 401(k) Plan”), an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the Paramount Global 401(k) plan (“Company 401(k) Plan”), and whose annual base salary exceeds the Annual Limit. A participant can defer between 1% and 15% of his or her eligible compensation through payroll deductions on a pre-tax basis.
Under the Excess 401(k) Plan, eligible compensation generally includes base pay or salary, including pre-tax contributions to the Company 401(k) Plan and our group health and welfare plans, flexible spending accounts and contributions to the commuter reimbursement account plan, plus overtime, commissions, hazard pay and shift differential pay. Nondiscretionary matching contributions made by the Company to the Excess 401(k) Plan on and after January 1, 2021, are equal to the sum of (a) 100% of the first 1% of eligible compensation deferred each pay period on a pretax basis and (b) 50% of the next 5% of eligible compensation deferred each pay period, which is equal to a maximum nondiscretionary matching contribution of 3.5% of eligible compensation. In addition, effective January 1, 2021, any nondiscretionary matching contributions made by the Company to the Company 401(k) Plan and the Excess 401(k) Plan, together, will not be made with respect to annual compensation in excess of $500,000 for any participant. Participants become fully vested in the matching contribution after two years of service. Deferred amounts are reflected in phantom notional

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accounts and are credited (or charged) with notional earnings and/or losses as if the deferred amounts were invested in accordance with the participant’s investment elections under the Excess 401(k) Plan with respect to investment options, which options are determined by the plan committee. Company matching contributions are also reflected in phantom notional accounts, which are credited (or charged) with notional earnings and/or losses as if the matching contributions were invested in accordance with the participant’s investment elections under the Excess 401(k) Plan. The vested portion of a participant’s Excess 401(k) Plan account is distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or in installment payments.
Deferred Bonus Plan
We maintain bonus deferral plans, including the Paramount Global Bonus Deferral Plan for Designated Senior Executives (the “BDP”), an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in our Company 401(k) Plan, and whose annual base salary exceeds the Annual Limit. Participants can defer between 1% and 15% of their short-term incentive plan bonus to the BDP on a pre-tax basis. Participant accounts under the BDP are credited (or charged) with notional earnings, gains or losses based on the investment performance of the funds selected by the participant from the list of notional investment options identified by the plan committee. Amounts deferred under the BDP are distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or installment payments. Matching contributions are not made under the BDP.
POTENTIAL PAYMENTS UPON TERMINATION AND CERTAIN OTHER EVENTS
Potential Payments Pursuant to Arrangements with NEOs
In 2024, all of our NEOs had employment agreements providing for payments upon certain terminations of employment. The table below sets forth estimated potential payments that would have been made to each 2024 FYE NEO if his or her employment had terminated as of December 31, 2024 under certain circumstances. We have assumed, where applicable, that any Change in Control also constitutes a change in ownership or effective control within the meaning of Section 409A. In those cases where the employment agreement requires offset of severance amounts or benefits, we have assumed that the NEO has complied and continues to comply with all of the restrictive and other covenants included in his or her employment agreement and has not become employed by a new employer.
Each NEO’s employment agreement provides that if, at the time of the NEO’s termination without “cause” or resignation with “good reason” (each, a “qualifying termination”), there is in effect a severance plan for which the applicable executive is eligible that provides for more favorable severance payments and benefits than those set forth in the executive’s employment agreement, then the executive’s severance amounts will be automatically adjusted to those amounts. As of December 31, 2024, our 2024 FYE NEOs, and to a limited extent Mr. Bakish, participated in the CIC Plan, which would apply to a qualifying termination that occurs (i) following the Company’s entry into a definitive agreement, the consummation of which would be a Change in Control and (ii) in the six months preceding or two years following such Change in Control (a “CIC Qualifying Termination”).
The following table reflects the incremental payments and benefits due to the 2024 FYE NEOs in connection with (i) a qualifying termination that is not a CIC Qualifying Termination (a “Non-CIC Qualifying Termination”), (ii) a termination as a result of his or her death or disability or (iii) a CIC Qualifying Termination. These amounts represent payments and benefits beyond what the NEO earned and that were no longer subject to vesting conditions, as of December 31, 2024, and do not reflect benefits that are provided pursuant to plans or arrangements that are available generally to all salaried employees (such as amounts accrued under the 401(k) plans and disability benefits) or that are set forth in the Nonqualified Deferred Compensation in 2024 table or Pension Benefits in 2024 table (such as amounts under excess plans and accumulated and vested benefits under our pension plans).
No NEO would receive incremental payments or other benefits if they resigned from the Company without “good reason” or were terminated by the Company for “cause” in 2024. Other than Ms. Phillips’ award under the Transaction Award Program, none of the employment agreements or other arrangements with our NEOs in effect as of December 31, 2024 provides for payments and benefits solely in the event of a change-in-control.

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Termination Scenario	Continuation of Salary and Other Cash Compensation ($)(4)	Annual Bonus Continuation ($)(5)	Continuation of Medical, Dental & Life Insurance ($)(6)	Outplacement Assistance ($)(7)	Total Acceleration/ Continuation of Equity Awards ($)(8)	Transaction Award ($)	Total ($)
Chris McCarthy
Non-CIC Qualifying Termination(1)	6,174,330	11,700,670	36,307	25,000	365,608	—	18,301,915
Death or Disability	—	—	—	—	365,608	—	365,608
CIC Qualifying Termination(2)	5,500,000	12,375,000	36,967	25,000	365,608	—	18,302,575
Naveen Chopra
Non-CIC Qualifying Termination(1)	2,054,406	3,595,211	55,653	25,000	2,164,718	—	7,894,988
Death or Disability	—	—	—	—	4,293,788	—	4,293,788
CIC Qualifying Termination(2)	2,800,000	4,900,000	78,906	25,000	4,293,788	—	12,097,694
George Cheeks
Non-CIC Qualifying Termination(1)	8,250,000	12,925,000	85,829	25,000	548,418	—	21,834,247
Death or Disability	—	—	—	—	548,418	—	548,418
CIC Qualifying Termination(2)	5,500,000	15,675,000	86,489	25,000	548,418	—	21,834,907
Nancy Phillips
Non-CIC Qualifying Termination(1)	2,425,287	1,974,713	29,974	25,000	1,519,095	—	5,974,069
Death or Disability	—	—	—	—	1,519,095	—	1,519,095
CIC Qualifying Termination(2)	2,000,000	2,400,000	30,214	25,000	1,519,095	—	5,974,309
Change in Control(3)	—	—	—	—	—	1,000,000	1,000,000
Brian Robbins
Non-CIC Qualifying Termination(1)	8,113,027	9,761,973	128,567	25,000	609,347	—	18,637,914
Death or Disability	—	—	—	—	609,347	—	609,347
CIC Qualifying Termination(2)	5,500,000	12,375,000	129,227	25,000	609,347	—	18,638,574

(1)	Amounts reflect payments pursuant to the NEO’s employment agreement upon a Non-CIC Qualifying Termination.
(2)	Amounts reflect payments pursuant to the CIC Plan upon a CIC Qualifying Termination.
(3)
Amount reflects Ms. Phillips’ transaction award opportunity under the Transaction Award Program assuming the Transactions closed on December 31, 2024. This amount would be payable on the Closing date even if she experiences a qualifying termination or termination due to death or disability before such date.

(4)
Non-CIC Qualifying Termination amounts reflect continuation of the NEO’s annual base salary through the end of the NEO’s contract term. CIC Qualifying Termination amounts reflect a lump sum payment of two times the NEO’s respective base salary amount.

(5)
Non-CIC Qualifying Termination amounts reflect: for Mr. McCarthy, an aggregate STIP payment, representing his full target bonus with respect to 2025 and 2026, as well as a pro-rata target bonus with respect to 2027 based on the end of his contract term on March 31, 2027, reduced by an aggregate amount of $2,191,571 as a result of the applicable cap under his employment agreement; for Mr. Chopra, an aggregate STIP payment, representing his full target bonus with respect to 2025, as well as a pro-rata target bonus with respect to 2026 based on the end of his contract term on June 20, 2026; for Mr. Cheeks, an aggregate STIP payment, representing his full target bonus with respect to 2025, 2026 and 2027 based on the end of his contract term on December 31, 2027, reduced by an aggregate amount of $10,587,500 as a result of the applicable cap under his employment agreement; for Ms. Phillips, an aggregate STIP payment, representing her full target bonus with respect to 2025 and 2026, as well as a pro-rated target bonus with respect to 2027 based on the end of her contract term on June 4, 2027, reduced by an aggregate amount of $935,632 as a result of the applicable cap under her employment agreement; and for Mr. Robbins, an aggregate STIP payment, representing his full target bonus with respect to 2025 and 2026, as well as a pro-rata target bonus with respect to 2027 based on the end of his contract term on December 14, 2027, reduced by an aggregate amount of $8,492,337 as a result of the applicable cap under his employment agreement. Since a December 31, 2024 termination date is assumed, pro-rated bonus amounts for 2024 are not included as “Annual Bonus Continuation” and the NEO’s full annual bonus would have been paid in the amount disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2024, in accordance with the terms of the Company’s STIP. CIC Qualifying Termination amounts reflect two times the NEO’s target bonus.

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(6)
Non-CIC Qualifying Termination amounts reflect our cost of providing continued dental and medical insurance benefits and life insurance coverage as provided in the NEO’s employment agreement. CIC Qualifying Termination amounts reflect our cost of providing continued dental and medical insurance benefits and life insurance coverage for the longer of the continuation period under the NEO’s employment agreement and the NEO’s benefit continuation period under the CIC Plan (i.e., 24 months), in accordance with the terms of the CIC Plan, and accidental death and dismemberment insurance coverage for the NEO’s benefit continuation period under the CIC Plan.

(7)
Amounts reflect our cost of providing outplacement services for a maximum period of 12 months following termination of employment, in accordance with: (i) in the case of a Non-CIC Qualifying Termination, our recent practices in providing outplacement services to senior executives with employment agreements who are terminated without “cause” or (ii) in the case of a CIC Qualifying Termination, the CIC Plan.

(8)
The calculation of the value associated with the acceleration of the vesting of outstanding equity awards was based on the closing price of our Class B Common Stock on December 31, 2024 of $10.46. No option awards held by any NEO were unvested as of December 31, 2024.

2024 FYE NEOs Non-CIC Qualifying Termination
Messrs. McCarthy, Chopra, Cheeks and Robbins and Ms. Phillips would have received the following termination payments and benefits upon a Non-CIC Qualifying Termination pursuant to their respective employment agreements as in effect as of December 31, 2024, subject to execution of a release:
•
subject to an overall cap of two times the sum of the applicable executive’s base salary and target bonus amount, salary payable until the later of the (x) first anniversary of termination or (y) end of the contract term, at the same time that it would have been paid had the executive remained employed, and an annual bonus and/or pro-rated bonus for each remaining year of the contract term at the lesser of the executive’s target amount or the target amount modified by the Company performance factor;

•
accelerated vesting of all outstanding equity awards that would have vested on or before the end of the employment term or, for Messrs. McCarthy, Cheeks and Robbins and Ms. Phillips, if later, twelve months following termination, in each case with performance goals under any PSUs relating to any performance period not completed as of the date of termination deemed achieved at target performance level and with any stock options remaining exercisable for 6 months following the termination date or, if later, as provided under the applicable long-term incentive plan, but in no event later than the original expiration date of the stock option;

•
Company-paid medical and dental benefits for the longer of the remainder of the contract term and 12 months, or until the time that the executive becomes covered by another employer’s plan, if earlier; and

•
Company-paid life insurance until the end of the contract term, or, if longer, the end of the period that the executive is receiving cash severance payments, or until the time that the executive becomes eligible under another employer’s plan, if earlier.

The severance payments are subject to offset, with respect to the period beginning 12 months or, for Mr. Robbins, six months after termination and ending when the Company is no longer required to make severance payments, to the extent that the executive is receiving other compensation for the executive’s services. Under the terms of the applicable employment agreement, the executives are subject to certain restrictive covenants, including non-solicitation of Company employees, protection of our confidential information and, for NEOs other than Mr. Robbins, non-competition.
Definition of “cause”:
•
A termination for “cause” for each of the 2024 FYE NEOs generally would have been triggered by one of the following: engaging in embezzlement, fraud or other conduct that would constitute a felony; engaging in conduct that would constitute a financial crime, material act of dishonesty or material unethical business conduct, involving Paramount; engaging in the willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that was appropriate to his or her position from an executive or executives in his or her reporting line; committing a material breach of his or her employment agreement; failure (except in the event of disability) or refusal to substantially perform material obligations under his or her employment agreement; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by Paramount to cooperate; willful destruction or failure to preserve documents or other material known to be relevant to such an investigation; or willful inducement of others to engage in certain of the conduct described above or to otherwise breach their obligations to Paramount. The full definition of “cause,” and the provisions relating to the ability to cure such conduct, is set forth in the applicable executive’s employment agreement.

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Definition of “good reason”:
•
For our 2024 FYE NEOs, a termination with “good reason” generally would have been triggered by one of the following without the applicable NEO’s consent: assignment of duties substantially inconsistent with his or her current position or duties; material diminution, or withdrawal of material portions, of his or her duties (including, for Mr. Chopra as the Chief Financial Officer of a publicly-traded company); material breach of material obligations under the executive’s employment agreement; certain reductions of the applicable executive’s compensation; and for Messrs. McCarthy, Cheeks and Robbins, relocation of their places of employment out of certain geographic areas. The full definition of “good reason” is set forth in the applicable executive’s employment agreement.

Termination Due to Disability of the 2024 FYE NEOs
If any of the 2024 FYE NEOs had been terminated on December 31, 2024 due to disability, the applicable executive would have received accrued benefits payable through the date of termination and, pursuant to the terms of the applicable equity award agreements, would have received accelerated vesting of their outstanding equity awards, in each case assuming target performance for any PSUs for which the performance period was not yet complete. The 2024 FYE NEOs’ employment agreements also provide for the applicable executive to receive a pro-rated annual bonus for the year of termination of employment, paid at the lesser of the executive’s target amount or the target amount modified by the Company performance factor. However, based on the assumption that the applicable 2024 FYE NEO remained employed through the end of the year, he or she would have received his or her full annual bonus in the amount disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2024 in lieu of a pro-rated bonus, in accordance with the terms of our STIP as in effect on December 31, 2024.
Termination Due to Death of the 2024 FYE NEOs
If any of the 2024 FYE NEOs were to have died on December 31, 2024, the applicable executive’s beneficiary or estate would have received accrued benefits payable through the date of death and, pursuant to the terms of the applicable equity award documents, accelerated vesting of the applicable NEO’s outstanding equity awards, in each case assuming target performance for any PSUs for which the performance period was not yet complete. The 2024 FYE NEOs’ employment agreements also provide for the applicable executive to receive a pro-rated annual bonus for the year of termination of employment, paid at the lesser of the executive’s target amount or the target amount modified by the Company performance factor. However, based on the assumption that the applicable executive remained employed through the end of the year, he or she would have received his or her full annual bonus in the amount disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2024 in lieu of a pro-rated bonus, in accordance with the terms of our STIP as in effect on December 31, 2024.
2024 FYE NEOs and Mr. Bakish CIC Qualifying Termination
Pursuant to the CIC Plan, our 2024 FYE NEOs and, to a limited extent, Mr. Bakish would have received the following termination payments and benefits upon a CIC Qualifying Termination as of December 31, 2024, subject to execution of a release:
•
an amount equal to the applicable NEO’s severance multiple (two and one half for Mr. Bakish and two for all 2024 FYE NEOs) multiplied by the sum of such NEO’s (x) annual base salary plus (y) annual target bonus amount;

•
Company-paid medical and dental benefits and life insurance and accidental death and dismemberment insurance (x) for the longer of the period designated under the CIC Plan (30 months for Mr. Bakish and 24 months for all 2024 FYE NEOs) and the period provided in the NEO’s employment agreement or (y) until the time that the NEO becomes eligible for coverage with another employer, if earlier;

•	Company-paid executive level outplacement services for up to 12 months following the NEO’s termination;
•	vesting of participation rights under the Paramount Global Retiree Medical Plan, to the extent the NEO meets the eligibility criteria, which were met by Mr. Bakish as of December 31, 2024; and
•
full vesting of all outstanding equity awards, with performance for any PSUs for which the performance period is not yet complete deemed achieved at target level and outstanding stock options remaining exercisable for three years following the termination of employment or, if later, as provided under the applicable award agreement, but in no event later than the original expiration date of the stock option.

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Unless otherwise determined by the Compensation Committee at the time of the Change in Control, the Company will automatically waive any non-competition covenant in an NEO’s employment agreement upon a CIC Qualifying Termination. Amounts due under the CIC Plan are not subject to any offset provisions in an NEO’s employment agreement.
The CIC Plan also provides for payment of the applicable NEO’s target bonus amount, pro-rated based on the date of the NEO’s termination; however, if the applicable executive remained employed through the end of the year, he or she would have received his or her full annual bonus in the amount disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2024 in lieu of a pro-rated bonus, in accordance with the terms their respective employment agreements and our STIP as in effect on December 31, 2024.
Mr. Bakish

Termination Scenario	Continuation of Salary and Other Cash Compensation ($)	Annual Bonus Continuation ($)	Pro-Rata Bonus for Year of Termination ($)	Continuation of Medical, Dental & Life Insurance ($)	Outplacement Assistance ($)	Total Acceleration/ Continuation of Equity Awards ($)	Total ($)
Robert M. Bakish
Actual Termination Payments	6,200,000	24,800,000	10,364,885	88,160	25,000	27,817,864	69,295,909
CIC Qualifying Termination (Potential Enhanced Severance, December 31, 2024 valuation)	7,750,000	31,000,000	10,364,885	111,130	25,000	27,817,864	77,068,879

In connection with his termination of employment on October 31, 2024, Mr. Bakish has received, or will continue to receive, as applicable, the following severance payments and benefits:
•	a pro-rated annual bonus for the year of termination of employment, paid at the lesser of his target amount or the target amount modified by the Company performance factor;
•
subject to an overall cap of two times the sum of his base salary and target bonus amount, salary payable until the second anniversary of termination, at the same time that it would have been paid had he remained employed, and an annual bonus at his target bonus amount as if he had remained employed through the second anniversary of termination, payable at the same time and in the same manner as the salary payments;

•	Company-paid medical and dental benefits for 24 months, or until the time that he becomes covered by another employer’s plan, if earlier;
•
Company-paid life insurance until the end of the contract term, or, if longer, the end of the period that the executive is receiving cash severance payments, or until the time that he becomes eligible under another employer’s plan, if earlier; and

•
full vesting of all outstanding equity awards, with performance for any PSUs for which the performance period is not yet complete deemed achieved at target level and outstanding stock options remaining exercisable for two years following the termination of employment or, if later, as provided under the applicable long-term incentive plan, but in no event later than the original expiration date of the stock option.

Mr. Bakish remained eligible to have his current severance entitlements and benefits under the transition agreement adjusted to the more favorable terms under the CIC Plan described above in the event that a Change in Control occurred on or before April 30, 2025. CIC Qualifying Termination amounts include the full amount of severance payments and benefits as they would be adjusted assuming a Change in Control occurred on December 31, 2024, including without limitation the severance payments and benefits Mr. Bakish is already entitled or eligible to receive under the transition agreement even if a Change in Control did not occur within six months following the expiration of his transition agreement.

66 PARAMOUNT GLOBAL

Executive Compensation
Ms. D’Alimonte

Termination Scenario	Continuation of Salary and Other Cash Compensation ($)	Annual Bonus Continuation ($)	Continuation of Medical, Dental & Life Insurance ($)	Outplacement Assistance ($)	Total Acceleration/ Continuation of Equity Awards ($)	Total ($)
Christa A. D’Alimonte
Actual Termination Payments	1,350,000	2,522,002	39,250	25,000	1,830,140	5,766,392

In connection with her termination of employment on June 28, 2024, Ms. D’Alimonte has received, or will continue to receive, as applicable, the following severance payments and benefits:
•
subject to an overall cap of two times the sum of her base salary and target bonus amount, salary payable until the end of her contract term on June 30, 2025, at the same time that it would have been paid had she remained employed, and an annual bonus for 2024 and pro-rated annual bonus for 2025 at the lesser of her target amount or the target amount modified by the Company performance factor;

•
acceleration of outstanding equity awards that would have vested during the 18-month period following her termination, with performance for any PSUs for which the performance period is not yet complete deemed achieved at target level and with outstanding stock options remaining exercisable for 6 months following the termination date or, if later, as provided under the applicable long-term incentive plan, but in no event later than the original expiration date of the stock option;

•	Company-paid medical and dental benefits for the remainder of the contract term, or until the time that she becomes covered by another employer’s plan, if earlier; and
•	Company-paid life insurance until the end of the contract term or until the time that she becomes eligible under another employer’s plan, if earlier.
PAY RATIO
As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. McCarthy, our principal executive officer (“PEO”). The PEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described below.
For 2024, our last completed fiscal year, the annual total compensation of the median employee was $129,102 and the annual total compensation of the PEO was $19,495,713. Mr. McCarthy’s amounts did not require annualization because his amounts in the Summary Compensation Table for 2024 reflect his full year compensation. The annual total compensation for our median employee and the annual total compensation for the PEO for these purposes include our cost of health insurance premiums, which was not included in the Summary Compensation Table for 2024. For 2024, the ratio of the annual total compensation of the PEO to the annual total compensation of the median employee was 151 to 1.
As permitted under SEC rules, we used the same median employee that we used for purposes of disclosing our 2023 pay ratio as there has been no change in our employee population (taking into account reductions in force in 2024) or employee compensation arrangements that we believe would significantly impact the pay ratio analysis.
As described in our proxy statement filed in 2024, to identify the median employee, as well as determine the annual total compensation of the median employee, we used the following methodology and consistently applied material assumptions, adjustments and estimates:
•
We determined that, as of December 31, 2023, our employee population consisted of approximately 22,300 individuals, consisting of full- time, part-time and temporary employees, working for us and our consolidated subsidiaries. As permitted under the applicable SEC de minimis rule, we excluded certain non-U.S. employees from our employee population, which collectively amounted to less than 5% of our total number of employees. The jurisdictions and numbers of employees excluded on this basis were Brazil (29), Canada (67), China (16), Denmark (8), France (135),

2025 PROXY STATEMENT 67

Executive Compensation
Hong Kong (6), Hungary (287), Israel (86), Japan (36), Mexico (98), New Zealand (10), Nigeria (10), Portugal (7), Russia (14), Singapore (63), Spain (128), South Africa (68), Sweden (16), and the following countries with five or fewer employees: Belgium, Colombia, Czech Republic, Ireland, Italy and Taiwan.
•	To identify the “median employee” from our employee population, we used W-2 Box 1 amounts (and the foreign equivalent for our non-U.S. employees) as our consistently applied compensation measure.
•	Exchange rates were applied as of the determination date to convert all non-U.S. currencies into U.S. dollars.
•	Based on the estimated compensation of each employee, we identified a band of employees with the approximate median estimated compensation value (the “Median Band”).
•	We then identified the “median employee” from the employees within the Median Band and calculated that employee’s annual total compensation in accordance with applicable SEC rules.

68 PARAMOUNT GLOBAL

Executive Compensation
PAY VERSUS PERFORMANCE
As required by applicable SEC rules, we are providing the following information about the relationship of “compensation actually paid” (“CAP”) to our PEO and other NEOs (“Non-PEO NEOs”) and our, and certain of our peers’, performance. For a more fulsome discussion of our pay-for-performance compensation philosophy and performance measures, see “Compensation Discussion and Analysis.”
Pay Versus Performance Table

Pay Versus Performance
Fiscal Year	SCT Total for PEO 1 ($) (1)	SCT Total for PEO 2 ($) (2)	Compensation Actually Paid to PEO 1 ($) (1)(3)	Compensation Actually Paid to PEO 2 ($) (2)(3)	Average SCT Total for Non-PEO NEOs ($) (3)(4)	Average Compensation Actually Paid to Non-PEO NEOs ($) (3)(4)		Value of Initial Fixed $100 Investment Based On: ($)		Net Income ($ in millions) (7)	Company Selected Measure Class B Common Stock Price Performance (8)
								Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2024	86,961,498	19,483,239	86,043,063	17,589,877	12,751,495	10,796,988	Class B	28.73	220.01	(6,149)	-30.09%
							Class A	55.94	—
2023	31,257,129	—	22,339,289	—	5,006,453	3,950,514	Class B	39.86	155.53	(576)	-12.38%
							Class A	48.85	—
2022	32,046,006	—	14,626,030	—	4,497,431	2,453,046	Class B	44.52	93.66	1,214	-44.07%
							Class A	47.85	—
2021	20,035,212	—	12,873,214	—	2,802,710	2,132,649	Class B	76.53	166.98	4,631	-19.00%
							Class A	78.61	—
2020	38,973,768	—	34,147,810	—	8,779,994	8,824,614	Class B	92.39	131.54	2,701	-11.22%
							Class A	87.29	—

(1)
PEO reflected in this column for each of the years shown is Mr. Bakish (“PEO 1”), our former President and Chief Executive Officer and our PEO until April 30, 2024. “SCT Total” means the amount, or, for non-PEO NEOs, the average amount, reported in the “Total” column of the Summary Compensation Table for the applicable year.

(2)	PEO reflected in this column is Mr. McCarthy (“PEO 2”), who began serving as a member of the Office of the CEO and as our PEO on May 1, 2024.

2025 PROXY STATEMENT 69

Executive Compensation
(3)	To calculate CAP for 2024 in accordance with applicable SEC rules, the following amounts were either added to or deducted from the applicable SCT Total as noted below:

2024 Adjustments	PEO 1	PEO 2	Average non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(15,081,642)	(8,044,141)	(4,788,745)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	—	—	759,859
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	15,067,967	7,389,125	3,288,724
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	—	(155,890)	(356,335)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(1,079,350)	(1,146,263)	(686,925)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	(5,739)	(218,962)
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	193,952	69,547	51,500
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	(19,362)	—	(3,623)
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	—	—	—
TOTAL ADJUSTMENTS	(918,435)	(1,893,362)	(1,954,507)

(4)	Dollar amounts represent the average of the applicable amounts to the Non-PEO NEOs as a group for the applicable year.

Year	Non-PEO NEOs
2024	Messrs. Cheeks, Chopra and Robbins and Mses. D’Alimonte and Phillips
2021, 2022, and 2023	Mr. Chopra, Mses. D’Alimonte and Phillips and Doretha F. Lea, our Executive Vice President, Global Public Policy and Government Relations
2020	Mr. Chopra and Mses. D’Alimonte, Lea and Phillips, as well as Christina Spade, our Executive Vice President, Chief Financial Officer for part of 2020

(5)
Cumulative TSR is calculated by dividing (A) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end and the beginning of the measurement period, by (B) the Company’s share price at the beginning of the measurement period.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. In order to provide a TSR comparison consistent with that in the Initial Form 10-K, we utilized the published index used therein for purposes of complying with Item 201(e) of Regulation S-K, namely, the S&P 500 Media and Entertainment Index, for purposes of this disclosure.

(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)
Stock Price Performance is calculated by dividing (A) the difference between the closing price of a share of our Class B Common Stock at each year’s fiscal year-end and the prior fiscal year-end by (B) the closing price of the share at the prior fiscal year-end.

70 PARAMOUNT GLOBAL

Executive Compensation
Most Important Performance Measures Table
The three items listed below represent the most important financial performance measures we used to link “compensation actually paid” to our NEOs to our performance for fiscal year 2024.

Most Important Performance Measures
• Stock Price Performance
• Relative TSR
• Adjusted OIBDA

CAP Versus Company TSR and Peer Group TSR
The CAP figures shown below reflect the grant of long-term management incentive awards for fiscal year 2021 during fiscal year 2020 and for fiscal year 2020 during fiscal year 2019, resulting in no equity grants made in fiscal 2021. The Non-PEO NEO CAP figures for fiscal year 2020 reflect compensation paid to Christina Spade, including cash severance and equity acceleration values. The CAP figures for fiscal year 2024 include cash severance and equity acceleration values for Mr. Bakish (in the case of PEO CAP) and Ms. D’Alimonte (in the case of Non-PEO NEO CAP), as well as the impact of the 280G Mitigation Measures taken for Mr. McCarthy and each of the Non-PEO NEOs described above in “—Compensation Discussion & Analysis—2024 Compensation—280G Mitigation Measures” and the special LTIP grants to the Co-CEOs described above in “—Compensation Discussion & Analysis—2024 Compensation—Change in NEOs’ Compensation Arrangements in 2024.

Compensation Actually Paid versus TSR
TSR
CAP
250
200
150
100
50
0
100,000,000
90,000,000
80,000,000
70,000,000
60,000,000
50,000,000
40,000,000
30,000,000
20,000,000
10,000,000
0
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO 1 CAP
PEO 2 CAP
NON-PEO NEO CAP
Class A TSR
Class B TSR
Peer Group TSR

2025 PROXY STATEMENT 71

Executive Compensation
CAP Versus Net Income

Compensation Actually Paid versus Net Income
6,000,000,000
4,000,000,000
2,000,000,000
0
-2,000,000,000
-4,000,000,000
-6,000,000,000
-8,000,000,000
Net Income
100,000,000
90,000,000
80,000,000
70,000,000
60,000,000
50,000,000
40,000,000
30,000,000
20,000,000
10,000,000
0
CAP
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO 1 CAP
PEO 2 CAP
Non-PEO Cap
Net Income

CAP Versus Stock Price Performance
As described above, Stock Price Performance is calculated by dividing (A) the difference between the closing price of a share of our Class B Common Stock at each year’s fiscal year-end and the prior fiscal year-end by (B) the closing price of the share at the prior fiscal year-end.

Compensation Actually Paid versus Stock Price Performance
Stock Price Performance
0.00%
-5.00%
-10.00%
-15.00%
-20.00%
-25.00%
-30.00%
-35.00%
-40.00%
-45.00%
-50.00%
CAP
100,000,000
90,000,000
80,000,000
70,000,000
60,000,000
50,000,000
40,000,000
30,000,000
20,000,000
10,000,000
0
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO 1 CAP
PEO 2 CAP
Non-PEO CAP
Class B Common Stock Price Performance

72 PARAMOUNT GLOBAL

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2024 concerning shares of our Class B Common Stock authorized for issuance under our equity compensation plans. In connection with the ViacomCBS Merger, we assumed certain equity compensation plans that have not been approved by our security holders but that were approved by the security holders of Viacom before the ViacomCBS Merger. No shares of our Class A Common Stock are authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	21,679,172(2)	$57.91(3)	37,972,585(4)
Equity compensation plans not approved by security holders(5)	1,870,810(6)	$52.18(3)	—(7)
Total:	23,549,982	$54.40(3)	37,972,585

(1)
Our equity compensation plans approved by our security holders are the following: our Amended and Restated Long-Term Incentive Plan, our 2000 Stock Option Plan for Outside Directors and our 2015 Equity Plan for Outside Directors.

(2)	Consists of outstanding options and restricted stock units, including 346,129 vested restricted stock units for which settlement has been deferred.
(3)
The weighted-average exercise price is calculated based solely on the exercise price of outstanding options and does not take into account outstanding restricted stock units, which have no exercise price.

(4)
Includes 37,615,017 shares of our Class B Common Stock available for future awards (other than options and stock appreciation rights) under our Amended and Restated Long-Term Incentive Plan and 357,568 shares of Class B Common Stock available for future awards under our 2015 Equity Plan for Outside Directors. No shares remain available for future awards under our 2000 Stock Option Plan for Outside Directors.

(5)
In connection with the ViacomCBS Merger, effective December 4, 2019, we assumed the following equity compensation plans that had been approved by Viacom’s security holders but have not been approved by our security holders: the Viacom Inc. 2016 Long-Term Management Incentive Plan (the “Viacom LTIP”) and the Viacom Inc. 2011 RSU Plan for Outside Directors, as amended and restated as of January 1, 2016 and as further amended and restated as of October 31, 2016 (the “Viacom Outside Director Plan”).

(6)	Consists of outstanding options and restricted stock units, including 155,765 vested restricted stock units for which settlement has been deferred.
(7)
In connection with assuming these plans, we assumed the pool of authorized but unissued shares available for future issuances under the Viacom LTIP and the Viacom Outside Director Plan, as adjusted pursuant to the “Exchange Ratio” (as defined in the Agreement and Plan of Merger dated as of August 13, 2019, as amended October 19, 2019, pursuant to which the ViacomCBS Merger was effected). The Viacom LTIP and the Viacom Outside Director Plan expired on December 31, 2020 and January 1, 2021, respectively, and no shares remain available for future awards thereunder.

2025 PROXY STATEMENT 73

Item 2 — Amendment and Restatement of the Company’s Amended and Restated Long-Term Incentive Plan, Primarily to Increase the Number of Shares of our Class B Common Stock Authorized for Issuance under the Plan
We are asking our stockholders to approve an amendment and restatement of the Company’s long-term equity-based incentive plan (such amendment and restatement being the “Proposed Plan”), which is currently named the “Paramount Global Amended and Restated Long-Term Incentive Plan” (such plan as currently in effect, the “Current Plan”). The Compensation Committee (“Committee” in this Item 2) recommended that the Board adopt, and on April 28, 2025 the Board adopted, the Proposed Plan, subject to stockholder approval at the Annual Meeting. If this proposal is approved by stockholders, the Proposed Plan will be effective at the time of stockholder approval. If the Proposed Plan is not approved by stockholders at the Annual Meeting, awards will continue to be granted under the Current Plan until it expires at midnight on the day prior to our 2031 Annual Meeting of Stockholders.
The Proposed Plan is substantially the same as the Current Plan, except that the Proposed Plan reflects an increase in the number of shares of our Class B Common Stock (the “Shares” in this Item 2), par value $0.001 per share, authorized for issuance under the plan by 9,000,000, from 143,258,647 Shares to 152,258,647 Shares.
Stockholders initially approved the Current Plan at the 2009 Annual Meeting of Stockholders and approved amendments and restatements of the Current Plan at the 2013, 2018, 2021 and 2024 Annual Meetings of Stockholders.
The purpose of this proposal is to maintain a stockholder-approved plan with a sufficient share reserve to properly compensate and retain our employees and consultants. The Proposed Plan is intended to encourage stock ownership by eligible employees, consultants and other advisors, thereby aligning their interests with those of our stockholders. The Current Plan is our only long-term incentive plan under which we may grant equity awards to our executives.
Approval of this proposal would allow us to continue awarding equity incentives, which the Committee believes are an integral part of the Company’s long-term compensation philosophy. Our 2024 FYE NEOs have an interest in this proposal as they would be eligible to receive equity awards under the Proposed Plan.
The text of the Proposed Plan, in the form in which it would become effective upon approval of this proposal by stockholders, appears at the end of this proxy statement in Annex A. The following description of the Proposed Plan should be read in conjunction with, and is qualified in its entirety by reference to, the full text and terms of the plan document.
key features and considerations
The Proposed Plan retains the key features of the Current Plan, which reflect equity compensation and governance best practices, including:
No Discounted Awards
No stock option or standalone stock appreciation right may be granted with a per share exercise price of less than 100% of the fair market value of a Share on the date of grant.
No Repricing of Stock Options or Stock Appreciation Rights
The Committee may not “reprice” any stock option or stock appreciation right without stockholder approval.
Limits on Share Recycling
Any Shares withheld to satisfy tax withholding on an award or to pay the exercise price of an award will not be returned to the pool of Shares available for delivery under the Proposed Plan.

74 PARAMOUNT GLOBAL

Item 2 — Amendment and Restatement of the Company’s Amended and Restated Long-Term Incentive Plan, Primarily to Increase the Number of Shares of our Class B Common Stock Authorized for Issuance under the Plan
No Evergreen Feature
The Proposed Plan does not include an evergreen funding feature under which the Shares authorized for issuance under the Proposed Plan can be automatically replenished.
Clawback
Pursuant to employment agreements with our NEOs, awards to our NEOs under the Proposed Plan are subject to adjustment, forfeiture or repayment if the financial statements of the Company or business unit on which the calculation of the long-term compensation was based are subsequently restated and such restatement would have resulted in a smaller award. We also maintain a clawback policy that provides for recoupment of incentive compensation (including certain performance-based awards under the Proposed Plan) received by members of our senior leadership team in the event of a financial restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, without regard to misconduct.
ADDITIONAL INFORMATION
The following table illustrates the potential dilutive impact of future equity awards under the Proposed Plan.

SHARE AUTHORIZATION
	Shares/Securities	Equity Dilution: Percent of Shares Outstanding (3)
Shares available for future awards under Current Plan(1)	20,238,356	3.0%
Requested Share increase pursuant to Proposed Plan	9,000,000	1.3%
Shares authorized for future awards after approval of Proposed Plan	29,238,356	4.3%
Number of securities to be issued upon exercise of outstanding options, warrants and rights under all Company equity plans(2)	34,898,413	5.2%

(1)
Reflects Shares available under the Current Plan, which is the only equity plan available to make equity awards to our executives, as of March 31, 2025. Excludes securities reflected in row four and 353,943 Shares available for future awards to directors, as of March 31, 2025, under our 2015 Equity Plan for Outside Directors (the only plan under which future awards may be made to our directors).

(2)
Consists of outstanding options and restricted stock units under all of our equity plans as of March 31, 2025, consisting of 2,256,758 options with a weighted-average exercise price of $51.81 and a weighted-average remaining term of 1.02 years and 32,641,655 restricted stock units. See “Equity Compensation Plan Information” for more information on our equity plans.

(3)
As reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, there were 674,157,768 shares of our Common Stock outstanding (40,702,683 shares of Class A Common Stock and 633,455,085 shares of Class B Common Stock) as of May 5, 2025.

The following table provides information regarding our annual “burn rate” for the past three years.

	Stock options granted (a)	RSUs granted (b)	PSUs granted (1) (c)	PSUs vested or earned (2) (d)	Total awards granted (3) (e)	Weighted Average Shares Outstanding (f)	Burn Rate (g)
2022	—	6,067,398	1,427,373	42,874	6,110,272	649,000,000	0.94%
2023	—	9,073,164	1,362,453	201,056	9,274,220	652,000,000	1.42%
2024	—	17,320,964	3,649,148	2,131,489	19,452,453	664,000,000	2.93%
Three-Year Average	—	10,820,509	2,146,325	791,806	11,612,315	655,000,000	1.76%

(1)	Reflects PSUs granted in the applicable year based on achievement of “target” performance levels.
(2)	Reflects the number of PSUs earned as of the completion of the applicable performance period, as well as PSUs vested in connection with employee terminations.
(3)	Consists of the aggregate amount of stock options, RSUs and PSUs disclosed in columns (a), (b) and (d).

2025 PROXY STATEMENT 75

Item 2 — Amendment and Restatement of the Company’s Amended and Restated Long-Term Incentive Plan, Primarily to Increase the Number of Shares of our Class B Common Stock Authorized for Issuance under the Plan description OF PROPOSED PLAN
Purpose
The Proposed Plan will advance our interests and those of our stockholders by providing equity-based incentives that are necessary to attract, reward and retain employees, consultants and other advisors upon whose judgment and contributions we depend for our success.
Eligibility
The Proposed Plan provides that awards may be granted to any employee of, or to the extent designated by the Committee, any consultant or advisor to, the Company, any subsidiary in which the Company owns a 50% or greater ownership interest or any other subsidiary designated by the Committee. Under the Proposed Plan, approximately 18,600 of our employees and of our subsidiaries’ employees, including officers, are eligible for awards, subject to any necessary approvals by the Committee. While the Current Plan allows participation by all our employees, historically we have limited participation to select employees in any given year. Historically, we have not made grants to consultants or advisors.
Types of Awards
The Proposed Plan provides for awards of stock options to purchase Shares, stock appreciation rights, restricted and unrestricted Shares, RSUs, dividend equivalents, performance awards (including PSUs) and other equity-related awards and cash payments, which are described in more detail below.
Share and Other Limits
Subject to adjustment as described under “Adjustments” below, following stockholder approval of the Proposed Plan, approximately 152 million Shares will be authorized for issuance under the Proposed Plan. Shares delivered under the Proposed Plan will be from authorized but unissued Shares, treasury Shares or, subject to conditions that the Committee may determine, from Shares beneficially owned by one or more stockholders of the Company.
Shares subject to awards under the Proposed Plan will again be available for future awards upon the occurrence of specified events that result in fewer than the total number of Shares subject to the award being delivered to the participants. Shares, whether subject to awards under the Current Plan or Proposed Plan, that will be added back to the Proposed Plan Share limit and will again be available for awards are those Shares (i) subject to an award that expires or is cancelled, forfeited or terminated without having been exercised or settled, as applicable, or (ii) subject to an award that is settled in cash. Upon exercise of a stock option or stock-settled stock appreciation right, the number of Shares subject to the award (or portion thereof) being exercised shall be counted against the overall Proposed Plan Share limit, regardless of the actual number of Shares used to settle the stock option or stock-settled stock appreciation right upon exercise. Any Shares exchanged by a participant or withheld from a participant as full or partial payment to the Company of the exercise price or the tax withholding upon exercise or settlement of an award will not be returned to the pool of Shares available for delivery under the Proposed Plan. Shares underlying awards granted in substitution for awards previously granted by an entity that we acquire will not be counted against the Proposed Plan Share limit.
Fair Market Value Determination
The fair market value of a Share on a given date will mean, unless the Committee determines otherwise, the 4:00 p.m. (New York time) closing price on such date on Nasdaq or another principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or any other authoritative source that we select.

76 PARAMOUNT GLOBAL

Item 2 — Amendment and Restatement of the Company’s Amended and Restated Long-Term Incentive Plan, Primarily to Increase the Number of Shares of our Class B Common Stock Authorized for Issuance under the Plan
Term of the Proposed Plan
Unless earlier terminated by action of the Board, the Proposed Plan (or the Current Plan, if the Proposed Plan is not approved) will terminate at midnight on the day prior to the date of the 2031 Annual Meeting of Stockholders, and no grants may be made on or after the date of such meeting.
Administration
The Committee will administer the Proposed Plan. The Committee will select the participants who receive awards under the Proposed Plan, and determine the type of award to be granted, the number of Shares subject to awards or the cash amount payable in connection with an award and the terms and conditions of awards in accordance with the terms of the Proposed Plan. The Committee will have full authority to interpret the Proposed Plan and to establish rules for its administration. Subject to certain limitations, the Committee may delegate its authority under the Proposed Plan to one or more members of the Committee and/or one or more officers of the Company.
Awards Generally
Stock Options. Stock options can be either non-qualified stock options or “incentive stock options” within the meaning of Section 422 of the Code, as determined by the Committee. Historically, we have not granted incentive stock options.
Subject to certain limits described below, the Committee shall determine the number and kind of stock options granted, the exercise price of the stock options, the vesting schedule applicable to such stock options, the period during which they can be exercised and any applicable performance goal requirements. The Committee may, in its discretion, accelerate the vesting date of any stock option.
The Committee may not reprice any stock option without stockholder approval. No stock option may be granted with a per share exercise price of less than 100% of the fair market value of a Share on the date of grant. No stock option can be exercised after the tenth anniversary of the date of grant. The exercise price of a stock option will be paid in full on or before the settlement date for the Shares issued upon the exercise of the stock options in cash or, in the discretion of the Committee, in Shares (or other Company securities designated by the Committee) or in a combination of cash and Shares (or such other securities) or with any other form of valid consideration that is acceptable to the Committee. The Committee may also allow a participant to pay all or a portion of the exercise price using a net share settlement procedure or through a cashless exercise procedure.
The Proposed Plan sets forth general rules concerning the effects of a participant’s termination of service on the stock options, including the period, if any, following the participant’s termination of service during which vested stock options may be exercised. The Committee generally has the discretion to increase the post-termination exercise periods described above but in no event may a stock option be exercised following the earlier to occur of the expiration date of the stock option and the tenth anniversary of the date of grant.
Stock Appreciation Rights. The Committee may grant stock appreciation rights (“SARs”) under the Proposed Plan alone or in tandem with stock options. No SAR that is granted alone may be granted with a per share exercise price of less than 100% of the fair market value of a Share on the date of grant. SARs will be subject to the terms and conditions established by the Committee as set forth in the applicable award agreement.
SARs granted in tandem with a stock option may be granted either at the time the stock option is granted or by amendment at any time prior to the exercise, expiration or termination of such stock option. This type of SAR entitles the holder to surrender the related stock option in lieu of exercise and to receive an amount equal to the excess of the fair market value of a Share, determined as of the day preceding the date the holder surrenders the stock option, over the aggregate exercise price of such stock option. This amount will be paid in cash or, in the discretion of the Committee, in Shares (or other Company securities designated by the Committee) or in a combination of cash and Shares (or such other securities). No SAR granted in tandem with a stock option can be exercised unless the related stock option is then exercisable. The Committee may not reprice any SAR without stockholder approval.
Restricted Shares, Unrestricted Shares and RSUs. The Committee may grant restricted or unrestricted Shares and RSUs under the Proposed Plan. A restricted Share is a Share granted to the participant, which is subject to restrictions as determined by the Committee. An RSU is a contractual right to receive, in the discretion of the Committee, a Share (or

2025 PROXY STATEMENT 77

Item 2 — Amendment and Restatement of the Company’s Amended and Restated Long-Term Incentive Plan, Primarily to Increase the Number of Shares of our Class B Common Stock Authorized for Issuance under the Plan other Company securities designated by the Committee), a cash payment equal to the fair market value of a Share or a combination of cash and Shares (or such other securities), subject to terms and conditions as determined by the Committee. Restricted Shares and RSUs will be subject to a vesting schedule and any other restrictions that the Committee shall determine. For restricted share awards, the participant will have all rights as a holder of Shares, except that, unless otherwise determined by the Committee, the participant will not be entitled to be registered on the books and records of the Company until the Shares represented thereby have vested, and the restricted Shares cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such Shares have vested. Shares issued in settlement of RSUs may be evidenced by, among other things, book-entry registration or the issuance of stock certificates for the appropriate number of Shares, free of restrictions.
If a participant’s service is terminated for any reason (including as a result of the participant’s death, retirement or permanent disability), the unvested restricted Shares and RSUs will be forfeited as of the date of such event, unless the Committee determines otherwise. The Committee may, in its discretion, accelerate the dates on which restricted Shares and RSUs vest.
Performance Awards. The Committee may grant performance awards, which are defined as awards the granting, vesting, exercisability, payment and/or settlement of which is conditioned in whole or in part on the achievement of one or more performance goals during a performance period selected by the Committee. The terms and conditions of performance awards will be determined by the Committee, and will be payable in cash, in Shares (or other Company securities designated by the Committee) or in a combination of cash and Shares (or such other securities), as determined by the Committee.
The Committee may establish performance goals based on performance metrics it deems appropriate. The performance goals may be based on objectives related to individual performance, Company performance, or the performance of a subsidiary, division, department, region, function or business unit.
Dividend Equivalents and Other Awards. The Committee may, in its sole discretion, allow any recipient of an award under the Proposed Plan to receive, currently or on a deferred basis, interest, dividends or dividend equivalent payments with respect to the number of Shares covered by an award other than stock options and SARs. The Committee may also provide for the amount of such interest, dividend or dividend equivalent to be reinvested. Any dividend equivalents will be subject to the same terms and conditions (including vesting and forfeiture provisions) as the related award.
The Committee has the authority to grant other equity-related awards or cash payments, which cash payments may be based on one or more criteria determined by the Committee under the Proposed Plan that are consistent with the purpose of the Proposed Plan and our interests.
Deferral of Awards
At the discretion of the Committee, a participant may elect to defer the payment or settlement of awards upon such terms and conditions as the Committee may determine.
Adjustments
In the event of a merger, consolidation, stock-split, reverse stock-split, dividend, distribution, combination, reclassification, reorganization, spin-off, split-off, split-up or recapitalization that changes the character, value or amount of the Shares or any other changes in our corporate structure, equity securities or capital structure, the Committee will make such adjustments, if any, as it deems appropriate to the number and kind of securities subject to any outstanding award, the exercise price or purchase price, if any, of any outstanding award or the initial value of any outstanding phantom shares, and the maximum number or kind of securities that may be granted under the Proposed Plan or under the applicable sub-limits or the aggregate number or kind of securities that may be granted to any participant. These adjustments will not be considered a repricing under the Proposed Plan.

78 PARAMOUNT GLOBAL

Item 2 — Amendment and Restatement of the Company’s Amended and Restated Long-Term Incentive Plan, Primarily to Increase the Number of Shares of our Class B Common Stock Authorized for Issuance under the Plan
Transfer Restrictions
The rights of a participant with respect to any award granted under the Proposed Plan will be exercisable during the participant’s lifetime only by the participant and will not be transferable by the participant other than by will or the laws of descent and distribution. The Committee may, however, permit other transferability, subject to any conditions and limitations that it imposes. No award will be construed as giving any employee a right to receive future awards or to continued service with us.
Amendment and Termination of the Proposed Plan
The Board may at any time alter, amend, suspend or terminate the Proposed Plan, in whole or in part, except that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the principal stock exchange on which the Shares are then listed, and no termination, suspension, alteration or amendment may materially adversely affect the terms of any then-outstanding awards without the consent of the affected participant.
Notwithstanding the above paragraph, the Committee will have broad authority to amend the Proposed Plan or outstanding awards under the Proposed Plan without the approval of participants if the Committee deems the amendment necessary or appropriate to comply with applicable law or to avoid adverse tax consequences to any person under Section 409A, even if such amendment would otherwise be detrimental to such person.
Breach of Agreements
The Committee may include a provision in any agreement or certificate governing an award under the Proposed Plan that would require a participant to return awards or amounts realized on such award under the Proposed Plan upon such terms and conditions as the Committee may prescribe.
Terms and Conditions
The Committee may provide that Shares issuable under an award will be subject to such further restrictions or conditions as the Committee may determine, including conditions on vesting or transferability, forfeiture provisions and tax withholding conditions.

2025 PROXY STATEMENT 79

Item 2 — Amendment and Restatement of the Company’s Amended and Restated Long-Term Incentive Plan, Primarily to Increase the Number of Shares of our Class B Common Stock Authorized for Issuance under the Plan
Summary of U.S. Federal Income Tax Consequences
The following discussion is intended as a general summary of the U.S. federal income tax consequences associated with the grant and exercise of stock options and other awards under the Proposed Plan. This summary does not purport to be complete and does not address any applicable non-U.S., state or local tax laws.
Non-Qualified Stock Options. In general, no taxable income is realized by the participant upon the grant of a non-qualified stock option, and no deduction generally is then available to us. Upon exercise of a non-qualified stock option, the excess of the fair market value of the Shares on the date of exercise over the exercise price will be taxable to the participant as ordinary income. The amount included in the gross income of the participant will also be deductible by us. The tax basis of Shares acquired by the participant will be equal to the exercise price plus the amount includable in the gross income of the participant as ordinary income. When a participant disposes of Shares acquired upon exercise of a non-qualified stock option, any amount realized in excess of the fair market value of the Shares on the date of exercise generally will be treated as a capital gain and will be long-term or short-term, depending on the holding period of the Shares. If the amount received is less than such fair market value, the loss will be treated as a long-term or short-term capital loss, depending on the holding period of the Shares. Certain additional rules may apply if the exercise price of a non-qualified stock option is paid in Shares or other securities previously owned by the participant.
Incentive Stock Options. In general, no taxable income is realized by a participant and no tax deduction is available to us upon either the grant or exercise of an incentive stock option. If a participant holds the Shares acquired upon the exercise of an incentive stock option for more than one year after the transfer of the Shares upon exercise of the incentive stock option and more than two years from the date of the grant of the incentive stock option (the “ISO Holding Period”), the difference between the exercise price and the amount realized upon the sale of the Shares will be treated as a long-term capital gain or loss and no deduction will be available to us. If the Shares acquired upon exercise of the incentive stock option are disposed of before the expiration of the ISO Holding Period, the participant will realize ordinary income and we will be entitled to a deduction on the portion of the gain, if any, equal to the difference between the incentive stock option exercise price and the fair market value of the Shares on the date of exercise or, if less, the difference between the amount realized on the disposition and the adjusted tax basis of the stock. Any further gain or loss from an arm’s-length sale or exchange will be taxable as a long-term or short-term capital gain or loss, depending upon the holding period of the Shares before disposition. Certain additional rules may apply if the exercise price of an incentive stock option is paid in Shares or other securities previously owned by the participant.
The excess of the fair market value at the time of exercise of the Shares acquired upon the exercise of an incentive stock option over the exercise price of such stock option may constitute an adjustment to taxable income for purposes of the alternative minimum tax (“AMT”). Special rules for computing AMT income also may apply in certain cases where there are subsequent sales of Shares in disqualifying dispositions and to determine the basis of the stock for purposes of computing AMT income on the subsequent sale of the Shares.
Other Awards. In general, the current tax consequences of other awards authorized under the Proposed Plan are as follows: (i) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant (i.e., made an election under Section 83(b) of the Code); (ii) RSUs are generally subject to ordinary income tax at the time of settlement; and (iii) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing cases, we will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.
Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a tandem SAR or a standalone SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our common stock received on the exercise.

80 PARAMOUNT GLOBAL

Item 2 — Amendment and Restatement of the Company’s Amended and Restated Long-Term Incentive Plan, Primarily to Increase the Number of Shares of our Class B Common Stock Authorized for Issuance under the Plan
Section 409A
Section 409A provides additional rules governing the taxation of nonqualified deferred compensation. If an award is subject to Section 409A, payment or settlement of awards under the Proposed Plan that constitute deferred compensation may be delayed for six months following a participant’s termination of service if the participant is determined to be one of our “specified employees” as defined under Section 409A on the date of his or her termination. Neither we nor any of our subsidiaries is liable for any tax, interest or penalties that may be imposed on a participant pursuant to Section 409A.
Section 162(m)
Prior to its amendment by the TCJA, there was an exception to the $1 million deduction limitation under Section 162(m) for performance-based compensation if certain requirements set forth in Section 162(m) and the applicable regulations were met. The TCJA generally amended Section 162(m) to eliminate this exception for performance-based compensation, effective for taxable years following December 31, 2017, except with respect to plans that are eligible for “grand-fathering” under Section 162(m). Therefore, compensation paid under the Proposed Plan to individuals who are “covered employees” under Section 162(m) that exceeds $1 million in a given tax year is not expected to be deductible by us.
New Plan Benefits
No grants or awards subject to stockholder approval have been made by the Committee to date under the Proposed Plan. Because awards granted under the Proposed Plan are at the discretion of the Committee, the number of Shares that will be awarded to our employees (including executive officers) or consultants under the Proposed Plan is not currently determinable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS ITEM 2.

2025 PROXY STATEMENT 81

Item 3 — Amendment and Restatement of the Company’s 2015 Equity Plan for Outside Directors, Primarily to Extend the Plan’s Term
We are asking our stockholders to approve an amendment and restatement of the Company’s equity plan for outside directors (such amendment and restatement, the “Amended Plan”), which is currently named the “CBS Corporation 2015 Equity Plan for Outside Directors” (such plan as currently in effect, the “Existing Plan”). The Nominating and Governance Committee (“Committee” in this Item 3) and the Compensation Committee each recommended that the Board adopt, and on April 28, 2025 the Board adopted, the Amended Plan subject to stockholder approval at the Annual Meeting. If this proposal is approved by our stockholders, the Amended Plan will be effective at the time of stockholder approval, the Amended Plan will be the vehicle by which the Company may provide equity-based compensation to its Outside Directors, and the Outside Directors will not be eligible to receive equity-based awards under any other Company equity plan following the Annual Meeting. If the Amended Plan is not approved by stockholders at the Annual Meeting, then the Existing Plan will expire by its terms, and the Company will be unable to grant equity-based awards to the Outside Directors.
The Amended Plan is substantially the same as the Existing Plan, except that the Amended Plan would:
•	extend the termination date of the plan from the date of the Company’s 2025 Annual Meeting of Stockholders to the date of the Company’s 2035 Annual Meeting of Stockholders; and
•	streamline the plan to reflect our current name, Board composition and stock exchange listing.
Our stockholders last approved the amendment and restatement of the Existing Plan at the 2015 Annual Meeting of Stockholders.
The purpose of this proposal is to enable the Company to continue to appropriately compensate and retain qualified Outside Directors with equity-based awards. The Amended Plan is intended to encourage stock ownership by the Outside Directors, thereby aligning their interests with those of our stockholders.
The text of the Amended Plan, in the form in which it would become effective upon approval of this proposal by stockholders, appears at the end of this proxy statement in Annex B. The following description of the Amended Plan should be read in conjunction with, and is qualified in its entirety by reference to, the full text and terms of the plan document. Our equity incentive plan share usage over 2022, 2023 and 2024 represented a three-year average burn rate of 1.76%, as described in further detail in Item 2.
description OF amended plan
Purpose
The Amended Plan is intended to benefit and advance the interests of the Company and its subsidiaries by obtaining and retaining the services of qualified persons who are not employees of the Company or any of its subsidiaries to serve as directors, and to encourage them to make a maximum contribution to the success of the Company and its subsidiaries.
Eligibility
Only Outside Directors, i.e., directors who are not employees of the Company or any of its subsidiaries, are eligible to receive awards under the Amended Plan. The Company currently has five Outside Directors.
Types of Awards
The Amended Plan provides for awards of stock options to purchase shares of our Class B Common Stock (“Shares” in this Item 3), stock appreciation rights, RSUs, dividend equivalents, and other equity-based awards (including performance shares and restricted stock), which are described in more detail below.

82 PARAMOUNT GLOBAL

Item 3 — Amendment and Restatement of the Company’s 2015 Equity Plan for Outside Directors, Primarily to Extend the Plan’s Term
Share Limits
Subject to adjustment as described under “Adjustments” below, following stockholder approval of the Amended Plan, approximately 752,131 Shares will be authorized for issuance under the Amended Plan, plus any shares that are available to be regranted pursuant to Section 1.5 of the Existing Plan. The Company is not seeking stockholder approval to increase the number of shares available for issuance under the Existing Plan.
Shares delivered under the Amended Plan will be from authorized but unissued Shares or treasury Shares.
Shares subject to awards under the Amended Plan will again be available for future awards upon the occurrence of specified events that result in fewer than the total number of Shares subject to the award being delivered to the participants. Shares, whether subject to awards under the Existing Plan or the Amended Plan, that will be added back to the Amended Plan Share limit and will again be available for awards are those Shares subject to an award that expires or is cancelled, forfeited or cancelled without having been exercised or settled, as applicable. Upon exercise of a stock option or stock-settled stock appreciation right, the number of Shares subject to the award (or portion thereof) being exercised shall be counted against the overall Amended Plan Share limit, regardless of the actual number of Shares used to settle the stock option or stock-settled stock appreciation right upon exercise. Any Shares exchanged by a participant or withheld from a participant as full or partial payment to the Company of the exercise price or the tax withholding upon exercise or settlement of an award will not be returned to the pool of Shares available for delivery under the Amended Plan.
Fair Market Value Determination
The fair market value of a Share on a given date will mean, unless the Committee determines otherwise, the 4:00 p.m. (New York time) closing price on such date on Nasdaq or another principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or any other authoritative source that we select.
Term of the Amended Plan
Unless earlier terminated by action of the Board, the Amended Plan will terminate at midnight on the day prior to the date of the 2035 Annual Meeting of Stockholders, and no grants may be made on or after the date of such meeting.
Administration
The Committee (or such other committee(s) as may be appointed or designated by the Board) will administer the Amended Plan. Such administrator will have full authority to interpret the Amended Plan and to establish rules for its administration. The Board may authorize any officer of the Company to execute and deliver an agreement under the Amended Plan on behalf of the Company to a participant. Awards to Outside Directors are made at the discretion of the Board and on such terms and conditions (including vesting schedule, if any) as the Board may determine in accordance with the Amended Plan.
Awards Generally
RSUs. The Board may grant RSUs under the Amended Plan. An RSU is a contractual right to receive a Share, subject to terms and conditions as determined by the Board. Shares issued in settlement of RSUs may be evidenced by, among other things, book-entry registration or the issuance of stock certificates for the appropriate number of Shares.
Stock Options and Stock Appreciation Rights. Subject to certain limits described below, the Board shall determine the terms and conditions of any grant of stock options and/or stock appreciation rights, including the exercise price, the applicable vesting schedule and the period during which they can be exercised.
No stock option or stock appreciation right may be granted with a per Share exercise price of less than 100% of the fair market value of a Share on the date of grant. No stock option or stock appreciation right can be exercised after the tenth anniversary of the date of grant.
Dividend Equivalents and Other Awards. The Board may, in its sole discretion, allow any recipient of an award under the Amended Plan to receive dividend equivalents with respect to the number of Shares covered by an award other than

2025 PROXY STATEMENT 83

Item 3 — Amendment and Restatement of the Company’s 2015 Equity Plan for Outside Directors, Primarily to Extend the Plan’s Term
stock options and stock appreciation rights. The Board may also provide for the amount of such dividend equivalent to be reinvested. Any dividend equivalents will be subject to the same terms and conditions (including vesting and forfeiture provisions) as the related award. Dividend equivalents will be settled in Shares, unless otherwise set forth in the applicable award agreement.
The Board has the authority to grant other equity-related awards, including restricted stock and performance shares, that are consistent with the Amended Plan.
Deferral of Awards
The Board may from time to time establish procedures pursuant to which the payment of any award may be deferred by a participant.
Adjustments
In the event of a merger, consolidation, stock-split, reverse stock-split, dividend, distribution, combination, reclassification, reorganization, spin-off, split-off, split-up or recapitalization that changes the character, value or amount of the Shares or any other changes in our corporate structure, equity securities or capital structure, the Board will make such adjustments, if any, as it deems appropriate to the number and kind of securities subject to any outstanding award, the exercise price or purchase price, if any, of any outstanding award, and the maximum number or kind of securities that may be granted under the Amended Plan. The Board may also, in its sole discretion, make such other adjustments as it deems appropriate in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Amended Plan upon the occurrence of any of the foregoing events.
Transfer Restrictions
The rights of a participant with respect to any award granted under the Amended Plan are not transferable other than (i) by will or the laws of descent and distribution or (ii) upon prior notice to the Company, to (A) members of the participant’s immediate family or trusts whose beneficiaries are members of the participant’s immediate family, provided that any such transfer is made for estate and/or tax planning purposes without consideration being received, or (B) former spouses in transfers incident to a divorce. The Board may also permit other transferability, subject to any conditions and limitations that it imposes.
Amendment and Termination of the Amended Plan
The Board may at any time alter, amend, suspend or terminate the Amended Plan, in whole or in part, except that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the principal stock exchange on which the Shares are then listed, and no termination, suspension, alteration or amendment may adversely affect the terms of any then-outstanding awards without the consent of the affected participant.
Notwithstanding the above paragraph, the Board may amend the Amended Plan without the approval of participants if the Board deems the amendment necessary or appropriate to comply with applicable law or to avoid adverse tax consequences.

84 PARAMOUNT GLOBAL

Item 3 — Amendment and Restatement of the Company’s 2015 Equity Plan for Outside Directors, Primarily to Extend the Plan’s Term
Summary of U.S. Federal Income Tax Consequences
The following discussion is intended as a general summary of the U.S. federal income tax consequences associated with the grant and exercise of stock options and other awards under the Amended Plan. This summary does not purport to be complete and does not address any applicable non-U.S., state or local tax laws.
Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a tandem SAR or a standalone SAR. When a SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Shares received on the exercise. The amount included in the gross income of the participant will also be generally deductible by us. The tax basis of any Shares acquired by the participant will be equal to the amount includable in the gross income of the participant as ordinary income. When a participant disposes of any Shares acquired upon exercise of a SAR, any amount realized in excess of the fair market value of the Shares on the date of exercise generally will be treated as a capital gain and will be long-term or short-term, depending on the holding period of the Shares. If the amount received is less than such fair market value, the loss will be treated as a long-term or short-term capital loss, depending on the holding period of the Shares.
Stock Options. In general, no taxable income is realized by the participant upon the grant of a non-qualified stock option, and no deduction generally is then available to us. Upon exercise of a non-qualified stock option, the excess of the fair market value of the Shares on the date of exercise over the exercise price will be taxable to the participant as ordinary income. The amount included in the gross income of the participant will also be generally deductible by us. The tax basis of the Shares acquired by the participant will be equal to the exercise price plus the amount includable in the gross income of the participant as ordinary income. When a participant disposes of Shares acquired upon exercise of a non-qualified stock option, any amount realized in excess of the fair market value of the Shares on the date of exercise generally will be treated as a capital gain and will be long-term or short-term, depending on the holding period of the Shares. If the amount received is less than such fair market value, the loss will be treated as a long-term or short-term capital loss, depending on the holding period of the Shares. Certain additional rules may apply if the exercise price of a non-qualified stock option is paid in Shares or other securities previously owned by the participant.
Other Awards. In general, the current tax consequences of other awards authorized under the Amended Plan are as follows: (i) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant (i.e., made an election under Section 83(b) of the Code); (ii) RSUs are generally subject to ordinary income tax at the time of settlement; and (iii) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing cases, we will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.
New Plan Benefits
No grants or awards subject to stockholder approval have been made by the Board to date under the Amended Plan. Because awards granted under the Amended Plan are made at the discretion of the Board, the number of Shares that will be awarded to our Outside Directors under the Amended Plan is not currently determinable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS ITEM 3.

2025 PROXY STATEMENT 85

Item 4 — Stockholder Proposal, If Properly Presented at the Annual Meeting, Requesting that the Company Issue a Report Detailing the Potential Risks Associated with Omitting “Viewpoint” and “Ideology” From Our EEO Policy
In accordance with Exchange Act Rule 14a-8, set forth below is a proposal that was submitted to us by National Center for Public Policy Research (“NCPPR”), 2005 Massachusetts Avenue NW, Washington, DC 20036. A representative of the proponent has represented to us that the proponent has continuously held at least $2,000 in market value of our Class A Common Stock for at least three years and will continue to hold these securities through the date of the Annual Meeting. For the proposal to be voted on at the Annual Meeting, the proponent or a qualified representative of the proponent must attend the meeting and present the proposal. The Company and the Board of Directors disclaim any responsibility for the content of the proposed resolution and its supporting statement, which are presented in the form received from NCPPR.
STOCKHOLDER PROPOSAL
RESOLVED: Shareholders request Paramount Global (“Paramount”) issue a public report detailing the potential risks associated with omitting “viewpoint” and “ideology” from its written equal employment opportunity (EEO) policy. The report should be available within a reasonable timeframe, prepared at a reasonable expense and omit proprietary information.
Supporting Statement
Paramount does not explicitly prohibit discrimination based on viewpoint or ideology in its written EEO policy.(1)
Paramount’s lack of a company-wide best practice EEO policy sends mixed signals to company employees and prospective employees and calls into question the extent to which individuals are protected due to inconsistent state policies and the absence of a relevant federal protection. Approximately half of Americans live and work in a jurisdiction with no legal protections if their employer takes action against them for their political activities or discriminates on the basis of viewpoint in the workplace.
Companies with inclusive policies are better able to recruit the most talented employees from a broad labor pool, resolve complaints internally to avoid costly litigation or reputational damage, and minimize employee turnover. Moreover, inclusive policies contribute to more efficient human capital management by eliminating the need to maintain different policies in different locations.
There is ample evidence that individuals with conservative viewpoints may face discrimination at Paramount. For example, the 1792 Exchange gives Paramount a “High Risk” corporate bias rating, and reports that Paramount’s “collective leadership is responsible for $90,850 to Republican causes and $3,042,155 to Democratic causes.”(2) Recent headlines also provide evidence of institutional bias:
•	“CBS Faces FCC Scrutiny Over Alleged Political Bias”(3)
•	“CBS News calls in ‘DEI expert’ who mocked black senator as ‘Uncle Tim’ in wake of Tony Dokoupil scandal”(4)
•	“What 'Standards'? CBS Execs Rebuked Anchor's Tough Questions on Israel But Let Gayle King's Softballs Slide”(5)
•	“America First Legal Files Lawsuit Against CBS for Alleged Anti-White and Anti-Male Employment Practices”(6)
Presently, shareholders are unable to evaluate how Paramount prevents discrimination towards employees based on their ideology or viewpoint, mitigates employee concerns of potential discrimination, and ensures a respectful and supportive work atmosphere that bolsters employee performance.
We recommend that the report evaluate risks including, but not limited to, negative effects on employee hiring and retention, as well as litigation risks from conflicting state and company anti- discrimination policies.
1	https://www.paramount.com/eeo-info-webpage ; job postings available via https://www.paramount.com/careers/benefits
2	https://1792exchange.com/company/viacomcbs/

86 PARAMOUNT GLOBAL

Item 4 — Stockholder Proposal, If Properly Presented at the Annual Meeting, Requesting that the Company Issue a Report Detailing the Potential Risks Associated with Omitting “Viewpoint” and “Ideology” From Our EEO Policy
3	https://projectpatriot.com/cbs-faces-fcc-scrutiny-over-alleged-political-bias/
4	https://www.yahoo.com/news/cbs-news-calls-dei-expert-002830593.html
5	https://freebeacon.com/media/watch-what-standards-cbs-execs-rebuked-anchors-tough-questions-on-israel-but-let-gayle-kings-softballs-slide/
6	https://aflegal.org/america-first-legal-files-lawsuit-against-cbs-for-alleged-anti-white-and-anti-male-employment-practices-involving-emmy-award-winning-news-anchor/
COMPANY RESPONSE TO STOCKHOLDER PROPOSAL
The Board has thoroughly reviewed and considered this proposal and, for the reasons discussed below, recommends that you vote against the proposal.
We are committed to creating a culture of fairness and respect and we have robust policies and practices prohibiting discrimination, including discrimination based on viewpoint and ideology.
Our equal employment opportunity policy and our Non-Discrimination and Anti-Harassment Policy (together, the “EEO Policy”) seek to ensure a work-related environment that is free of bias, prejudice and harassment as required under applicable law. It is Paramount’s policy to ensure equal employment opportunity without discrimination or harassment on the basis of any “personal characteristic protected by applicable law.”1
We believe that every employee should be treated with dignity and respect, and we strive to ensure that our employees are never subjected to harassment, workplace bullying or abusive conduct, whether in the office or in any other work-related settings, regardless of whether the person is in a legally protected category. That means employees in jurisdictions that do not prohibit discrimination based on viewpoint or ideology have a range of resources available to them to address questions and report concerns, including Openline, our anonymous reporting hotline. All reported matters are carefully and thoroughly reviewed, and our Speaking Up and Non-Retaliation Policy strictly prohibits any retaliation for reporting potential employee misconduct or participating in an investigation, and requires that employees report any instances of or concerns about potential misconduct.
In addition to the EEO Policy, our Business Conduct Statement (the “BCS”) dictates that our employees conduct business in an ethical and professional manner, sets rules of conduct for doing so and explicitly acknowledges that “[we] are at our best when people are willing to share diverse viewpoints and introduce alternate approaches.” We recognize and respect the value that different viewpoints bring to the workplace, enabling all employees to have a “place at the table” and realize their full potential. We also believe that every employee has the right to feel safe in the course of their employment. All U.S. employees are required to complete training on our EEO Policy annually. All employees across the company are required to complete training on the BCS within 30 days of joining the company and, thereafter, biennially.
Our policies require that all employment decisions, including hiring, firing, promotions, compensation and assignments, are based on individual merit and business needs. This commitment extends to all aspects of our business and operations, from the programming and movies we create, to employee benefits, programs, hiring and development.
Paramount is committed to a workplace free of bias, prejudice, harassment, workplace bullying, abusive conduct and discrimination based on personal characteristics, including viewpoint or ideology. That commitment is embedded in our policies, practices and workplace culture, including our EEO Policy, Speaking Up and Non Retaliation Policy and the BCS. For these reasons, we do not believe a report on potential risks associated with omitting “viewpoint” and “ideology” from our EEO Policy is necessary or would provide any additional meaningful benefit to Paramount or our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS ITEM 4.

1 See Paramount Non-Discrimination and Anti-Harassment Policy (“Paramount is committed to a work environment in which all individuals are treated with respect and dignity, regardless of their race, color, ethnicity, national origin, religion, creed, sex, sexual orientation, gender, gender identity, gender expression, age, marital status, disability, veteran status, citizenship status or any other personal characteristic protected by applicable law.”).

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Other Matters
In an effort to reduce the amount of paper mailed to stockholders’ homes and to help lower our printing and postage costs, stockholders who receive printed copies of our proxy materials can elect to receive future copies of these documents electronically instead of by mail. We highly recommend that you consider electronic delivery of these documents, and you can enroll at http://enroll.icsdelivery.com/para. You may change your mind at any time and resume receiving copies of these documents by mail by revisiting this website and selecting “change/cancel existing enrollment form.”
We also use a procedure approved by the SEC called “householding,” under which we are permitted to deliver a single set of proxy materials to stockholders sharing the same address, under certain conditions, unless we receive contrary instructions from any stockholder at that address. If you wish to receive an additional copy of our proxy materials this year, you may submit a written request to 1515 Broadway, New York, NY 10036, Attention: Caryn K. Groce, Executive Vice President, Acting General Counsel and Secretary, or call Investor Relations at 212-846-0787. You may also request copies of our proxy materials for this year and future years by submitting a request on the “Investors—Shareholder Services—Contact Information” page of our website at ir.paramount.com.
2026 Annual Meeting of Stockholders
Under applicable SEC rules, stockholders may submit proposals for inclusion in our proxy statement relating to the 2026 Annual Meeting of Stockholders, as long as they are received no later than February 2, 2026 at our principal executive offices at 1515 Broadway, New York, NY 10036, Attention: Caryn K. Groce, Executive Vice President, Acting General Counsel and Secretary.
Under our Amended and Restated Bylaws, stockholders seeking to present proposals, not for inclusion in next year’s proxy statement but directly at the 2026 Annual Meeting of Stockholders, including nominations of persons for election to our Board of Directors, must provide advance written notice in the form required in our Amended and Restated Bylaws. This notice must be received at our principal executive offices at 1515 Broadway, New York, NY 10036, Attention: Caryn K. Groce, Executive Vice President, Acting General Counsel and Secretary, no earlier than the close of business on March 4, 2026, and no later than the close of business on April 3, 2026.
By order of the Board of Directors,
Caryn K. Groce
Executive Vice President, Acting General Counsel and Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
This Notice of 2025 Annual Meeting of Stockholders and Proxy Statement, our Stockholder Letter and our Annual Report on Form 10-K for the year ended December 31, 2024, with financial statements and schedules thereto, are available at www.proxyvote.com. We will also provide a printed copy of these materials without charge (a reasonable fee will be charged for exhibits) upon receipt of a written request sent to Caryn K. Groce, Executive Vice President, Acting General Counsel and Secretary, Paramount Global, 1515 Broadway, New York, NY 10036.

88 PARAMOUNT GLOBAL

Annex A
PARAMOUNT GLOBAL
AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
ARTICLE I

GENERAL
Section 1.1 Purpose.
The purpose of the Paramount Global Amended and Restated Long-Term Incentive Plan, effective July 2, 2025 (the “Plan”), is to benefit and advance the interests of Paramount Global, a Delaware corporation (the “Company”), and its Subsidiaries (as defined below) by attracting, retaining and motivating Participants (as defined below) and to compensate Participants for their contributions to the financial success of the Company and its Subsidiaries.
Section 1.2 Definitions.
As used in the Plan, the following terms shall have the following meanings:
(a)  “Administrator” shall mean the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 1.3 hereof.
(b)  “Agreement” shall mean the written agreement and/or certificate or other documentation governing an Award under the Plan.
(c)  “Awards” shall mean any Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, unrestricted shares of Class B Common Stock, Dividend Equivalents, Performance Awards or Other Awards or a combination of any of the above awarded under the Plan.
(d)  “Board” shall mean the Board of Directors of the Company.
(e)  “Class B Common Stock” shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.
(f)  “Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor law thereto, and the rules and regulations promulgated thereunder.
(g)  “Committee” shall mean the Compensation Committee of the Board (or such other committee(s) as may be appointed or designated by the Board) to administer the Plan in accordance with Section 1.3(a) hereof.
(h)  “Consultant” shall mean an individual other than an Employee who provides services to the Company or any of its Subsidiaries as a consultant or advisor.
(i)  “Date of Grant” shall mean the effective date of the grant of an Award.
(j)  “Dividend Equivalent” means a right to receive a payment based upon the value of the regular cash dividend paid on Class B Common Stock as set forth in Section 7.1 hereof. Payments in respect of Dividend Equivalents may be in cash, or, in the discretion of the Committee, in shares of Class B Common Stock or other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities.
(k)  “Earnings Per Share” shall have the meaning provided by GAAP.
(l)  “Eligible Person” shall have the meaning set forth in Section 1.4 hereof.
(m)  “Employee” shall mean an individual who is employed by the Company or any of its Subsidiaries.
(n)  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including any successor law thereto, and the rules and regulations promulgated thereunder.

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(o)  “Expiration Date” shall have the meaning set forth in Section 13.2 hereof.
(p)  “Fair Market Value” of a share of Class B Common Stock on a given date shall be, unless the Committee determines otherwise, the 4:00 p.m. (New York time) closing price on such date on Nasdaq or another principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or any other authoritative source selected by the Company.
(q)  “Free Cash Flow” shall mean OIBDA, less cash interest, taxes paid, working capital requirements and capital expenditures.
(r)  “GAAP” shall mean generally accepted accounting principles in the United States.
(s)  Net Earnings” shall have the meaning provided by GAAP.
(t)  “Net Earnings from Continuing Operations” shall have the meaning provided by GAAP.
(u)  “Net Revenue” shall have the meaning provided by GAAP.
(v)  “OIBDA” shall mean the Company’s Operating Income before depreciation and amortization.
(w)  “OIBDA Without Inter-Company Eliminations” shall mean the Company’s Operating Income before depreciation, amortization and inter-company eliminations.
(x)  “Operating Income” shall have the meaning provided by GAAP.
(y)  “Operating Revenue” shall have the meaning provided by GAAP.
(z)  “Option Expiration Date” shall mean the date on which the term of a Stock Option ends.
(aa)  “Other Awards” shall mean any form of award authorized under Section 7.2 hereof, other than a Stock Option, Stock Appreciation Right, Restricted Share, Restricted Share Unit, unrestricted share of Class B Common Stock, or Dividend Equivalent.
(bb)  “Outstanding Stock Option” shall mean a Stock Option granted to a Participant which has not yet been exercised and which has not yet expired or been terminated in accordance with its terms.
(cc)  “Participant” shall mean any Eligible Person to whom an Award has been made under the Plan.
(dd)  “Performance Award” shall mean an Award (which may consist of Stock Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, unrestricted shares of Class B Common Stock, Dividend Equivalents or Other Awards, or any combination thereof), the grant, vesting, exercisability, payment and/or settlement of which is conditioned in whole or in part on the attainment of one or more Performance Targets. In addition to other terms of the Plan applicable to such Award, including, without limitation, Article II, III, IV, V or VII, as applicable, a Performance Award shall be subject to the terms and conditions set forth in Article VI.
(ee)  “Performance Metrics” shall mean the criterion or criteria that the Committee selects for purposes of establishing the Performance Target(s) for a Performance Period, which may include subjective metrics, as it deems appropriate, or relate to specified amounts, targets or objectives related to one or more of the following metrics: OIBDA; OIBDA Without Inter-Company Eliminations; Operating Income; Free Cash Flow; Net Earnings; Net Earnings from Continuing Operations; Earnings Per Share; Revenue; Net Revenue; Operating Revenue; total shareholder return; share price; return on equity; return in excess of cost of capital; profit in excess of cost of capital; return on assets; return on invested capital; net operating profit after tax; operating margin; and profit margin.
(ff)  “Performance Period” shall mean a period of time over which performance is measured as determined by the Committee in its discretion.

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(gg)  “Performance Target” shall mean an amount, target or objective that is related to a Performance Metric and the attainment of which is designated as a condition to the award, vesting, exercisability, payment or settlement of a Performance Award.
(hh)  “Permanent Disability” shall, unless otherwise determined by the Committee, have the same meaning as such term or a similar term has under the long-term disability plan or policy maintained by the Company or a Subsidiary under which the Participant has coverage and which is in effect on the date of the onset of the Participant’s disability; provided, that if the Participant is not covered by a long-term disability plan or policy, “Permanent Disability” shall have the meaning set forth in Section 22(e) of the Code. Notwithstanding the foregoing, in the case of “incentive stock options” within the meaning of Section 422 of the Code, “Permanent Disability” shall always have the meaning set forth in Section 22(e) of the Code. In either case, the determination as to whether a Participant meets this definition shall be made by the Paramount Global Administrative Committee (or its successor or designee) or such party as provided under the applicable long-term disability plan or policy.
(ii)  “Reprice” shall have the meaning set forth in Section 2.5 with respect to Stock Options and in Section 3.3(f) with respect to Stand-Alone SARs.
(jj)  “Restricted Share” shall mean a share of Class B Common Stock granted to a Participant pursuant to Article IV and which is subject to the terms, conditions and restrictions as are set forth in the Plan and the applicable Agreement.
(kk)  “Restricted Share Unit” shall mean a contractual right granted to a Participant pursuant to Article V to receive, in the discretion of the Committee, shares of Class B Common Stock, a cash payment equal to the Fair Market Value of Class B Common Stock, or other securities of the Company designated by the Committee or a combination of cash, shares of Class B Common Stock or such other securities, subject to the terms and conditions set forth in the Plan and the applicable Agreement.
(ll)  “Retirement” shall, unless the Committee determines otherwise, mean the termination of a Participant’s Service (other than by reason of death or for a Termination for Cause) when the Participant is at least 55 years of age and has completed at least ten years of service (as determined pursuant to the Company’s applicable practices) with the Company and/or its Subsidiaries.
(mm)  “Revenue” shall have the meaning provided by GAAP.
(nn)  “Section 409A” shall mean Section 409A of the Code.
(oo)  “Service” shall mean (i) an Employee’s employment with the Company or any of its Subsidiaries or (ii) a Consultant’s provision of services to the Company or any of its Subsidiaries.
(pp)  “Stand-Alone SAR” shall have the meaning set forth in Section 3.3 hereof.
(qq)  “Stock Appreciation Right” shall mean a contractual right granted to a Participant pursuant to Article III to receive an amount determined in accordance with Section 3.2 or 3.3 hereof, as applicable, subject to such other terms and conditions as are set forth in the Plan and the applicable Agreement.
(rr)  “Stock Option” shall mean a contractual right granted to a Participant pursuant to Article II to purchase shares of Class B Common Stock at such time and price, and subject to such other terms and conditions, as are set forth in the Plan and the applicable Agreement. Stock Options may be “incentive stock options” within the meaning of Section 422 of the Code or nonqualified stock options, which are not intended to be treated as incentive stock options.
(ss)  “Subsidiary” shall mean a legal entity with respect to which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable voting power), provided that the Committee may also designate any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest corresponding to less than 50% of such voting power as a Subsidiary for purposes of the Plan.

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Annex A
(tt)  “Substitute Awards” means Awards granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity, all or a portion of the assets or equity of which is acquired by the Company or with which the Company merges or otherwise combines.
(uu)  “Tax-Related Items” means any federal, national, provincial, state, and/or local tax liability (including, but not limited to, income tax, social insurance contributions, payment on account, employment tax obligations, stamp taxes, and any other taxes) that may be due or required by law to be withheld, and/or any employer tax liability shifted to a Participant.
(vv)  “Termination for Cause” shall mean a termination of a Participant’s Service by reason of:
(i) “cause” as such term or a similar term is defined in any employment or consulting agreement that is in effect and applicable to the Participant at the time of the Participant’s termination of Service, or
(ii) if there is no such employment or consulting agreement, or if such employment or consulting agreement contains no such term, unless the Committee determines otherwise, the Participant’s: (A) commission of any dishonest or fraudulent act that has caused or may reasonably be expected to cause injury to the interest or business reputation of the Company or any of its Subsidiaries; (B) conduct constituting a felony, a financial crime, embezzlement or fraud, whether or not related to the Participant’s Service; (C) willful unauthorized disclosure of confidential information; (D) failure, neglect of or refusal to substantially perform the duties of the Participant’s Service; (E) commission or omission of any other act which is a material breach of the Company’s policies regarding employment practices or the applicable federal, state and local laws prohibiting discrimination or which is materially injurious to the financial condition or business reputation of the Company or any Subsidiary; (F) failure to comply with the written policies of the Company, including the Company’s Business Conduct Statement or successor conduct statement as they apply from time to time; (G) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to Service, after being instructed by the Company or the Participant’s employer to participate; (H) willful destruction or failure to preserve documents or other material known to be relevant to an investigation referred to in the preceding clause (G); or (I) willful inducement of others to engage in any of the conduct described in the preceding clauses (A) through (H).
(ww)  “Trading Day” means a day on which the Class B Common Stock is traded on the Nasdaq or another principal stock exchange on which the Class B Common Stock is then listed.
Section 1.3 Administration of the Plan.
(a) Board or Committee to Administer. The Plan shall be administered by the Board or by a Committee appointed by the Board, consisting of at least two members of the Board.
(b) Powers of the Committee.
(i) The Committee shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration and application of the Plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding as to all matters relating to the Plan.
(ii) The Committee shall have authority to select Participants from among the Eligible Persons specified in Section 1.4 below, to determine the type of Award to be granted, to determine the number of shares of Class B Common Stock subject to an Award or the cash amount payable in connection with an Award, to determine the terms and conditions of each Award in accordance with the terms of the Plan and to adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. Except as provided herein, the Committee shall also have the authority to amend the terms of any outstanding Award or waive any conditions or restrictions applicable to any Award; provided, however, that, subject to Sections 10.3 and 10.11 and Article XI hereof, no amendment shall materially impair the rights of the holder thereof without the holder’s consent. With respect to any restrictions in the Plan or in any Agreement that are based on the requirements of Section 422 of the Code, the rules of any exchange

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Annex A
upon which the Company’s securities are listed, or any other applicable law, rule or restriction to the extent that any such restrictions are no longer required, the Committee shall have the discretion and authority to grant Awards that are not subject to such restrictions and/or to waive any such restrictions with respect to outstanding Awards.
(c) Delegation by the Committee. The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee and/or one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to make Awards to Eligible Persons (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act or (B) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) to interpret the Plan or any Award, or (iii) under Article XI hereof. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 1.3(c) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.
(d) Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Agreements, as to the persons receiving Awards under the Plan and the terms and provisions of Awards under the Plan.
(e) No Liability. Subject to applicable law: (i) no member of the Committee nor any Administrator shall be liable to any Participant or any other person for anything whatsoever in connection with the administration of the Plan except such person’s own willful misconduct; (ii) under no circumstances shall any member of the Committee or any Administrator be liable for any act or omission of any member of the Committee or any Administrator other than himself; and (iii) in the performance of its functions with respect to the Plan, the Committee and any Administrator shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s or the Committee’s counsel and any other party the Committee or such Administrator deems necessary, and no member of the Committee or such Administrator shall be liable for any action taken or not taken in good faith reliance upon any such advice.
Section 1.4 Eligible Persons.
Individuals eligible to receive Awards under the Plan (each, an “Eligible Person”) include (a) any Employee (including any prospective employee) of the Company or any of its Subsidiaries; provided, however, that “incentive stock options” within the meaning of Code Section 422 may not be granted to Employees of any corporation or other entity in which the Company owns or controls, directly or indirectly, 50% or less of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable voting power); and (b) to the extent designated by the Committee, any Consultant to the Company or any of its Subsidiaries. Any Award made to a prospective employee shall be conditioned upon, and effective not earlier than, such person’s becoming an Employee. Members of the Board who are not Employees will not be eligible to receive Awards under the Plan. An individual’s status as an Administrator will not affect his or her eligibility to receive Awards under the Plan, subject to the restrictions set forth in Section 1.3(c) hereof.
Section 1.5 Class B Common Stock Subject to the Plan.
(a) Plan Limit. Subject to adjustment under Article VIII hereof, the total number of shares of Class B Common Stock available for delivery pursuant to Awards, including pursuant to the exercise of incentive stock options, under the Plan (the “Section 1.5 Limit”) is 152,258,647 shares. The shares of Class B Common Stock subject to Awards under the Plan shall be made available from authorized but unissued Class B Common Stock, from Class B Common Stock issued and held in the treasury of the Company or, subject to such conditions as the Committee may determine, from shares beneficially owned by one or more stockholders of the Company.

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Annex A
(b) Rules Applicable to Determining Shares Available for Issuance. For purposes of determining the number of shares of Class B Common Stock that remain available for delivery pursuant to Awards at any time, the following rules apply:
(i) The Section 1.5 Limit shall be reduced by the number of shares of Class B Common Stock subject to an Award and, in the case of an Award that is not denominated in shares of Class B Common Stock, the number of shares actually delivered upon payment or settlement of the Award.
(ii) The following shall be added back to the Section 1.5 Limit and shall again be available for Awards:
(A) shares underlying Awards or portions thereof that are settled in cash and not in shares of Class B Common Stock; and
(B) any shares of Class B Common Stock that are subject to an Award, or any portion of an Award, which for any reason expires or is cancelled, forfeited, or terminated without having been exercised or paid.
(iii) Anything to the contrary in this Section 1.5(b) notwithstanding,
(A) (1) shares of Class B Common Stock delivered to the Company by a Participant to purchase shares of Class B Common Stock upon the exercise of an Award or to satisfy tax withholding obligations (including shares retained from the Award creating the withholding obligation), and (2) shares of Class B Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award, in either instance shall not be added back to the Section 1.5 Limit; and
(B) upon the exercise of a Stock Option or Stock Appreciation Right settled in shares of Class B Common Stock, the number of shares subject to the Stock Option or Stock Appreciation Right (or portion thereof) that is then being exercised shall be counted against the Section 1.5 Limit, regardless of the number of shares of Class B Common Stock actually delivered in settlement of the Stock Option or Stock Appreciation Right (or portion thereof) upon exercise.
(iv) Any shares of Class B Common Stock underlying Substitute Awards shall not be counted against the Section 1.5 Limit.
Section 1.6 Agreements.
The Committee shall determine and set forth in an Agreement the terms and conditions of each Award (other than an Award of unrestricted Class B Common Stock). The Agreement shall include any vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, the effects of termination of Service, cancellation of the Award under specified circumstances, restrictions on transfer), and shall be delivered or otherwise made available to the Participant.
ARTICLE II

PROVISIONS APPLICABLE TO STOCK OPTIONS
Section 2.1 Grants of Stock Options.
The Committee may from time to time grant Stock Options to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine. All Stock Options when granted under the Plan are intended to be nonqualified stock options, unless the applicable Agreement expressly states that the Stock Option is intended to be an incentive stock option.
Section 2.2 Exercise Price.
The Committee shall establish the per share exercise price of each Stock Option; provided that such exercise price shall not be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant. Notwithstanding the foregoing, the per share exercise price of a Stock Option that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant, provided that such substitution complies with applicable laws and regulations, including the listing requirements of Nasdaq and Section 409A or Section 424 of the Code, as applicable. The exercise price of any Stock Option will be subject to adjustment in accordance with the provisions of Article VIII hereof.

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Annex A
Section 2.3 Exercise of Stock Options.
(a) Exercisability. Unless the Committee has determined or determines otherwise, Stock Options shall be exercisable only to the extent the Participant is vested therein, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant). The Committee shall establish the vesting schedule applicable to Stock Options, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Stock Options and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine. The Committee may, in its discretion, accelerate the time at which a Participant vests in his or her Stock Options.
(b) Option Period. For each Stock Option granted, the Committee shall specify the period during which the Stock Option may be exercised; provided, however, that no Stock Option shall be exercisable after the tenth anniversary of the Date of Grant. If the period of a Stock Option’s exercisability determined in accordance with the preceding sentence ends on a day that is not a Trading Day, the Stock Option may be exercised up to and including the last Trading Day before such date.
(c) Registration Restrictions. A Stock Option shall not be exercisable, no transfer of shares of Class B Common Stock shall be made to any Participant, and any attempt to exercise a Stock Option or to transfer any such shares shall be void and of no effect, unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to the shares of Class B Common Stock subject to such Stock Option, and the shares of Class B Common Stock subject to such Stock Option have been duly qualified under applicable federal or state securities or blue sky laws or (ii) the Committee, in its discretion, determines, or the Participant, upon the request of the Committee, provides an opinion of counsel satisfactory to the Committee that such registration or qualification is not required. Without limiting the foregoing, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Class B Common Stock subject to such Stock Option is required under any federal or state law or on any securities exchange or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, delivery or purchase of such shares pursuant to the exercise of a Stock Option, such Stock Option shall not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
(d) Exercise in the Event of Termination of Service.
(i) Termination Other than for Cause; Termination due to Retirement, Death or Permanent Disability. Except as otherwise provided in this Section 2.3(d) or as the Committee has determined or determines otherwise, the following shall apply:
(A) subject to clauses (B), (C), and (D) below, if a Participant’s Service ceases by reason of voluntary termination by the Participant or termination by the Company or any of its Subsidiaries other than Termination for Cause, the Participant’s Outstanding Stock Options may be exercised to the extent then exercisable until the earlier of six months after the date of such termination or the Option Expiration Date;
(B) if a Participant’s Service ceases by reason of the Participant’s Retirement, the Participant may exercise his or her outstanding Stock Options to the extent exercisable on the date of Retirement until the Option Expiration Date;
(C) if a Participant’s Service ceases by reason of the Participant’s Permanent Disability, the Participant’s Outstanding Stock Options may be exercised to the extent then exercisable until the earlier of three years after such date or the Option Expiration Date; or
(D) if a Participant dies, the Participant’s Outstanding Stock Options may be exercised to the extent exercisable at the date of death by (i) the Participant’s beneficiary, if the Company has adopted procedures whereby Participants may designate a beneficiary and the Participant has done so, or (ii) if the Company has not adopted such procedures or the Participant has not designated a beneficiary, by the person or persons who acquired the right to exercise such Stock Options by will or the laws of descent and distribution, in either such case until the earlier of two years after the date of death or the Option Expiration Date.

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Annex A
Except as otherwise provided in this Section 2.3(d) or as the Committee has determined or determines otherwise, upon the occurrence of an event described in clause (A), (B), (C) or (D) of this Section 2.3 (d), all rights with respect to Stock Options that are not vested as of such event will be relinquished.
(ii) Termination for Cause. If a Participant’s Service ends due to a Termination for Cause, then, unless the Committee in its discretion determines otherwise, all Outstanding Stock Options, whether or not then vested, shall terminate effective as of the date of such termination.
Section 2.4 Payment of Purchase Price Upon Exercise.
Shares purchased through the exercise of a Stock Option shall be paid for in full on or before the settlement date for the shares of Class B Common Stock delivered pursuant to the exercise of the Stock Option. Payment shall be made in cash or, to the extent permitted in the discretion of the Committee, through delivery or attestation of shares of Class B Common Stock or other securities of the Company designated by the Committee, in a combination of cash, shares or such other securities or in any other form of valid consideration that is acceptable to the Committee in its discretion. If the Agreement so provides, such exercise price may also be paid in whole or in part using a net share settlement procedure (i.e., through the withholding of shares subject to the Stock Option with a value equal to the exercise price). In accordance with the rules and procedures established by the Committee for this purpose, a Stock Option may also be exercised through a “cashless exercise” procedure, involving a broker or dealer, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the exercise price of the Stock Option.
Section 2.5 No Repricing of Stock Options.
The Committee may not Reprice any Stock Option without stockholder approval. “Reprice” means any of the following or any other action that has the same effect at a time when its exercise price exceeds the Fair Market Value of a share of Class B Common Stock: (i) amending a Stock Option to reduce its exercise price, (ii) canceling a Stock Option in exchange for a Stock Option, Restricted Share or other equity award, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 2.5 shall prevent the Committee from making adjustments pursuant to Article VIII hereof.
ARTICLE III

PROVISIONS APPLICABLE TO STOCK APPRECIATION RIGHTS
Section 3.1 Stock Appreciation Rights.
The Committee may from time to time grant Stock Appreciation Rights to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine. The Committee may grant Stock Appreciation Rights alone or in tandem with Stock Options.
Section 3.2 Stock Appreciation Rights Granted in Tandem with Stock Options.
A Stock Appreciation Right granted in tandem with a Stock Option may be granted either at the time of the grant of the Stock Option or by amendment at any time prior to the exercise, expiration or termination of such Stock Option. The Stock Appreciation Right shall be subject to the same terms and conditions as the related Stock Option and shall be exercisable only at such times and to such extent as the related Stock Option. A tandem Stock Appreciation Right shall entitle the holder to surrender to the Company all or a portion of the related Stock Option unexercised and receive from the Company in exchange therefor an amount equal to the excess of the Fair Market Value of the shares of Class B Common Stock subject to such Stock Option, determined as of the day preceding the surrender of such Stock Option, over the aggregate exercise price of the Stock Option (or of the portion of the Stock Option so surrendered). Such amount shall be paid in cash, or in the discretion of the Committee, in shares of Class B Common Stock or other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities.

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Section 3.3 Stand-Alone Stock Appreciation Rights.
Stock Appreciation Rights granted alone (that is, not in tandem with Stock Options) (“Stand-Alone SARs”) shall be subject to the provisions of this Section 3.3 and such other terms and conditions as the Committee shall establish at or after the time of grant and set forth in the applicable Agreement.
(a) Exercise Price. The Committee shall establish the per share exercise price of each Stand-Alone SAR; provided that such exercise price shall not be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant. Notwithstanding the foregoing, the per share exercise price of a Stand-Alone SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Class B Common Stock on the Date of Grant provided that such substitution complies with applicable laws and regulations, including the listing requirements of Nasdaq and Section 409A, as applicable. The exercise price of any Stand-Alone SAR will be subject to adjustment in accordance with the provisions of Article VIII hereof.
(b) Exercisability of Stand-Alone SARs. Unless the Committee has determined or determines otherwise, Stand-Alone SARs shall be exercisable only to the extent the Participant is vested therein, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement (or any employment agreement applicable to the Participant). The Committee shall establish the vesting schedule applicable to Stand-Alone SARs, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Stand-Alone SARs and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine. The Committee may, in its discretion, accelerate the time at which a Participant vests in his or her Stand-Alone SARs.
(c) Period of Exercise. For each Stand-Alone SAR granted, the Committee shall specify the period during which the Stand-Alone SAR may be exercised; provided, however, that no Stand-Alone SAR shall be exercisable after the tenth anniversary of the Date of Grant. If the period of a Stand-Alone SAR’s exercisability determined in accordance with the preceding sentence ends on a day that is not a Trading Day, the Stand-Alone SAR may be exercised up to and including the last Trading Day before such date.
(d) Registration Restrictions. A Stand-Alone SAR shall not be exercisable for shares of Class B Common Stock, no transfer of shares of Class B Common Stock shall be made to any Participant, and any attempt to exercise a Stand-Alone SAR for shares of Class B Common Stock or to transfer any such shares shall be void and of no effect, unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to the shares of Class B Common Stock subject to such Stand-Alone SAR, and the shares of Class B Common Stock subject to such Stand-Alone SAR have been duly qualified under applicable federal or state securities or blue sky laws or (ii) the Committee, in its discretion, determines, or the Participant, upon the request of the Committee, provides an opinion of counsel satisfactory to the Committee, that such registration or qualification is not required as a result of the availability of an exemption from registration or qualification under such laws. Without limiting the foregoing, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Class B Common Stock subject to such Stand-Alone SAR is required under any federal or state law or on any securities exchange or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, delivery or purchase of such shares pursuant to the exercise of a Stand-Alone SAR, such Stand-Alone SAR shall not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
(e) Exercise in the Event of Termination of Service. Unless the Committee has determined or determines otherwise, in the event that (i) the Participant ceases to be an Employee by reason of the voluntary termination by the Participant or the termination by the Company or any of its Subsidiaries other than a Termination for Cause, (ii) the Participant ceases to be an Employee by reason of the Participant’s Retirement, (iii) the Permanent Disability of the Participant occurs, (iv) a Participant dies during a period during which his or her Stand-Alone SARs could have been exercised by him or her, or (v) the Participant’s Service with the Company or any of its Subsidiaries ends due to a Termination for Cause, then, in each of the foregoing cases (i) through (v), the Participant’s Stand-Alone SARs may be exercised to the extent that, and for the period during which, Stock Options awarded to the Participant would be exercisable pursuant to Section 2.3(d).
(f) No Repricing of Stand-Alone SARs. The Committee may not Reprice any Stand-Alone SAR without stockholder approval. “Reprice” means any of the following or any other action that has the same effect at a time when its exercise price exceeds the Fair Market Value of a share of Class B Common Stock: (i) amending a Stand-Alone SAR to reduce its

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exercise price, (ii) canceling a Stand-Alone SAR in exchange for a Stand-Alone SAR, Restricted Share or other equity award, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 3.3(f) shall prevent the Committee from making adjustments pursuant to Article VIII hereof.
ARTICLE IV

PROVISIONS APPLICABLE TO RESTRICTED SHARES
Section 4.1 Grants of Restricted Shares.
The Committee may from time to time grant Restricted Shares to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine.
Section 4.2 Vesting.
The Committee shall establish the vesting schedule applicable to Restricted Shares granted hereunder, which vesting schedule shall specify the period of time, the increments in which a Participant shall vest in the Restricted Shares and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement.
Section 4.3 Rights and Restrictions Governing Restricted Shares.
The Participant shall have all rights of a holder as to Restricted Shares granted hereunder, including, to the extent applicable, the right to receive dividends and to vote; provided, however, that unless the Committee has determined or determines otherwise: (a) the Participant shall not be registered on the books and records of the Company as a stockholder until such shares have vested; and (b) none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such shares have vested. Notwithstanding anything herein to the contrary, any dividends payable in connection with Restricted Shares shall be credited or accumulated as determined by the Committee while the Restricted Shares are unvested, but payment shall not be made unless and until the Restricted Shares vest, and any such dividends shall therefore be subject to the same risk of forfeiture as the underlying Restricted Shares. Subject to the foregoing, the Committee may make any dividend payments subject to further vesting, deferral, restrictions on transfer or other conditions; any such terms and conditions applicable to dividend payments will be set forth in the applicable Agreement.
Section 4.4 Acceleration of Vesting and Removal of Restrictions.
Any other provision of the Plan to the contrary notwithstanding, the Committee, in its discretion, may at any time accelerate the date or dates on which Restricted Shares vest. Also, the Committee may, in its discretion, remove any other restrictions on Restricted Shares whenever it may determine that, by reason of changes in applicable law, the rules of any stock exchange on which the Class B Common Stock is listed or other changes in circumstances arising after the Date of Grant, such action is appropriate.
Section 4.5 Delivery of Restricted Shares.
On the date on which Restricted Shares vest, all restrictions contained in the Agreement covering such Restricted Shares and in the Plan shall lapse. Restricted Shares awarded hereunder may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Committee, in its discretion, may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.

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Section 4.6 Termination of Service.
Unless the Committee has determined or determines otherwise, if the Participant’s Service terminates for any reason (including, without limitation, by reason of voluntary termination by the Participant, termination by the Company or any of its Subsidiaries other than Termination for Cause, Termination for Cause, the Participant’s Retirement, or the Participant’s death or Permanent Disability) prior to the date or dates on which Restricted Shares vest, the Participant shall forfeit all unvested Restricted Shares as of the date of such event.
Section 4.7 Grants of Unrestricted Shares.
The Committee may from time to time, in its discretion, make Awards of unrestricted shares of Class B Common Stock to Eligible Persons.
ARTICLE V

PROVISIONS APPLICABLE TO RESTRICTED SHARE UNITS
Section 5.1 Grants of Restricted Share Units.
The Committee may from time to time grant Restricted Share Units to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine. Each Restricted Share Unit shall correspond to one share of Class B Common Stock.
Section 5.2 Vesting.
The Committee shall establish the vesting schedule applicable to Restricted Share Units granted hereunder, which vesting schedule shall specify the period of time and the increments in which a Participant shall vest in the Restricted Share Units and/or any applicable Performance Targets, subject to any restrictions that the Committee shall determine and specify in the applicable Agreement.
Section 5.3 Acceleration of Vesting.
Any other provision of the Plan to the contrary notwithstanding, the Committee, in its discretion, may at any time accelerate the date or dates on which Restricted Share Units vest.
Section 5.4 Settlement of Restricted Share Units.
Upon vesting or such later date as the Committee may determine (in accordance with the requirements of, or an exemption from, Section 409A), Restricted Share Units will be settled, in the discretion of the Committee, in shares of Class B Common Stock, in cash equal to the Fair Market Value of the shares subject to such Restricted Share Units, in other securities of the Company designated by the Committee or in a combination of cash, shares of Class B Common Stock or such other securities. Shares of Class B Common Stock delivered in settlement of Restricted Share Units may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book- entry registration or issuance of one or more stock certificates. If stock certificates are issued, such certificates shall be delivered to the Participant or such certificates shall be credited to a brokerage account if the Participant so directs; provided, however, that such certificates shall bear such legends as the Committee, in its discretion, may determine to be necessary or advisable in order to comply with applicable federal or state securities laws.
Section 5.5 Termination of Service.
Unless the Committee has determined or determines otherwise, if the Participant’s Service terminates for any reason (including without limitation by reason of voluntary termination by the Participant, termination by the Company or any of its Subsidiaries other than for Termination for Cause, Termination for Cause, the Participant’s Retirement, or the Participant’s death or Permanent Disability) prior to the date or dates on which Restricted Share Units vest, the Participant shall forfeit all unvested Restricted Share Units as of the date of such event.

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Annex A
ARTICLE VI

PERFORMANCE AWARDS
Section 6.1 Grants of Performance Awards.
The Committee may from time to time grant Awards which constitute Performance Awards to Eligible Persons on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan, as the Committee, in its discretion, may from time to time determine.
Section 6.2 Performance Metrics.
Unless the Committee has determined or determines otherwise, the grant, vesting, payment, settlement and/or exercisability of Performance Awards shall be conditioned, in whole or in part, on the attainment of one or more Performance Targets over a Performance Period. The Committee may establish Performance Targets related to one or more Performance Metrics. The Performance Targets may be established in terms of objectives that are related to the individual Participant or that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected reference companies or a market index.
Section 6.3 Termination of Service.
Except as otherwise provided in Section 2.3(d), 4.6 or 5.5, as applicable, the treatment of Performance Awards in the event of a Participant’s termination of Service shall be set forth in the Agreement setting forth the terms and conditions of the relevant Performance Awards.
Section 6.4 Adjustment of Calculation of Performance Targets.
The Committee retains the right to reduce (including to zero) any Award such that the amount of the Award is less than the maximum amount that could be paid based on the degree to which the Performance Targets related to such Award were attained. Further, the Committee, in its discretion, may make any adjustments or modifications as it determines to be appropriate or necessary to prevent reduction or enlargement of the Participant’s rights with respect to the Participant’s Performance Awards, including, without limitation, to reflect other extraordinary events or circumstances that occur and that have the effect, as determined by the Committee, of distorting the applicable Performance Targets. All determinations that the Committee makes pursuant to this Section 6.4 shall be conclusive and binding on all persons for all purposes.
ARTICLE VII

DIVIDEND EQUIVALENTS AND OTHER AWARDS
Section 7.1 Dividend Equivalents.
The recipient of an Award other than a Stock Option or Stock Appreciation Right (including, without limitation, any Award deferred pursuant to Article IX) may, subject to the provisions of this Plan and any Agreement or if so determined by the Committee in its discretion, be entitled to receive, currently or on a deferred basis, interest or dividends or Dividend Equivalents, with respect to the number of shares of Class B Common Stock covered by such Award, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Class B Common Stock or otherwise reinvested. Notwithstanding anything herein to the contrary, any Dividend Equivalents shall be subject to the same terms and conditions (including vesting and forfeiture provisions) as the related Award.

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Section 7.2 Other Awards.
The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company. Other Awards may also include cash payments under the Plan which may be based on one or more criteria determined by the Committee that are unrelated to the value of Class B Common Stock and that may be granted in tandem with, or independent of, Awards granted under the Plan.
Section 7.3 Substitute Awards.
Notwithstanding any terms or conditions of the Plan to the contrary, Substitute Awards may have substantially the same terms and conditions, including without limitation provisions relating to vesting, exercise periods, expiration, payment, forfeiture, and the consequences of termination of Service, as the awards that they replace.
ARTICLE VIII

EFFECT OF CERTAIN CORPORATE CHANGES
In the event of a merger, consolidation, stock-split, reverse stock-split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off, split-off or recapitalization that changes the character, value or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to (i) the number and kind of securities subject to any outstanding Award, (ii) the exercise price or purchase price, if any, of any outstanding Award and (iii) the maximum number and kind of securities referred to in Sections 1.5(a) and (b) of the Plan, in each case, as it deems appropriate. Upon the occurrence of any such event, the Committee may, in its discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder. All determinations that the Committee makes pursuant to this Article VIII shall be conclusive and binding on all persons for all purposes. A Participant’s participation in the Plan or receipt of an Award does not create any entitlement to have his or her Awards or any other related benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Class B Common Stock.
ARTICLE IX

DEFERRAL PROVISIONS
The Committee may establish procedures pursuant to which the payment of any Award may be deferred. To the extent an Award or any deferral of the payment of any Award constitutes a deferral of compensation subject to Section 409A, the Committee shall set forth in writing (which may be in electronic form), on or before the date the applicable deferral election is required to be irrevocable in order to meet the requirements of Section 409A, the conditions under which such election may be made. The Company’s obligation to pay deferred Awards pursuant to this Article IX shall be reflected on its books as a general, unsecured and unfunded obligation, and the rights of a Participant or his or her designated beneficiary to receive payments from the Company as a result of a deferral made pursuant to this Article IX are solely those of a general, unsecured creditor. The Company shall not be required to create a trust or otherwise set aside assets in respect of its obligations hereunder, and a Participant or designated beneficiary shall have no interest whatsoever, vested or contingent, in any particular assets of the Company.
ARTICLE X

MISCELLANEOUS
Section 10.1 No Rights to Awards or Continued Service.
Nothing in the Plan or in any Agreement, nor the grant of any Award under the Plan, shall confer upon any individual any right to be employed or engaged by or to continue in the Service of the Company or any Subsidiary, or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement, including the right to receive any future Awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate such individual’s Service at any time for any reason.

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Annex A
Section 10.2 Restriction on Transfer.
The rights of a Participant with respect to any Award shall be exercisable during the Participant’s lifetime only by the Participant and shall not be transferable by the Participant, except by will or the laws of descent and distribution, provided that the Committee may permit other transferability, subject to any conditions and limitations that it may, in its discretion, impose.
Section 10.3 Foreign Awards and Rights.
Notwithstanding any provision of the Plan to the contrary, to comply with securities, exchange control, labor, tax or other applicable laws, rules or regulations in countries outside of the United States in which the Company and its Subsidiaries operate or have Employees, Consultants or directors, and/or for the purpose of taking advantage of tax favorable treatment for Awards granted to Participants in such countries, the Committee, in its sole discretion, shall have the power and authority to (i) amend or modify the terms and conditions of any Award granted to a Participant; (ii) establish, adopt, interpret, or revise any rules and procedures to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitation contained in Section 1.5 hereof or otherwise require shareholder approval; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on termination of Service, available methods of exercise or settlement of an Award, payment of Tax-Related Items, the shifting of employer tax liability to the Participant, tax withholding procedures, restrictions on the sale of shares of Class B Common Stock of the Company, and on the handling of any stock certificates or other indicia of ownership. The Committee may also adopt sub-plans to the Plan intended to allow the Company to grant tax-qualified Awards in a particular jurisdiction and, as part of such sub-plan, may modify Article VIII of the Plan to the extent necessary to comply with the tax requirements of the jurisdiction. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the U.S. Securities Act of 1933, as amended, the Exchange Act, the Code, any securities law or governing statute.
Section 10.4 Taxes.
The Company or any Subsidiary shall have the authority and right to deduct or withhold or require a Participant to remit to the Company or any Subsidiary, an amount it determines sufficient to satisfy Tax-Related Items with respect to any taxable event concerning a Participant arising as a result of the Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from the Participant’s wages or other cash compensation; (ii) withholding from the proceeds for the sale of shares of Class B Common Stock of the Company underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf; (iii) withholding taxes through a net share settlement procedure or through a “cashless exercise” procedure as described in Section 2.4; or (iv) in the Committee’s sole discretion and in satisfaction of the foregoing requirement, withholding shares of Class B Common Stock of the Company otherwise issuable under an Award (or allow the return of shares) having a Fair Market Value sufficient to cover the amount required to be withheld, as determined by the Company using rates of up to the maximum applicable rate in a Participant’s jurisdiction. No shares of Class B Common Stock of the Company shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Company for the satisfaction of the Tax-Related Items withholding obligations with respect to any taxable event concerning the Participant or such other person arising as a result of the Plan. To the extent permitted by the Committee, any Participant who makes an election under Section 83(b) of the Code to have his or her Award taxed in accordance with such election must give notice to the Company of such election immediately upon making a valid election in accordance with the rules and regulations of the Code. Any such election must be made in accordance with the rules and regulations of the Code.

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Section 10.5 Stockholder Rights.
Except as described in Section 4.3, no Award under the Plan shall entitle a Participant or a Participant’s beneficiary, estate or permitted transferee to any rights of a holder of the shares of Class B Common Stock of the Company subject to any Award until the Participant, the Participant’s beneficiary or estate or the permitted transferee is registered on the books and records of the Company as a stockholder with respect to such shares (or, where shares are permitted to be held in “street” name by a broker designated by a Participant or a Participant’s beneficiary, estate or permitted transferee, until such broker has been so registered).
Section 10.6 No Restriction on Right of Company to Effect Corporate Changes.
The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any delivery of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stock whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
Section 10.7 Source of Payments.
The general funds of the Company shall be the sole source of cash settlements of Awards under the Plan, and the Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. To the extent a person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.
Section 10.8 Exercise Periods Following Termination of Service.
For the purposes of determining the dates on which Awards may be exercised following a termination of Service or following death or Permanent Disability of a Participant, the day following the date of such event shall be the first day of the exercise period and the Award may be exercised up to and including the last Trading Day falling within the exercise period. Thus, if the last day of the exercise period is not a Trading Day, the last date an Award may be exercised is the last Trading Day before the end of the exercise period.
Section 10.9 Breach of Agreements.
The Committee may include in any Agreement a provision authorizing the Company to recover from a Participant Awards and/or amounts realized upon exercise, payment or settlement, as the case may be, of Awards made under the Plan in such circumstances as the Committee may prescribe in its discretion.
Section 10.10 Service with Subsidiary.
Unless the Committee has determined or determines otherwise, the Service of a Participant who works for a Subsidiary shall terminate, for Plan purposes, on the date on which the Participant’s employing company ceases to be a Subsidiary.
Section 10.11 Section 409A.
The intent of the parties is that payments and the settlement of Awards under the Plan comply with Section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted to be in compliance therewith. Notwithstanding anything herein to the contrary, if a Participant is deemed on the date of his or her “separation from service” (as determined by the Company pursuant to Section 409A) to be one of the Company’s “specified employees” (as determined by the Company pursuant to Section 409A), and any portion of the Participant’s Awards that constitutes deferred compensation within the meaning of Section 409A is scheduled to be paid or settled, as the case may be, upon the Participant’s separation from service or during the six-month period thereafter, then such payment or settlement, as the case may be, shall not occur prior to the earlier of (i) the six-month anniversary of the date of the Participant’s separation from service or (ii) the date of the Participant’s death (the “Delay Period”). All payments and settlements

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delayed pursuant to this Section 10.11 shall be paid or settled, as the case may be, within 30 days following the end of the Delay Period, less any applicable withholdings, and any remaining payments and settlements regularly scheduled to occur after the end of the Delay Period shall be paid or distributed in accordance with the payment or settlement schedule specified for them. In no event shall the Company or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.
Section 10.12 Non-Exempt Employees.
Unless otherwise determined by the Committee, no Stock Option or Stock Appreciation Right shall be granted to any Employee who is a “non-exempt employee” for purposes of the Fair Labor Standards Act of 1938, as amended, which is first exercisable for any shares of Class B Common Stock within six (6) months following the Date of Grant of the Stock Option or Stock Appreciation Right (although the Award may vest prior to such date). The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of a Stock Option or Stock Appreciation Right will be exempt from his or her regular rate of pay, and the provisions of this Section 10.12 will apply to all such applicable Awards and are hereby incorporated by reference into such Agreements.
Section 10.13 Electronic Delivery.
Any reference herein to a written agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) and/or posted on a website specified by the Company that the Participant is permitted to access.
Section 10.14 Exchange Rates.
Neither the Company nor any Subsidiary shall be liable to a Participant for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Participant’s Award or of any amounts due to the Participant pursuant to the settlement of the Award or, if applicable, the subsequent sale of any shares of Class B Common Stock acquired upon settlement.
Section 10.15 Third-Party Administration.
In connection with a Participant’s participation in the Plan, the Company may use the services of a third-party administrator, including a brokerage firm administrator, and the Company may provide this third-party administrator with personal information about a Participant, including his or her name, social security or other tax identification number and address, as well as the details of each Award, and this third-party administrator may provide information to the Company and its Subsidiaries concerning the exercise of a Participant’s rights and account data as it relates to the administration of Awards granted under the Plan.
ARTICLE XI

AMENDMENT AND TERMINATION
The Board may alter, amend, suspend or terminate the Plan at any time, in whole or in part; provided, however, that no alteration or amendment will be effective without stockholder approval if such approval is required by law or under the rules of Nasdaq or another principal stock exchange on which the Class B Common Stock is listed. No termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been made, materially adversely affect the rights of such Participant in such Award.
Notwithstanding the foregoing or any provision herein to the contrary, the Committee shall have broad authority to amend the Plan or any outstanding Award under the Plan without the approval of the Participant to the extent the Committee deems necessary or appropriate (i) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations; or (ii) to avoid adverse tax consequences to any person under Section 409A with respect to any Award, even if such amendment would otherwise be detrimental to such person.

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Annex A
ARTICLE XII

INTERPRETATION
Section 12.1 Governmental Regulations.
The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.
Section 12.2 Headings.
The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.
Section 12.3 Governing Law.
The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.
ARTICLE XIII

EFFECTIVE DATE AND EXPIRATION DATE
Section 13.1 Effective Date.
The Plan was originally effective as of February 21, 2008 and was amended and restated as of May 23, 2013, December 11, 2018, May 25, 2021 and June 4, 2024. This fifth amendment and restatement of the Plan shall be effective subject to, and as of the date of, approval by the Company’s stockholders at the Company’s 2025 Annual Meeting of Stockholders.
Section 13.2 Final Date for Awards.
Unless previously terminated pursuant to Article XI, the Plan shall expire at midnight on the day prior to the date of the 2031 Annual Meeting of Stockholders (the “Expiration Date”), and no further Awards may be granted under the Plan on or after the date of such meeting. The Expiration Date will not affect the operation of the terms of the Plan or the Company’s and Participants’ rights and obligations with respect to Awards granted on or prior to the Expiration Date.

2025 PROXY STATEMENT A-17

Annex B
PARAMOUNT GLOBAL
AMENDED AND RESTATED EQUITY PLAN FOR OUTSIDE DIRECTORS
(formerly known as the “CBS Corporation 2015 Equity Plan for Outside Directors”)
ARTICLE I
GENERAL
Section 1.1 Purpose.
The purpose of the Paramount Global Amended and Restated Equity Plan for Outside Directors (formerly known as the CBS Corporation 2015 Equity Plan for Outside Directors), as amended from time to time (the “Plan”), is to benefit and advance the interests of Paramount Global, a Delaware corporation (the “Company”), and its Subsidiaries (as defined below) by obtaining and retaining the services of qualified persons who are not employees of the Company or its Subsidiaries to serve as directors and to encourage them to make a maximum contribution to the success of the Company and its Subsidiaries.
Section 1.2 Definitions.
As used in the Plan, the following terms shall have the following meanings:
“Agreement” shall mean the written agreement and/or certificate or other documentation governing an Award under the Plan, which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference.
“Award” shall mean RSUs, stock options, stock appreciation rights, restricted stock, Dividend Equivalents or other equity-based or equity-related awards granted pursuant to Article II.
“Board” shall mean the Board of Directors of the Company.
“Class B Common Stock” shall mean the shares of Class B Common Stock, par value $0.001 per share, of the Company. “Company” shall have the meaning set forth in Section 1.1.
“Committee” shall mean the Nominating and Governance Committee of the Board (or such other committee(s) as may be appointed or designated by the Board, consisting of at least two members of the Board) to administer the Plan in accordance with Section 1.3 hereof.
“Dividend Equivalent” shall mean a right to receive a payment based upon the value of the regular cash dividend paid on the Class B Common Stock as set forth in Section 2.4 hereof. Unless otherwise set forth in an Agreement, payment in respect of Dividend Equivalents upon settlement shall be in shares of Class B Common Stock.
“Effective Date” shall mean the effective date of the Plan provided for in Article VI below.
“Fair Market Value” of a share of Class B Common Stock on a given date shall mean, unless otherwise determined by the Board, the closing price on such date on Nasdaq or another principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) as the 4:00 p.m. (New York time) closing price or as reported by any other authoritative source selected by the Company.
“Outside Director” shall mean any member of the Board who is not an employee of the Company or any of its Subsidiaries. “Participant” shall mean any Outside Director holding one or more outstanding Awards granted under the Plan.
“Plan” shall have the meaning set forth in Section 1.1.
“RSUs” shall have the meaning set forth in Section 2.1.

2025 PROXY STATEMENT B-1

Annex B
“Subsidiary” shall mean a legal entity in which the Company owns or controls, directly or indirectly, more than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).
Section 1.3 Administration of the Plan.
The Plan shall be administered by the Committee, and the Committee shall determine all questions of interpretation, administration and application of the Plan. Such determinations shall be final and binding in all matters relating to the Plan. The Board may authorize any officer of the Company to execute and deliver an Agreement on behalf of the Company to a Participant.
Section 1.4 Eligible Persons.
Awards shall be granted only to Outside Directors.
Section 1.5 Class B Common Stock Subject to the Plan.
Subject to adjustment in accordance with the provisions of Article III hereof, the maximum number of shares of Class B Common Stock available for Awards made under the Plan on or after July 2, 2025 shall be 752,131 shares, plus any shares that are available to be regranted pursuant to this Section 1.5. The shares of Class B Common Stock shall be made available from authorized but unissued shares of Class B Common Stock or from shares of Class B Common Stock issued and held in the treasury of the Company. Shares of Class B Common Stock underlying Awards that lapse, expire or are cancelled without being settled or exercised or are otherwise terminated after the effective date of this amendment and restatement pursuant to Section 6.1 may be regranted under the Plan. For the avoidance of doubt, the following will not again become available for issuance under the Plan: (i) any shares of Class B Common Stock withheld in respect of taxes, (ii) any shares tendered or withheld to pay the exercise price of stock options or stock appreciation rights and (iii) any shares repurchased by the Company on the open market using proceeds from the exercise of an Award.
ARTICLE II

RESTRICTED SHARE UNITS; STOCK OPTIONS
AND OTHER STOCK-BASED AWARDS
Section 2.1 Restricted Share Units.
(a) The Board may from time to time grant restricted share units (“RSUs”) to Outside Directors on terms and conditions set forth in the Plan and on such other terms and conditions, including a vesting schedule, not inconsistent with the provisions of the Plan. Each RSU shall correspond to one share of Class B Common Stock.
(b) On the date on which RSUs vest, all restrictions contained in the Agreement covering such RSUs shall lapse as to such RSUs, and the RSUs shall be payable in shares of Class B Common Stock and shall be evidenced in such manner as the Board in its discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates; provided, however, that such certificates shall bear such legends as the Board, in its sole discretion, may determine to be necessary or advisable in order to comply with applicable law.
Section 2.2 Stock Options and Stock Appreciation Rights.
The Board may from time to time grant stock options and/or stock appreciation rights to Outside Directors on terms and conditions set forth in the Plan and on such other terms and conditions, including a vesting schedule, not inconsistent with the provisions of the Plan. Stock options and stock appreciation rights shall have an exercise price established by the Board; provided, however, that such exercise price shall not be less than 100% of the Fair Market Value of a share of Class B Common Stock on the date of grant. For each stock option or stock appreciation right granted, the Board shall specify the term during which the stock option or stock appreciation right may be exercised; provided, however, that no stock option or stock appreciation right shall have a term that goes beyond the 10th anniversary of the date of grant.

B-2 PARAMOUNT GLOBAL

Annex B
Section 2.3 Other Stock-Based Awards.
The Board may from time to time grant other forms of equity-based or equity-related awards, including, but not limited to restricted stock and performance shares to Outside Directors on terms and conditions set forth in the Plan and on such other terms and conditions, including a vesting schedule, not inconsistent with the provisions of the Plan.
Section 2.4 Dividend Equivalents.
The Board may from time to time provide that an Award (other than a stock option or stock appreciation right and including any Award that has been deferred) may accrue Dividend Equivalents, either currently or on a deferred basis, with respect to the number of shares of Class B Common Stock covered by such Award, and the Board may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Class B Common Stock or otherwise reinvested and/or shall be subject to the same terms and conditions (including vesting and forfeiture provisions) as the related Award.
Section 2.5 Deferral of Awards.
The Board may from time to time establish procedures pursuant to which the payment of any Award may be deferred. The Company's obligation to pay deferred Awards shall be reflected on its books as a general, unsecured and unfunded obligation, and the rights of a Participant or his or her designated beneficiary to receive payments from the Company as a result of a deferral are solely those of a general, unsecured creditor. The Company shall not be required to create a trust or otherwise set aside assets in respect of its obligations hereunder, and a Participant or designated beneficiary shall have no interest whatsoever, vested or contingent, in any particular assets of the Company.
ARTICLE III

EFFECT OF CERTAIN CORPORATE CHANGES
In the event of any merger, consolidation, stock-split, reverse stock-split, dividend (other than a regular cash dividend), distribution, combination, recapitalization, reclassification, reorganization, split-off, split-up or spin-off that changes the character or amount of the shares of Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Board shall make such proportionate adjustments to (i) the number and kind of securities subject to any outstanding Awards, (ii) the exercise price or purchase price, if any, of any outstanding Award, and (iii) the maximum number and kind of securities available for issuance under the Plan referred to in Section 1.5, in each case, as it deems appropriate. The Board may, in its sole discretion, also make such other adjustments as it deems appropriate in order to preserve, but not increase, the benefits or potential benefits intended to be made available hereunder upon the occurrence of any of the foregoing events. The Board's determination as to what, if any, adjustments shall be made shall be final and binding on the Company and all Participants.
ARTICLE IV

MISCELLANEOUS
Section 4.1 No Right to Re-election.
Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any of its members for re-election by the Company's stockholders, nor confer upon any Participant the right to remain a member of the Board for any period of time, or at any particular rate of compensation.
Section 4.2 Restriction on Transfer.
The rights of a Participant with respect to any Awards under the Plan shall not be transferable by the Participant, except (i) by will or the laws of descent and distribution, (ii) upon prior notice to the Company, for transfers to members of the Participant's immediate family or trusts whose beneficiaries are members of the Participant's immediate family, provided that such transfer is being made for estate and/or tax planning purposes without consideration being received therefor, (iii) upon prior notice to the Company, for transfers to a former spouse incident to a divorce, or (iv) for such other transfers as the Board may approve, subject to any conditions and limitations that it may, in its sole discretion, impose.

2025 PROXY STATEMENT B-3

Annex B
Section 4.3 Stockholder Rights.
No grant of an Award under the Plan shall entitle a Participant, a Participant's estate or a permitted transferee to any rights of a holder of shares of Class B Common Stock, except upon the delivery of shares to a Participant, the Participant's estate or the permitted transferee upon settlement of an Award.
Section 4.4 No Restriction on Right of Company to Effect Corporate Changes.
The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the shares of Class B Common Stock or the rights thereof or which are convertible into or exchangeable for shares of Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
Section 4.5 Headings.
The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.
Section 4.6 Governing Law.
The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.
ARTICLE V

AMENDMENT AND TERMINATION
The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, provided, however, that any amendment which under the requirements of applicable law or under the rules of Nasdaq or another principal stock exchange on which the shares of Class B Common Stock are then listed must be approved by the stockholders of the Company shall not be effective unless and until such stockholder approval has been obtained in compliance with such law or rule; and no alteration, amendment, suspension or termination of the Plan that would adversely affect a Participant's rights under the Plan with respect to any Award made prior to such action shall be effective as to such Participant unless he or she consents thereto, provided, however, that no such consent shall be required if the Board determines in its sole discretion that any such alteration, amendment, suspension or termination is necessary or advisable to comply with any law, regulation, ruling, judicial decision or accounting standards or to ensure that Awards are not subject to federal, state or local income tax prior to settlement.
ARTICLE VI

EFFECTIVE DATE AND TERM
Section 6.1 Effective Date.
The initial Effective Date of the Plan was May 26, 2005, the date on which stockholder approval was first obtained at the Company's 2005 Annual Meeting of Stockholders. The Plan has been amended and restated at various times since the Effective Date, most recently on May 21, 2015. This amendment and restatement of the Plan shall be effective subject to, and as of the date of, approval by the Company’s stockholders at the Company’s 2025 Annual Meeting of Stockholders.
Section 6.2 Term of the Plan.
Unless earlier terminated in accordance with Article V above, the Plan shall terminate on the date of the Company's 2035 Annual Meeting of Stockholders, and no further Awards may be granted hereunder on or after such date, provided that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Agreements.

B-4 PARAMOUNT GLOBAL

Paramount

1515 BROADWAY
NEW YORK, NY 10036

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on July 1, 2025 (June 27, 2025 for 401(k) Plan participants). Have this proxy card in hand when you access the website and follow the instructions.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PARA2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on July 1, 2025 (June 27, 2025 for 401(k) Plan participants). Have this proxy card in hand when you call and then follow the recorded instructions.

Your Internet or telephone vote authorizes the proxy holders to vote the shares represented by this proxy in the same manner as if you returned the proxy card. If you have submitted your proxy by the Internet or telephone, there is no need for you to return this proxy card.

VOTE BY MAIL
Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to Paramount Global, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on July 2, 2025.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V73328-P31236 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARAMOUNT GLOBAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL LISTED DIRECTOR NOMINEES.

1. The election of seven directors:

Nominees:	For	Against	Abstain
1a. Mary Boies	☐	☐	☐
1b. Barbara M. Byrne	☐	☐	☐
1c. Linda M. Griego	☐	☐	☐
1d. Charles E. Ryan	☐	☐	☐
1e. Shari E. Redstone	☐	☐	☐
1f. Susan Schuman	☐	☐	☐
1g. Roanne Sragow Licht	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" MATTER 3.	**For**	**Against**	**Abstain**
3. The amendment and restatement of the Company's 2015 Equity Plan for Outside Directors, primarily to extend the plan's term.	☐	☐	☐

Please sign exactly as your name or names appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:
The Notice of Annual Meeting and Proxy Statement, Form 10-K and Letter to Stockholders are available at www.proxyvote.com.

V73329-P31236

Paramount

1515 Broadway
New York, NY 10036

The undersigned stockholder(s) hereby appoint(s) each of CHRISTOPHER D. MCCARTHY and CARYN K. GROCE, as proxy holders, each with the power to appoint his or her substitute, and authorize(s) each of them individually to represent and to vote all of the shares of Class A Common Stock of Paramount Global that the stockholder(s) is/are entitled to vote at the 2025 Annual Meeting of Stockholders to be held at 9:00 A.M., Eastern Daylight Time, on Wednesday, July 2, 2025, by live webcast at www.virtualshareholdermeeting.com/PARA2025, and at any adjournments or postponements thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PARAMOUNT GLOBAL. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RECEIVED PRIOR TO THE MEETING, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Board of Directors recommends a vote FOR matters (1), (2) and (3) and AGAINST matter (4). Therefore, unless otherwise specified, the votes represented by this proxy will be cast FOR matters (1), (2) and (3) and AGAINST matter (4). The proxy holders shall vote as directed herein and in their discretion on all other matters as may properly come before the meeting, or any adjournment or postponement thereof.

Attention participants in the 401(k) Plan: If shares of Paramount Global Class A Common Stock are held through the 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares. Your proxy must be received no later than 11:59 P.M., Eastern Daylight Time, on Friday, June 27, 2025, so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares of Paramount Global Class A Common Stock held in the 401(k) Plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the Plan that are timely voted.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.